Exhibit 10.1

EXECUTION VERSION

$250,000,000

CREDIT AGREEMENT

among

MARRIOTT VACATIONS WORLDWIDE CORPORATION,

MARRIOTT OWNERSHIP RESORTS, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

BANK OF AMERICA, N.A. and SUNTRUST BANK,

as Co-Syndication Agents and Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of August 16, 2017

JPMORGAN CHASE BANK, N.A., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED or its designated affiliates and SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

SECTION 4.	REPRESENTATIONS AND WARRANTIES	59

4.1	Financial Condition	59
4.2	No Change	60
4.3	Existence; Compliance with Law	60
4.4	Power; Authorization; Enforceable Obligations	60
4.5	No Legal Bar	61
4.6	Litigation	61
4.7	No Default	61
4.8	Ownership of Property; Liens	61
4.9	Intellectual Property	61
4.10	Taxes	61
4.11	Federal Regulations	61
4.12	Labor Matters	62
4.13	ERISA	62
4.14	Investment Company Act; Other Regulations	62
4.15	Subsidiaries	62
4.16	Use of Proceeds	62
4.17	Environmental Matters	62
4.18	Accuracy of Information, etc.	63
4.19	Security Documents	63
4.20	Solvency	64
4.21	Anti-Corruption Laws and Sanctions	64
4.22	EEA Financial Institutions	64

SECTION 5.	CONDITIONS PRECEDENT	64

5.1	Conditions to Initial Extension of Credit	64
5.2	Conditions to Each Extension of Credit	66

SECTION 6.	AFFIRMATIVE COVENANTS	67

6.1	Financial Statements	67
6.2	Certificates; Other Information	68
6.3	Payment of Obligations	69
6.4	Maintenance of Existence; Compliance	69
6.5	Maintenance of Property; Insurance	70
6.6	Inspection of Property; Books and Records; Discussions	70
6.7	Notices	70
6.8	Environmental Laws	70
6.9	Additional Collateral, etc	71
6.10	Credit Rating	72
6.11	Post-Closing Actions	72

SECTION 7.	NEGATIVE COVENANTS	72

7.1	Financial Condition Covenants	72
7.2	Indebtedness	72
7.3	Liens	75
7.4	Fundamental Changes	79
7.5	Disposition of Property	79
7.6	Restricted Payments	80
7.7	Capital Expenditures	81
7.8	Investments	81

7.9	Transactions with Affiliates	84
7.10	Sales and Leasebacks	85
7.11	Swap Agreements	85
7.12	Changes in Fiscal Periods	85
7.13	Negative Pledge Clauses	85
7.14	Clauses Restricting Subsidiary Distributions	86
7.15	Lines of Business	86
7.16	Amendments to Intercompany and Other Agreements	86
7.17	Optional Payments and Modifications of Certain Indebtedness	87
7.18	Use of Proceeds	87

SECTION 8.	EVENTS OF DEFAULT	88

SECTION 9.	THE AGENTS	91

9.1	Appointment	91
9.2	Delegation of Duties	91
9.3	Exculpatory Provisions	91
9.4	Reliance by Administrative Agent	91
9.5	Notice of Default	92
9.6	Non-Reliance on Agents and Other Lenders	92
9.7	Indemnification	92
9.8	Agent in Its Individual Capacity	93
9.9	Successor Administrative Agent	93
9.10	Co-Documentation Agents and Co-Syndication Agents	93

SECTION 10.	MISCELLANEOUS	93

10.1	Amendments and Waivers	93
10.2	Notices	94
10.3	No Waiver; Cumulative Remedies	96
10.4	Survival of Representations and Warranties	96
10.5	Payment of Expenses and Taxes	96
10.6	Successors and Assigns; Participations and Assignments	97
10.7	Adjustments; Set-off	100
10.8	Counterparts	101
10.9	Severability	101
10.10	Integration	101
10.11	GOVERNING LAW	101
10.12	Submission To Jurisdiction; Waivers	101
10.13	Acknowledgements	102
10.14	Releases of Guarantees and Liens	102
10.15	Confidentiality	102
10.16	WAIVERS OF JURY TRIAL	103
10.17	USA Patriot Act	103
10.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	103
10.19	Judgement Currency	104

SCHEDULES:

1.1A	Commitments
1.1B	Description of Singapore LC
1.1C	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(f)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Perfection Certificate
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Greenberg Traurig LLP
F-2	Form of Legal Opinion of the McNair Law Firm, P.A.
G	Forms of U.S. Tax Compliance Certificate
H-1	Form of Increased Facility Activation Notice
H-2	Form of New Lender Supplement
I	Marriott Comfort Letter
J	Ritz-Carlton Comfort Letter
K	Form of Notice of Borrowing
L	Form of Global Intercompany Note

CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 16, 2017, among MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation (“MVWC”), MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto agree as follows:

SECTION 1.    DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“40 Act”: the Investment Company Act of 1940, as amended.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the New York Fed Bank Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurocurrency Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan denominated in Dollars with a one-month Interest Period plus 1%. Any change in the ABR due to a change in the Prime Rate, the New York Fed Bank Rate or such Eurocurrency Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the New York Fed Bank Rate or such Eurocurrency Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Extensions of Credit then outstanding, plus the amount of any participating interest purchased by such Lender pursuant to Section 2.21, minus the amount of any participating interest sold by such Lender pursuant to Section 2.21.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agent Indemnitee”: as defined in Section 9.7.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules and regulations of the U.S. government, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom applicable to MVWC or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Foreign Currency Funding Office”: with respect to any Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent as may be specified from time to time by the Administrative Agent as its funding office with respect to Foreign Currency Loans denominated in such Foreign Currency by written notice to the Borrower and the Foreign Currency Lenders.

“Applicable Margin”: for each Type of Loan at any date, the rate per annum for such Type of Loan set forth under the relevant column heading in the Pricing Grid based upon the Borrower’s Level at such date.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Arrangers”: the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Australian Dollars” or “AUD”: the lawful currency of Australia.

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding.

“Available Foreign Currency Commitment”: as to any Foreign Currency Lender at any time (after giving effect to the making and application of the proceeds of any Loans required to be made on such date pursuant to Section 2.20), an amount equal to the lesser of (a) the excess, if any, of (i) such Foreign Currency Lender’s Foreign Currency Commitment then in effect over (ii) such Foreign Currency Lender’s Foreign Currency Extensions of Credit then outstanding and (b) such Foreign Currency Lender’s Available Commitment at such time.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BBSY Screen Rate”: as defined in the definition of “Eurocurrency Base Rate”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that (i) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market and (ii) with respect to notices and determinations in connection with, and payments of principal and interest on, any Foreign Currency Loans, the term “Business Day” shall also exclude (w) any day on which commercial banks in London are authorized or required by law to close, (x) any day which is not a day for trading by and between banks in deposits for the applicable currency in the interbank eurocurrency market, (y) with respect to any Foreign Currency Loans denominated in Euros, any day which is not also a TARGET Day (as determined by the Administrative Agent) and (z) with respect to Foreign Currency Loans denominated in a Foreign Currency other than Euros, any day which is not also a day on which banks are open for dealings in such currency in the Principal Financial Center for the applicable currency.

“Calculation Date”: the last Business Day of each month (or any other day reasonably selected by the Administrative Agent and notified to the Borrower in writing); provided that (a) the second Business Day preceding (or such other Business Day as the Administrative Agent shall deem applicable with respect to any Foreign Currency in accordance with rate-setting convention for such currency) the date any Foreign Currency Loan is made or continued is also a “Calculation Date”, (b) the date any other Loan is made or continued hereunder is also a “Calculation Date” and (c) the date of issuance, amendment, renewal or extension of any Letter of Credit is also a “Calculation Date”.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) or for construction, acquisition or remodeling that are capitalized as an asset on the consolidated balance sheet of such Person and its Subsidiaries under GAAP.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into, exchangeable for or referencing any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper (including, for the avoidance of doubt, asset-backed commercial paper) of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the 40 Act), (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is August 16, 2017.

“Co-Documentation Agents”: the Co-Documentation Agents identified on the cover page of this Agreement.

“Co-Syndication Agents”: the Co-Syndication Agents identified on the cover page of this Agreement.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt it is understood that Excluded Property is not “Collateral”.

“Collateralized”: with respect to any Letter of Credit, means that such Letter of Credit is secured by cash collateral arrangements and/or backstop letters of credit entered into on terms and in amounts reasonably satisfactory to the relevant Issuing Lender or, in the case of Section 2.6, to the Administrative Agent; and the terms “Collateralize” and “Collateralization” shall have correlative meanings.

“Commitment”: the obligation of a Lender, if any, to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto after the Closing Date, or in an Increased Facility Activation Notice or in a New Lender Supplement pursuant to which such Lender became a party hereto, as applicable, as the same may be changed from time to time pursuant to the terms hereof. As of the Closing Date, the total amount of Commitments is $250,000,000.

“Commitment Fee Rate”: at any date, the rate per annum set forth under the relevant column heading in the Pricing Grid based upon the Borrower’s Level at such date.

“Commitment Period”: the period from and including the Closing Date (or, in the case of a Lender that becomes a party hereto after the Closing Date pursuant to Section 2.19, the date on which such Lender becomes a party hereto) to but excluding the Termination Date.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Adjusted EBITDA”: for any period, Consolidated EBITDA for such period,

plus (to the extent, other than in the case of clause (d)(i) below, taken into account in calculating Consolidated EBITDA for such period)

(a)     any extraordinary or non-recurring non-cash expenses or losses; provided that, with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated Adjusted EBITDA for such Reference Period pursuant to this clause (a), together with the aggregate amount added back in the calculation of Consolidated Adjusted EBITDA for such Reference Period pursuant to clause (b) below, shall not exceed $150,000,000;

(b)     losses from dispositions of real estate that are not to traditional consumer purchasers; provided that, with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated Adjusted EBITDA for such Reference Period pursuant to this clause (b), together with the aggregate amount added back in the calculation of Consolidated Adjusted EBITDA for such Reference Period pursuant to clause (a) above, shall not exceed $150,000,000;

(c)    non-recurring fees and expenses incurred during such period in connection with any Material Acquisition or Material Disposition, including any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, in each case paid in cash during such period;

(d)    (i) the amount of “run-rate” cost savings, operating expense reductions and synergies that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized in connection with any merger or other business combination, Material Acquisition, Material Disposition, cost savings initiative or other similar initiative (in each case, to the extent not prohibited by this Agreement) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period), net of the amount of actual benefits realized in respect thereof; provided that (x) such cost savings, operating expense reductions and synergies are projected by the Borrower in good faith to result from actions that have been taken, or are expected in good faith to be taken, within 18 months after the consummation of such merger or other business combination, Material Acquisition, Material Disposition, cost savings initiative or other similar initiative, (y) no cost savings, operating expense reductions, operating improvements or synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period and (z) with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated Adjusted EBITDA for such Reference Period pursuant to this clause (d)(i), together with the aggregate amount added back in the calculation of Consolidated Adjusted EBITDA for such Reference Period pursuant to clause (d)(ii), shall not exceed 15% of Consolidated Adjusted EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (d)) and (ii) non-recurring cash expenses (including any non-recurring cash expenses in respect of restructuring costs, integration costs and business optimization expenses in connection with any merger or other business combination, Material Acquisition, Material Disposition, cost savings initiative or other similar initiative (in each case, to the extent not prohibited by this Agreement)); provided that with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated Adjusted EBITDA for such Reference Period pursuant to this clause (d)(ii), together with the aggregate amount added back in the calculation of Consolidated Adjusted EBITDA for such Reference Period pursuant to clause (d)(i), shall not exceed 15% of Consolidated Adjusted EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (d));

(e) non-cash stock based compensation expense; and

(f) any net unrealized loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

minus to the extent taken into account in calculating Consolidated EBITDA for such period, the sum of

(u)     (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), including gains from dispositions of real estate that are not to traditional consumer purchasers; (ii) income tax credits (to the extent not netted from income tax expense); and (iii) any other non-operating, non-cash income (other than non-cash income associated with “financially reportable sales less than closed sales”);

(v)    any cash payments made during such period in respect of items described in clause (a) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis;

(w)     the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of MVWC or is merged into or consolidated with MVWC or any of its Subsidiaries;

(x)    the income of any Person (other than a Subsidiary of MVWC) in which MVWC or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by MVWC or such Subsidiary in the form of dividends or similar distributions;

(y)    the undistributed earnings or income of any Subsidiary of MVWC (including any Special Purpose Subsidiary) or income attributable to any residual interest in any obligation of a Special Purpose Subsidiary to the extent that the declaration or payment of dividends or similar distributions or payment on account of such residual interest by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; and

(z) any net unrealized gain (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period,

plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of

(a)    GAAP income tax expense (or minus any benefit);

(b)    GAAP interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (other than Non-Recourse Debt incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction) (including the Loans);

(c)    depreciation and amortization expense; and

(d)    amortization of intangibles (including, but not limited to, goodwill) and organization costs.

For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Interest Coverage Ratio, (i) if at any time during such Reference Period, MVWC or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period, MVWC or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. Pro forma adjustments made pursuant to the immediately preceding sentence shall be determined in good faith by a Responsible Officer.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations, but excluding that attributable to Non-Recourse Debt incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction) of MVWC and its Subsidiaries for such period with respect to all outstanding Indebtedness of MVWC and its Subsidiaries (including (i) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements and related derivatives in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and (ii) dividends paid on outstanding cumulative mandatorily redeemable preferred Capital Stock).

“Consolidated Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Net Debt on such date to (b) Consolidated Adjusted EBITDA for the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of MVWC and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that the net interest income, if any, generated during any Specified Turbo Period by the Time Share Receivables subject to the Receivables Warehouse Facility or the applicable Qualified Securitization Transaction, as the case may be, giving rise to such Specified Turbo Period shall be excluded from Consolidated Net Income.

“Consolidated Secured Net Debt”: at any date, (a) the aggregate principal amount of Consolidated Total Debt of MVWC and its Subsidiaries at such date that is secured by a lien on the assets of MVWC and its Subsidiaries (other than Non-Recourse Debt incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction) minus (b) the lesser of (x) the greater of (i) the aggregate amount of all Unrestricted cash and Cash Equivalents held by MVWC, the Borrower and the Subsidiary Guarantors at such date minus $50,000,000 and (ii) $0 and (y) $200,000,000.

“Consolidated Secured Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Secured Net Debt on such date to (b) Consolidated Adjusted EBITDA for the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b).

“Consolidated Total Assets”: as of any date of determination, the total amount of all assets of MVWC and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of MVWC and its Subsidiaries at such date, determined using consolidation principles in accordance with GAAP.

“Consolidated Total Net Debt”: at any date, (a) the aggregate principal amount of Consolidated Total Debt of MVWC and its Subsidiaries at such date (other than Non-Recourse Debt incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction) minus (b) the lesser of (x) the greater of (i) the aggregate amount of all Unrestricted cash and Cash Equivalents held by MVWC, the Borrower and the Subsidiary Guarantors at such date minus $50,000,000 and (ii) $0 and (y) $200,000,000.

“Continuing Directors”: the directors of MVWC on the Closing Date and each other director, if, in each case, either (x) such other director’s nomination for election to the board of directors of MVWC is recommended by at least a majority of the then Continuing Directors or (y) such other director’s appointment to the board of directors of MVWC was approved by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Date”: any date on which either (a) an Event of Default under Section 8(g) has occurred or (b) the Commitments shall have been terminated and/or the Loans shall have been declared immediately due and payable pursuant to Section 8.

“Converted Loans”: as defined in Section 2.21(a).

“Credit Party”: the Administrative Agent, the Issuing Lender or any other Lender.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Deferred Compensation Plan”: the Marriott Vacations Worldwide Corporation Deferred Compensation Plan, effective as of July 1, 2013, for certain employees and non-employee directors of MVWC and its Subsidiaries, as the same may from time to time be amended, modified or otherwise supplemented.

“Deferred Compensation Plan Assets”: assets acquired by MVWC or its Subsidiaries specifically for the purpose of satisfying the obligations of MVWC and its Subsidiaries under the Deferred Compensation Plan, together with earnings or gains on such assets, all of which will be held in a Deferred Compensation Plan Trust.

“Deferred Compensation Plan Trust”: any trust established by MVWC as grantor to support MVWC’s ability to make payments to participants in accordance with the terms of the Deferred Compensation Plan.

“Destination Club Competitor Brand”: (i) a branded timeshare, fractional or vacation ownership resort chain with both (x) one thousand (1,000) or more timeshare units or villas and (y) five (5) or more timeshare, fractional or vacation ownership resorts; or (ii) a timeshare, fractional or vacation ownership exchange program with both (x) ten thousand (10,000) or more timeshare weeks (or weeks-equivalents, if denominated in points) affiliated with the exchange program and (y) such affiliated weeks represent three (3) or more timeshare, fractional or vacation ownership resorts.

“Direct Competitor”: any Person, or any Person that controls or is under common control with or that is controlled by a Person, that (i) owns, directly or indirectly, a Lodging Competitor Brand or a Destination Club Competitor Brand or (ii) is a master franchisee, master franchisor or sub-franchisor for a Lodging Competitor Brand or a Destination Club Competitor Brand (for the purposes hereof, the terms master franchisee, master franchisor, and sub-franchisor each mean a Person that has been granted the right by a franchisor to offer and sell subfranchises for such Person’s own account); provided that any prospective Assignee that is a commercial bank shall not constitute a Direct Competitor if it acquired its interest in a Person that is a Direct Competitor as a consequence of having been a lender to a Person that is a Direct Competitor. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or to cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”: on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to an amount denominated in any other currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the most recent Calculation Date (or if such date is a Calculation Date, such date), which determination shall be conclusive in the absence of manifest error.

“Dollar Loans”: as defined in Section 2.1(a).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office with respect to Loans denominated in Dollars by written notice to the Borrower and the Lenders.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws (including common law), rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health, the environment or natural resources, as now or may at any time hereafter be in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code or is under “common control” under Section 4001(b)(1) of ERISA with any Group Member.

“ERISA Event”: (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the

Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Screen Rate”: as defined in the definition of “Eurocurrency Base Rate”.

“Euro” or “€”: the single currency of participating member states of the European Union.

“Eurocurrency Base Rate”: (a) with respect to any Eurocurrency Loan denominated in Euros for any Interest Period, a rate per annum equal to the interbank offered rate administered by the Banking Federation of the European Union (or any other Person that takes over the administration of such rate) for Euros for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “EURIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period, (b) with respect to any Eurocurrency Loan denominated in Australian Dollars for any Interest Period, a rate per annum equal to the average bid reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “BBSY Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period, (c) with respect to any Eurocurrency Loan denominated in Singapore Dollars for any Interest Period, a rate per annum equal to the rate administered by the Association of Banks in Singapore (or any other Person that takes over the administration of such rate) for deposits in Singapore Dollars for a period equal in length to such Interest Period as displayed on page SIBOR of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “SIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period and (d) with respect to any Eurocurrency Loan (other than any Eurocurrency Loan denominated in Euros, Australian Dollars or Singapore Dollars) for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the applicable Screen Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency (the “Impacted Currency”), then the Eurocurrency Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:

                         Eurocurrency Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans denominated in a single currency and as to which the then current Interest Periods with respect thereto begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Exchange Rate”: for any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into Dollars in the London foreign exchange market for delivery two Business Days later (or, with respect to Pounds Sterling, on such other Business Day as the Administrative Agent shall reasonably deem applicable with respect to such currency), as set forth at 11:00 A.M., London time, on such day on the applicable Reuters WRLD page (or equivalent) with respect to such currency. In the event that such rate does not appear on the applicable Reuters WRLD page (or equivalent), the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London interbank market or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 A.M., London time, on such day for the purchase of Dollars with such currency, for delivery two Business Days later (or, with respect to Pounds Sterling, on such other Business Day as the Administrative Agent shall reasonably deem applicable with respect to such currency); provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any method it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Property”: (i) all real property, (ii) Time Share Receivables and Related Assets that constitute collateral for the Receivables Warehouse Facility or that secure a Qualified Securitization Transaction, (iii) Deferred Compensation Plan Assets, (iv) the Capital Stock of any Time Share SPV, (v) any voting Capital Stock of any Excluded Foreign Subsidiary in excess of 66-2/3% of the total outstanding voting Capital Stock of such Excluded Foreign Subsidiary and (vi) any property (excluding residual interests in Qualified Securitization Transactions and any Intercompany Agreement) to the extent that such grant of a security interest in such property is prohibited by any Requirements of Law, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of, or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property (provided that at the time such contract, license, agreement, instrument or other document became effective it did not violate Section 7.13) or, in the case of any such property that constitutes Investment Property, Pledged Stock or Pledged Notes, any applicable shareholder or similar agreement (provided that at the time such agreement became effective it did not violate Section 7.13), except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.

“Excluded Swap Obligation”: with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Credit Party, or required to be withheld or deducted from a payment to a Credit Party: (a) income or franchise Taxes imposed on (or measured by) net income by any jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes or similar Taxes imposed by any jurisdiction described in clause (a) above and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17), any U.S. Federal withholding Taxes resulting from any Requirement of Law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Taxes pursuant to Section 2.14(a) other than any such U.S. Federal withholding Taxes with respect to which such additional amounts are due that are attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(f).

“Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Dollar Loans held by such Lender then outstanding, (b) the Dollar Equivalent of the aggregate principal amount of all Foreign Currency Loans held by such Lender then outstanding and (c) such Lender’s L/C Participation Amount then outstanding.

“Existing Credit Agreement”: the Second Amended and Restated Credit Agreement, dated as of September 10, 2014, among MVWC, the Borrower, the several lenders from time to time parties thereto, Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents, Bank of America, N.A. and Deutsche Bank Securities Inc. as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified prior to the date hereof, including as amended by the First Amendment, dated as of June 26, 2015, the Second Amendment, dated as of April 1, 2016, the Third Amendment, dated as of December 8, 2016, and the Fourth Amendment, dated as of February 22, 2017.

“Existing Letters of Credit”: the letters of credit issued and outstanding under the Existing Credit Agreement immediately prior to the Closing Date and set forth on Schedule 1.1C.

“Facility”: the Commitments and the extensions of credit made hereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations issued thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1472(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate”: for any day, an interest rate per annum equal to the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“Fee Payment Period”: initially, the period from and including the Closing Date to and including the last day of the month preceding the initial Fee Payment Date, and thereafter, each calendar quarter; provided that the final Fee Payment Period shall end on the final Fee Payment Date.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Currency”: Australian Dollars, Euros, Japanese Yen, Pounds Sterling, Singapore Dollars and any additional currencies determined after the Closing Date by mutual agreement of the Borrower, the Foreign Currency Lenders and the Administrative Agent, provided each such currency is a lawful currency that is freely convertible into Dollars and is freely traded and readily available in the London interbank eurocurrency market.

“Foreign Currency Commitment”: the obligation of a Foreign Currency Lender, if any, to make Foreign Currency Loans in an aggregate principal and/or face amount the Dollar Equivalent of which does not exceed the amount set forth under the heading “Foreign Currency Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto after the Closing Date, or in an Increased Facility Activation Notice or in a New Lender Supplement pursuant to which such Lender became a party hereto, as applicable, as the same may be changed from time to time pursuant to the terms hereof. As of the Closing Date, the total amount of Foreign Currency Commitments is $175,000,000.

“Foreign Currency Commitment Percentage”: as to any Foreign Currency Lender at any time, the percentage which such Foreign Currency Lender’s Foreign Currency Commitment at such time constitutes of the Total Foreign Currency Commitments (or if the Foreign Currency Commitments have terminated or expired, the percentage which the Foreign Currency Extensions of Credit of such Foreign Currency Lender at such time constitutes of the Total Foreign Currency Extensions of Credit at such time).

“Foreign Currency Extensions of Credit”: as to any Foreign Currency Lender at any time, an amount equal to the Dollar Equivalent of the aggregate principal amount of all Foreign Currency Loans held by such Lender then outstanding.

“Foreign Currency Lender”: at any time, each Lender with a Foreign Currency Commitment of greater than zero.

“Foreign Currency Loans”: as defined in Section 2.1(b).

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has any liability.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”: any Subsidiary of MVWC or the Borrower that is not a Domestic Subsidiary.

“Foreign Time Share Receivable”: a note receivable held by a Foreign Subsidiary arising from the financing of the sale of timeshare intervals and fractional products to a retail customer outside of the United States.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, clauses (l), (s) and (x) of Section 7.2, clause (c) of Section 7.6 and clause (a)(C) of Section 7.17, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(a) (provided, however, that, notwithstanding the foregoing, from the date of effectiveness of the revenue recognition standard set forth in FASB Accounting Standards Codification 606, Revenue from Contracts with Customers, GAAP shall be determined giving effect to such revenue recognition standard for each fiscal period beginning on or after the date of such effectiveness). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Global Intercompany Note”: a promissory note substantially in the form of Exhibit L.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to MVWC, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by MVWC, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. For the avoidance of doubt, the inclusion of a “cap” or other limit on the maximum total exposure under any such Guarantee Obligation shall not, in and of itself, mean that the liability is either “stated” or “determinable.”

“Guarantors”: the collective reference to MVWC and the Subsidiary Guarantors.

“Impacted Currency”: as defined in the definition of “Eurocurrency Base Rate”.

“Impacted Interest Period”: as defined in the definition of “Eurocurrency Base Rate”.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.19(a) and, in the case of a New Lender, a New Lender Supplement pursuant to Section 2.19(b).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit H-1.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness”: of any Person at any date, without duplication:

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), excluding, for the avoidance of doubt, commitments of such Person to purchase property or services in the future;

(c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e) all Capital Lease Obligations (but not operating leases) of such Person;

(f) all obligations of such Person, including recorded loss contingency under GAAP, as an account party or applicant under or in respect of:

(i) bankers acceptances,

(ii) surety bonds (excluding surety bonds that support, or are in lieu of, obligations to escrow funds or that are performance bonds, bonds for operating licenses or maintenance fee subsidy bonds, in each case that have not been drawn), and

(iii) the outstanding face amount of letters of credit;

(g) the liquidation value of all redeemable preferred Capital Stock of such Person;

(h) all Guarantee Obligations of such Person in respect of obligations that constitute Indebtedness of the kind referred to in clauses (a) through (g) above;

(i) all obligations that constitute Indebtedness of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

(j) the net obligations of such Person under Swap Agreements.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such indebtedness is non-recourse to such Person. For the avoidance of doubt, Indebtedness of the type described in the preceding sentence shall not be considered to be recourse to a Person if recourse is contingent upon the occurrence of specified events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person (e.g., provisions commonly known as “bad boy” provisions). The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding anything herein to the contrary, Indebtedness shall not include any payment obligation or other liability of such Person under the Deferred Compensation Plan or the Marriott International, Inc. Executive Deferred Compensation Plan, each a non-qualified deferred compensation plan within the meaning of IRC Section 409A.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee”: as defined in Section 10.5.

“Indenture Trustee”: with respect to a Qualified Securitization Transaction, any entity designated as trustee or indenture trustee in the documents relating to such Qualified Securitization Transaction.

“Independent Financial Advisor”: an accounting, appraisal or investment banking firm or consultant to Persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“In-Process Property”: real property owned by a Loan Party that such Loan Party intends to convert into Time Share Interests for which the Preliminary Construction Stage has commenced; provided that for the avoidance of doubt, raw land shall not be considered In-Process Property. For purposes of this definition, the “Preliminary Construction Stage has commenced” when each of the following is true regarding the applicable real property: (a) the engineering and design work is complete; (b) all material construction contracts relating to the applicable real property have been executed; (c) the portion of the site related to the real property has been cleared, prepared and excavated; and (d) construction of the building substructure has commenced.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Agreements”: collectively, the Marriott License Agreement, the Ritz-Carlton License Agreement, the Noncompetition Agreement, the Marriott Rewards Affiliation Agreement, the Marriott Comfort Letter and the Ritz-Carlton Comfort Letter.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing, substantially in the form of Exhibit K, or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)     the Borrower may not select an Interest Period that would extend beyond the Termination Date; and

(iii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”: at any time and with respect to any Impacted Currency for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period for which such Screen Rate is available for the Impacted Currency that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period for which that Screen Rate is available for the Impacted Currency that is longer than the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day. When determining the rate for a period which is shorter than the shortest period for which the applicable Screen Rate is available, such Screen Rate for purposes of clause (a) above shall be deemed to be (i) if the

Impacted Currency is Dollars, the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select in its reasonable discretion and (ii) otherwise, the Overnight Eurocurrency Rate.

“Investments”: as defined in Section 7.8.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: each of JPMorgan Chase Bank, N.A., Bank of America, N.A., SunTrust Bank and any other Lender (i) approved by the Administrative Agent and the Borrower and (ii) that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender. Upon its termination as an Issuing Lender in accordance with Section 3.9, such Lender shall cease to be an “Issuing Lender”.

“Japanese Yen”: the official legal currency of Japan.

“Junior Debt”: as defined in Section 7.17.

“Land Trust”: the land trust number 1082-0300-00 established pursuant to Section 689.071 of the Florida Statutes pursuant to the Trust Agreement, effective as of March 11, 2010, by and among First American Trust FSB, as trustee, the Borrower, as developer, and MVC Trust Owners Association, Inc., a Florida not-for-profit company.

“L/C Commitment”: as to any Issuing Lender, the amount agreed from time to time by such Issuing Lender and the Borrower (and notified to the Administrative Agent) as the maximum amount of Letters of Credit that such Issuing Lender is willing to issue at any time for the account of the Group Members hereunder, such amount to be based upon the amount of L/C Obligations attributable to Letters of Credit issued by such Issuing Lender at such time. The L/C Commitment of (i) JPMorgan Chase Bank, N.A. is $10,000,000, (ii) Bank of America, N.A. is $10,000,000 and (iii) SunTrust Bank is $10,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its L/C Participation Amount at such time.

“L/C Foreign Currency”: at any time, United Arab Emirates Dirham, Bahraini Dinar, Hong Kong Dollars, Euros, South African Rand, Singapore Dollars and any other currency that is a lawful currency that is freely convertible into Dollars and is freely traded and readily available in the London interbank eurocurrency market that has been designated by the Borrower (with the consent of the Administrative Agent and the relevant Issuing Lender) to be an “L/C Foreign Currency”.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including the Dollar Equivalent of the undrawn and unexpired amount of the then outstanding Letters of Credit denominated in L/C Foreign Currencies) and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5 (including the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit denominated in L/C Foreign Currencies that have not then been reimbursed pursuant to Section 3.5 ).

“L/C Participation Amount”: as to any L/C Participant at any time, an amount equal to (a) the lesser of (i) (x) the percentage which such L/C Participant’s Commitment then constitutes of the Total

Commitments multiplied by (y) the aggregate L/C Obligations at such time and (ii) the excess, if any, of (x) such L/C Participant’s Commitment then in effect over (y) the sum of (I) the aggregate principal amount of all Dollar Loans held by such L/C Participant then outstanding plus (II) the Dollar Equivalent of the aggregate principal amount of all Foreign Currency Loans held by such L/C Participant then outstanding, plus (b) for each L/C Participant that is a Non-Foreign Currency Lender (i) the percentage which such Non-Foreign Currency Lender’s Commitment then constitutes of the aggregate Commitments of all Non-Foreign Currency Lenders multiplied by (ii) the aggregate amount of the L/C Obligations which cannot be allocated in accordance with clause (a).

“L/C Participation Percentage”: as to any L/C Participant at any time, the percentage which such L/C Participant’s L/C Participation Amount then constitutes of the total L/C Obligations at such time.

“L/C Participants”: in respect of any Letter of Credit, the collective reference to all the Lenders other than the Issuing Lender.

“L/C Sublimit”: $30,000,000.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender Presentation”: the Lender Presentation dated July 19, 2017 and furnished to certain Lenders.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Level”: as defined in the Pricing Grid.

“LIBOR Screen Rate”: as defined in the definition of “Eurocurrency Base Rate”.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loans”: Dollar Loans and Foreign Currency Loans, collectively and individually, as context may require.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Local Time”: (i) with respect to Foreign Currency Loans denominated in Euros and Pounds Sterling, local time in London and (ii) with respect to Foreign Currency Loans denominated in Foreign Currencies other than Euros and Pounds Sterling, local time in the Principal Financial Center for such Foreign Currency.

“Lodging Competitor Brand”: (i) a branded full service or luxury hotel chain with both (x) four thousand (4,000) or more rooms and (y) twenty (20) or more hotels or (ii) a branded select service or extended stay hotel chain with both (x) ten thousand (10,000) or more rooms and (y) fifty (50) or more hotels.

“Management Fees”: any management fees paid to a Loan Party under any management contract that provides for the management of any resort or similar property (including any timeshare property) entered into between such Loan Party and any homeowners’ association domiciled in the United States or any other entity domiciled in the United States that is not a Group Member.

“Marriott”: Marriott International, Inc.

“Marriott Comfort Letter”: the letter agreement, dated November 21, 2011, executed and delivered by Marriott, and Marriott Worldwide Corporation, as licensors, MVWC, as licensee, and the Administrative Agent, and attached hereto as Exhibit I.

“Marriott License Agreement”: the License, Services and Development Agreement by Marriott and Marriott Worldwide Corporation, a Maryland corporation, as licensors and MVWC, as licensee, effective as of November 19, 2011, as the same may from time to time be amended, modified or otherwise supplemented.

“Marriott Rewards Affiliation Agreement”: the Marriott Rewards Affiliation Agreement, effective as of November 21, 2011, by and among Marriott, Marriott Rewards, LLC, an Arizona limited liability company, MVWC and the Borrower, as the same may from time to time be amended, modified or otherwise supplemented.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of MVWC and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that:

(a)    constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person; and

(b)    involves the payment of consideration by MVWC and its Subsidiaries in excess of $200,000,000.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to MVWC or any of its Subsidiaries in excess of $200,000,000.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, toxic molds, and any pollutants, contaminants, radioactivity, and any other material, substance or waste that is regulated pursuant to any Environmental Law.

“Moody’s”: Moody’s Investors Service, Inc.

“Moody’s Rating”: at any time, the Borrower’s corporate family rating issued by Moody’s and then in effect.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“MVWC”: as defined in the preamble hereto.

“Net Cash Proceeds”: in connection with any issuance or sale of Capital Stock, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.19(b).

“New Lender Supplement”: as defined in Section 2.19(b).

“New York Fed”: the Federal Reserve Bank of New York.

“New York Fed Bank Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement

“Noncompetition Agreement”: the Noncompetition Agreement, effective as of November 21, 2011, between Marriott and MVWC, as the same may from time to time be amended, modified or otherwise supplemented.

“Non-Foreign Currency Lender”: any Lender which is not a Foreign Currency Lender.

“Non-Recourse Debt”: Indebtedness of a Person: (a) as to which neither the Borrower nor any Guarantor provides any Guarantee Obligation or credit support of any kind or is directly or indirectly liable, except as expressly permitted by Section 7.2(w), and (b) which does not provide any recourse against any of the assets of the Borrower or any Guarantor. Notwithstanding the foregoing, (i) the provision of Standard Securitization Undertakings in connection with a Qualified Securitization Transaction shall not invalidate the status of the Indebtedness of such Time Share SPV that is otherwise classified as Non-Recourse Debt pursuant to the terms of this definition and (ii) Indebtedness shall not be considered to be recourse to a Person if recourse is contingent upon the occurrence of specified events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person (e.g., provisions commonly known as “bad boy” provisions).

“Non-U.S. Lender”: any Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Borrowing”: a Notice of Borrowing, substantially in the form of Exhibit K.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, a Person that is a Lender or an Affiliate of a Lender at the time such Specified Swap Agreement or Specified Cash Management Agreement is entered into (or, in respect of any Specified Swap Agreement or Specified Cash Management Agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date) notwithstanding whether such Person subsequently ceases at any time to be a Lender, or an Affiliate of a Lender, under this Agreement for any reason), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the Guarantee and Collateral Agreement, the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligations of such Guarantor.

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Extensions of Credit at such time to the Total Extensions of Credit at such time.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).

“Overnight Eurocurrency Rate”: with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan Chase Bank, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA any successor entity performing similar functions.

“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the Dollar Equivalent of the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the Dollar Equivalent of the aggregate principal amount of the Loans then outstanding, provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on, as nearly as practicable, a comparable basis. Notwithstanding the foregoing, in the case of Section 2.18 when a Defaulting Lender shall exist, Percentages shall be determined without regard to any Defaulting Lender’s Commitment.

“Perfection Certificate” the Perfection Certificate to be executed and delivered by MVWC, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D.

“Permitted Bond Hedge Transaction”: any call or capped call option (or substantively equivalent derivative transaction) relating to MVWC’s common stock (or other securities or property following a merger event or other change of the common stock of MVWC) purchased by MVWC in connection with the issuance of any Permitted Convertible Indebtedness; provided, that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by MVWC from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by MVWC from the sale of such Permitted Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness”: senior, unsecured Indebtedness of MVWC that is convertible into or exchangeable for shares of common stock of MVWC (or other securities or property following a merger event or other change of the common stock of MVWC) (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock or such other securities).

“Permitted Liens”: Liens of the type referred to in clauses (a), (b) and (e) of Section 7.3.

“Permitted Ratio Debt”: secured Indebtedness (other than Non-Recourse Debt incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction) of any Group Member, so long as immediately after giving pro forma effect thereto in accordance with Section 1.4 of this Agreement (i) no Event of Default shall be continuing or result therefrom and (ii) the Consolidated Secured Leverage Ratio is no greater than 1.75:1.00; provided that, (A) if such Indebtedness is incurred by any Loan Party, such Indebtedness shall be secured by the Collateral owned by such Loan Party on a pari passu or junior lien basis with the Obligations and shall not be secured by any property or assets other than the Collateral, (B) such Indebtedness shall have a maturity date that is at least 91 days after the Termination Date (as in effect on the date of such incurrence), (C) such Indebtedness shall have a weighted average life to maturity that is no shorter than the then remaining term of the Facility (in each case, determined as of the date of such incurrence), (D) if such Indebtedness is incurred or guaranteed on a secured basis by a Loan Party, such Indebtedness shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to MVWC and the Administrative Agent and (E) such Indebtedness shall have terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of MVWC are not materially less favorable (when taken as a whole) to MVWC and its Subsidiaries than the terms and conditions of the Loan Documents (when taken as a whole) (provided that a certificate of MVWC as to the satisfaction of the conditions described in this clause (E) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that MVWC has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (E), shall be conclusive unless the Administrative Agent notifies MVWC within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further, that the aggregate principal amount of any such Indebtedness incurred by Group Members that are not Loan Parties, together with that aggregate principal amount of Indebtedness incurred pursuant to Sections 7.2(l) and 7.2(s) by Group Members that are not Loan Parties, shall not exceed $100,000,000 at any one time outstanding.

“Permitted Refinancing Indebtedness”: Indebtedness of MVWC, the Borrower or any Subsidiary issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend or renew existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending or renewing Indebtedness is not greater than the sum of (i) the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness plus (ii) an amount equal to unpaid accrued interest and penalties, premium thereon and fees and expenses reasonably incurred in connection with such refinancing, refunding, extension or renewal, plus (iii) if the Refinanced Indebtedness was extended under a committed financing arrangement and any such commitments remain unutilized at the time, the amount of such unutilized commitments, (b) other than with respect to any such refinancing, refunding, extending or renewing Indebtedness permitted pursuant to Section 7.2(e), such refinancing, refunding, extending or renewing Indebtedness has a final maturity that is no sooner than the final maturity of, and a weighted average life to maturity that is no shorter than the then remaining weighted average life of, such Refinanced Indebtedness, (c) other than with respect to any such refinancing, refunding, extending or renewing Indebtedness permitted pursuant to Section 7.2(e), no Default or Event of Default shall exist at the time of, or result from, the incurrence of such refinancing, refunding, extending or renewing Indebtedness (d) if such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such refinancing, refunding, extending or renewing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness and (e) such refinancing, refunding, extending or renewing Indebtedness shall not have greater guarantees or security than such Refinanced Indebtedness; provided, however, that Permitted Refinancing Indebtedness shall not include (i) Indebtedness of a Subsidiary that refinances Indebtedness of MVWC, (ii) Indebtedness of a Subsidiary (other than the Borrower) that refinances Indebtedness of the Borrower or (iii) Indebtedness of a Loan Party that refinances Indebtedness of any Person that is not a Loan Party.

“Permitted Warrant Transaction”: any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to MVWC’s common stock (or other securities or property following a merger event or other change of the common stock of MVWC) and/or cash (in an amount determined by reference to the price of such common stock) sold by MVWC substantially concurrently with any purchase by MVWC of a Permitted Bond Hedge Transaction.

“Person”: an individual, partnership, corporation, limited liability company, limited liability partnership, syndicate, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Pounds Sterling”: the lawful currency of the United Kingdom.

“Pricing Grid”: the table set forth below:

Level	S&P Rating/ Moody’s Rating	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
I	BBB-/Baa3 or higher	1.50%	0.50%	0.20%
II	BB+/Ba1	1.75%	0.75%	0.25%
III	BB/Ba2	2.00%	1.00%	0.30%
IV	BB-/Ba3	2.25%	1.25%	0.325%
V	B+/B1 or lower or no rating	2.75%	1.75%	0.40%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Level shall become effective on the date of the change in the related S&P Rating or Moody’s Rating. If there is a split-rating and the ratings differential is one level, the higher rating will apply. If there is a split-rating and the ratings differential is two levels or more, the rating next below the higher of the split-ratings will apply; provided that prior to the time, if any, that MVWC obtains a Moody’s Rating, the pricing grid will be construed as if there were only a S&P Rating and references to Moody’s Rating and split ratings shall be ignored. In addition, at all times while an Event of Default shall have occurred and be continuing, the applicable Level shall be Level V. If the rating system of S&P or Moody’s shall change, or if any such rating agency shall cease to be in the business of assigning corporate credit ratings generally (any such rating agency an “Affected Rating Agency”), the Borrower and the Administrative Agent (in consultation with the Lenders) shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from the Affected Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Commitment Fee Rate shall be determined by reference to (x) the rating of the rating agency that is not an Affected Rating Agency or (y) if there is no rating agency that is not an Affected Rating Agency, the rating of the Affected Rating Agency most recently in effect prior to such change or cessation.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Principal Financial Center”: with respect to any Foreign Currency, the principal financial center where such currency is cleared and settled, as reasonably determined by the Administrative Agent.

“Pro Forma Balance Sheet”: as defined in Section 4.1(b).

“Pro Rata Share”: with respect to any Lender, as applicable, (a) a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Commitment and the denominator of which shall be the aggregate amount of all of the Lenders’ Commitments, or (b) with respect to matters relating to Foreign Currency Commitments and Loans in Foreign Currency only, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Foreign Currency Commitment and the denominator of which shall be the aggregate amount of all of the applicable Lenders’ Foreign Currency Commitments, in each case as adjusted from time to time in accordance with the provisions of this Agreement. Notwithstanding the foregoing, however, if at any time Borrower shall be unable to draw down the entire Available Commitment solely as a result of all or any portion of the Foreign Currency Commitments being outstanding, then, for purposes of funding the remaining Available Commitment, “Pro Rata Share” with respect to each Lender that shall not have advanced an amount (or Dollar Equivalent Amount) equal to an amount (or Dollar Equivalent Amount) equal to 100% of its Commitment, shall be deemed to mean the sum of such Lender’s Pro Rata Share (with respect to the Commitments) and such Lender’s pro rata share (with respect to the Commitments) of the aggregate Pro Rata Shares (with respect to the Commitments) of all the Lenders that shall have advanced 100% of their Commitments.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”: as defined in Section 6.2(c).

“Qualified Securitization Transaction”: any transaction or series of transactions previously entered into or that may be entered into by any Group Member pursuant to which such Group Member sells, assigns, conveys, participates, contributes to capital or otherwise transfers to (i) a Time Share SPV (in the case of a transfer by such Group Member) or (ii) any other Person (in the case of a transfer by a Time Share SPV), or may grant a security interest in or pledge, any Time Share Receivables or interests therein (whether now existing or arising in the future) of any Group Member, and any assets related thereto, including, without limitation, all collateral securing such Time Share Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Time Share Receivables and all guarantees, indemnities, warranties or other documentation or other obligations in respect of such accounts receivable, any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables similar to such receivables and any collections or proceeds of any of the foregoing (the “Related Assets”).

“Quotation Day”: with respect to any Eurocurrency Loan for any Interest Period, (a) if such Eurocurrency Loan is denominated in Euros, the day that is two TARGET Days prior to the commencement of such Interest Period, (b) if such Eurocurrency Loan is denominated in Australian Dollars or Pounds Sterling, the first day of such Interest Period and (c) if such Eurocurrency Loan is denominated in Dollars, Japanese Yen or Singapore Dollars, the day that is two Business Days prior to the commencement of such Interest Period; provided, in each case, that if market practice differs in the relevant market where the Eurocurrency Rate for such currency is to be determined, the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Receivables Warehouse Facility”: the revolving warehouse credit facility evidenced by that certain Third Amended and Restated Indenture and Servicing Agreement, dated as of September 1, 2014, by and among Marriott Vacations Worldwide Owner Trust 2011-1, as issuer, the Borrower, as servicer, and Wells Fargo Bank, National Association, as indenture trustee and as back-up servicer, and the other Facility Documents (as defined therein), as the same may be amended, modified, supplemented, restated, replaced or refinanced from time to time.

“Reference Period”: the period of four consecutive fiscal quarters of MVWC then most recently ended.

“Refinancing”: the repayment in full of any amounts outstanding under the Existing Credit Agreement, the termination of all commitments to make extensions of credit thereunder and the termination and/or release of all security interests and guarantees in connection therewith.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Date”: as defined in Section 3.5.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Assets”: as defined in the definition of Qualified Securitization Transaction.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043.

“Requested Foreign Currency Loan”: as defined in Section 2.20.

“Required Lenders”: at any time, Lenders the Percentages of which in the aggregate exceed 50% at such time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of MVWC, but in any event, with respect to financial matters, the chief financial officer of MVWC.

“Restricted”: when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Administrative Agent pursuant to the Security Documents or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.

“Residual Interests”: residual interests in securitizations owned by the Loan Parties.

“Restricted Payments”: as defined in Section 7.6.

“Ritz-Carlton Comfort Letter”: the letter agreement, dated November 21, 2011, executed and delivered by The Ritz-Carlton Hotel Company, L.L.C., as licensor, MVWC, as licensee, and the Administrative Agent, and attached hereto as Exhibit J.

“Ritz-Carlton License Agreement”: the License, Services and Development Agreement by The Ritz-Carlton Hotel Company, L.L.C., as licensor and MVWC, as licensee, effective as of November 19, 2011, as the same may from time to time be amended, modified or otherwise supplemented.

“S&P”: Standard & Poor’s Financial Services LLC.

“S&P Rating”: at any time, the rating issued by S&P and then in effect with respect to MVWC’s S&P issuer rating.

“Sanctioned Country”: at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate”: the EURIBOR Screen Rate, the BBSY Screen Rate, the SIBOR Screen Rate and the LIBOR Screen Rate, collectively and individually, as the context may require.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Separation and Distribution Agreement”: the Separation and Distribution Agreement, effective as of November 21, 2011, between Marriott, MVWC, the Borrower, Marriott Resorts Hospitality Corporation, MVCI Asia Pacific Pte. Ltd. and MVCO Series LLC as the same may from time to time be amended, modified or otherwise supplemented.

“SIBOR Screen Rate”: as defined in the definition of “Eurocurrency Base Rate”.

“Singapore Dollars”: the lawful currency of the Republic of Singapore.

“Singapore L/C”: as described on Schedule 1.1B.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Purpose Subsidiary”: (i) any Time Share SPV, (ii) any trust, property owning company and similar entity that is formed for the purpose of protecting the consumer purchasers of vacation ownership interests from the insolvency or bankruptcy of MVWC, the Borrower or any of the Guarantors and (iii) any Subsidiary of the Borrower that is not a Loan Party and which owns no assets other than Time Share Development Property.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such agreement is entered into (or, in respect of any such agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date), notwithstanding whether such Person subsequently ceases at any time to be a Lender or an Affiliate thereof under this Agreement for any reason.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower or any Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into (or, in respect of any Swap Agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date), notwithstanding whether such Person subsequently ceases at any time to be a Lender or an Affiliate thereof under this Agreement for any reason.

“Specified Time”: (a) with respect to any Eurocurrency Loan denominated in Australian Dollars, 11:00 A.M. Sydney, Australia time; (b) with respect to any Eurocurrency Loan denominated in Singapore Dollars, 11:00 A.M. Local Time; and (c) with respect to any Eurocurrency Loan denominated in Dollars, Euros, Japanese Yen or Pounds Sterling, 11:00 A.M., London time.

“Specified Turbo Period”: with respect to any Indebtedness incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction, such period of time (as determined in accordance with the definitive documentation governing such Indebtedness (the “Indebtedness Documentation”)) for which the collected receivables and other payments generated by the Time Share Receivables subject to such Receivables Warehouse Facility or Qualified Securitization Transaction, as the case may be, are not available for distribution to the obligor of such Indebtedness (or to an affiliate of such obligor to which such distributions are to be made) pursuant to the terms of the relevant Indebtedness Documentation, including as the result of (i) the occurrence of an event analogous to a “Trigger Event”, as defined in the Indenture and Servicing Agreement, dated as of July 27, 2016, by and among MVW Owner Trust 2016-1, as issuer, the Borrower, as servicer, Wells Fargo Bank, National Association, as trustee and back-up servicer (as in effect on the Closing Date), or (ii) an Event of Default (under and as defined in the relevant Indebtedness Documentation); provided that with respect to such an Event of Default, a Specified Turbo Period will not commence until such time as payment of such Indebtedness has been accelerated.

“Standard Securitization Undertakings”: (i) representations, warranties, covenants, indemnities and performance guarantees of (x) MVWC or any of its Subsidiaries to a Time Share SPV or to its order or (y) a Time Share SPV to an entity issuing Non-Recourse Debt or its order, (ii) servicing obligations entered into by any Group Member (other than a Time Share SPV) and (iii) the provision of cash or Cash Equivalents to pay fees and expenses reasonably related thereto, which, in each case of (i), (ii) and (iii) above, are reasonably customary in securitization transactions for the relevant asset being securitized.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of MVWC. Notwithstanding the foregoing “Subsidiary” shall not include a resort or property owner’s association which is organized primarily to administer the affairs of the underlying resort or property.

“Subsidiary Guarantor”: at any date, each Subsidiary of MVWC or of the Borrower that is a party to the Guarantee and Collateral Agreement on such date.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: (i) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or any combination thereof involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, (ii) any Permitted Bond Hedge Transaction and (iii) any Permitted Warrant Transaction; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Swap Termination Value”: in respect of any one Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreement has been closed out and the termination value determined in accordance therewith, such termination value and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreement (which may include a Lender or an Affiliate of a Lender); provided, however, that any Swap Agreement that is accounted for as equity shall be deemed to have a Swap Termination Value of zero.

“TARGET Day”: any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”: August 16, 2022.

“Time Share Development Property”: any portion of any existing hotel or resort property acquired by any Group Member, which has not been dedicated to any time share arrangement, plan, scheme or similar device and which such Group Member intends primarily to convert into Time Share Interests. For the avoidance of doubt, any real property interest that qualifies as Time Share Development Property shall be deemed not to qualify as In-Process Property or a Time Share Interest.

“Time Share Interest”: (i) inventory available to occupy as a dwelling or accommodation, and which may be coupled with an estate in real estate or limited to a right to use real estate without an estate or ownership interest, pursuant to any time share arrangement, plan, scheme, or similar device, in any legal form or structure (including units physically located within a project that are currently used for sales and/or administrative purposes and that have received certificates of occupancy for such use) or (ii) any real property interest completed and available to occupy as a dwelling or accommodation and intended by Borrower to be dedicated to any such time share arrangement (including units physically located within a project that are currently used for sales and/or administrative purposes and that have received certificates of occupancy for such use).

“Time Share Receivable”: a note receivable arising from the financing of the sale of timeshare intervals and fractional products to a retail customer.

“Time Share SPV”: an entity intended to be bankruptcy-remote and which is formed for the purpose of engaging in the financing transactions under the Receivables Warehouse Facility or the securitization transactions with respect to Time Share Receivables and the indebtedness of which is Non-Recourse Debt.

“Total Available Commitments”: at any time, the aggregate amount of the Available Commitments of the Lenders at such time.

“Total Available Foreign Currency Commitments”: at any time, the aggregate amount of the Available Foreign Currency Commitments of the Foreign Currency Lenders at such time.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

“Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Total Foreign Currency Commitments”: at any time, the aggregate amount of the Foreign Currency Commitments then in effect.

“Total Foreign Currency Extensions of Credit”: at any time, the aggregate amount of the Foreign Currency Extensions of Credit of the Foreign Currency Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“United States”: the United States of America.

“Unrestricted”: when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.14(f)(ii)(D).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of MVWC or of the Borrower.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Other Definitional Provisions.    (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto. Terms used but not defined herein shall have the meaning given to such terms in the Guarantee and Collateral Agreement.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that notwithstanding any other provision contained herein (x) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (I) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of a Group Member at “fair value”, as defined therein and (II) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (y) (I) all leases of any Person that are or would be characterized as operating leases in accordance with GAAP on January 1, 2017 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases for purposes of this Agreement regardless of any change in GAAP following such date (including any change pursuant to Accounting Standards Codification 842, Leases) that would otherwise require such leases to be recharacterized as liabilities reflected on the consolidated balance sheet of such Person and (II) all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on January 1, 2017 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized as liabilities reflected on the consolidated balance sheet of such Person), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to real property shall include beneficial interests in the Land Trust, (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vii) unless otherwise specified, references to fiscal periods are references to the relevant fiscal periods of MVWC.

(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3    Conversion of Foreign Currencies.

(a)    Not later than 11:00 A.M. (London time) on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date for (x) each Foreign Currency in which a Foreign Currency Loan is then outstanding or will be outstanding after giving effect to any submitted borrowing notices and (y) each L/C Foreign Currency in which a Letter of Credit has been issued and is then outstanding or will be outstanding after giving effect to any submitted Applications, (ii) give notice to the Borrower of each Exchange Rate determined pursuant to clause (i) and (iii) give notice to the Foreign Currency Lenders of each Exchange Rate determined pursuant to clause (i)(x). Each Exchange Rate so determined shall become effective on the relevant Calculation Date and remain effective until the next succeeding Calculation Date and shall for all purposes of this Agreement (other than for purposes of Section 1.3(c), Section 2.21 or any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting any amounts between Dollars and the relevant Foreign Currency or L/C Foreign Currency, as applicable.

(b)    Not later than 11:00 A.M. (London time) on each Calculation Date, the Administrative Agent shall determine (i) the aggregate Dollar Equivalent of the Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date), (ii) the aggregate Dollar Equivalent of the undrawn and unexpired amount of the then outstanding Letters of Credit denominated in L/C Foreign Currencies and (iii) the aggregate Dollar Equivalent of the amount of drawings under Letters of Credit denominated in L/C Foreign Currencies that have not then been reimbursed pursuant to Section 3.5.

(c)    For purposes of determining compliance with any covenant or restriction in this Agreement that is based on the amount of any Indebtedness that is denominated in a currency other than Dollars, the Dollar Equivalent thereof shall be determined based on the Exchange Rate in effect at the time such Indebtedness was incurred unless the specific restriction or covenant provides a different method or time for valuation; provided that the Exchange Rates used in calculating the financial covenants set forth in Section 7.1 shall be determined in accordance with GAAP as set forth in the financial statements that are the basis for such calculations.

(d)    The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

1.4    Pro Forma Calculations. Notwithstanding anything to the contrary herein, for purposes of calculating any financial ratio or test (including measurements of Consolidated Total Assets, the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Interest Coverage Ratio (including any calculation of the Consolidated Secured Leverage Ratio or the Consolidated Interest Coverage Ratio for purposes of determining compliance on a pro forma basis with the financial covenants contained in Sections 7.1(a) and (b) of this Agreement) solely in connection with (a) any incurrence of Indebtedness pursuant to Section 7.2(e), Section 7.2(l), Section 7.2(s) Section 7.2(w) or Section 7.2(x), (b) any Disposition pursuant to Section 7.5(f), (c) any Restricted Payment pursuant to Section 7.6(c), (d) any Investment pursuant to Section 7.8(e) or Section 7.8(i) or (e) any optional or voluntary payment, prepayment, repurchase, redemption or defeasance of Junior Debt pursuant to Section 7.17(a)(D)) such financial ratio or test shall be calculated giving pro forma effect to (i) such incurrence of Indebtedness (and the use of proceeds thereof (but without netting the proceeds thereof)), Disposition, Restricted Payment, Investment or optional or voluntary payment, prepayment, repurchase, redemption or defeasance of Junior Debt, as the case may be (the “Applicable Transaction”), and (ii) all other incurrences and repayments of Indebtedness (and the use of proceeds thereof (but without netting the proceeds thereof)), Dispositions, Restricted Payments and Investments, in each case, consummated after the last day of the Applicable Reference Period and on or prior to the date of such Applicable Transaction, in each case of clause (i) and (ii), as if such incurrence or repayment of Indebtedness, Disposition, Restricted Payment or Investment had occurred on the last day of the Applicable Reference Period (it being understood that, as and to the extent provided by the last paragraph of the definition of “Consolidated EBITDA” set forth in Section 1.1, any such Applicable Transaction that constitutes a Material Acquisition or Material Disposition shall then be given further pro forma effect in the calculation of Consolidated EBITDA (and, accordingly, Consolidated Adjusted EBITDA) as if such Applicable Transaction had occurred on the first day of the Applicable Reference Period). As used in this Section 1.4, “Applicable Reference Period” means, with respect to any Applicable Transaction, the Reference Period most recently ended on or prior to the date of the consummation of such Applicable Transaction for which financial statements were delivered pursuant to Section 6.1(a) or (b) on or prior to the date of such Applicable Transaction.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

2.1    Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (“Dollar Loans”) to the Borrower from time to time during the Commitment Period; provided that, after giving effect to such borrowing and the use of proceeds thereof, (i) such Lender’s Extensions of Credit do not exceed the amount of such Lender’s Commitment and (ii) the Total Extensions of Credit do not exceed the Total Commitments then in effect. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Dollar Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Dollar Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.

(b)    Subject to the terms and conditions hereof, each Foreign Currency Lender severally agrees to make revolving credit loans in Foreign Currencies (“Foreign Currency Loans”) to the Borrower from time to time during the Commitment Period; provided that, after giving effect to such borrowing and the use of proceeds thereof, (i) such Lender’s Foreign Currency Extensions of Credit do not exceed the amount of such Lender’s Foreign Currency Commitment, (ii) such Lender’s Extensions of Credit do not exceed the amount of such Lender’s Commitment, (iii) the Total Foreign Currency Extensions of Credit do not exceed the Total Foreign Currency Commitments then in effect and (iv) the Total Extensions of Credit do not exceed the Total Commitments then in effect. During the Commitment Period the Borrower may use the Foreign Currency Commitments by borrowing, prepaying the Foreign Currency Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. All Foreign Currency Loans shall be Eurocurrency Loans.

(c)    The Borrower shall repay all outstanding Loans on the Termination Date.

2.2    Procedure for Borrowing. (a) The Borrower may borrow Dollar Loans under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice by delivering a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Dollar Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the respective amounts of each Eurocurrency Tranche in respect thereof and the respective lengths of the initial Interest Periods therefor. Each borrowing of Dollar Loans under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 (or, if the then aggregate Available Commitments are less than $5,000,000, such lesser amount) or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount equal to its Pro Rata Share of the principal amount of each borrowing of Dollar Loans available to the Administrative Agent for the account of the Borrower at the Domestic Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(b)    The Borrower may borrow Foreign Currency Loans under the Foreign Currency Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice by delivering a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 11:00 A.M., London time, four Business Days prior to the requested Borrowing Date, specifying (i) the amount of Foreign Currency Loans to be borrowed, (ii) the requested Borrowing Date, (iii) the Foreign Currency in which such Foreign Currency Loans will be denominated and (iv) the respective amounts of each Eurocurrency Tranche in respect thereof and the respective lengths of the initial Interest Periods therefor. Each borrowing of Foreign Currency Loans under the Foreign Currency Commitments shall be in an amount in a Foreign Currency the Dollar Equivalent of which is equal to $5,000,000 (or, if the Total Available Foreign Currency Commitments at such time are less than $5,000,000, such lesser amount) or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Foreign Currency Lender thereof. Each Foreign Currency Lender will make the amount equal to its Foreign Currency Commitment Percentage of the principal amount of each borrowing of Foreign Currency Loans available to the Administrative Agent for the account of the Borrower at the Applicable Foreign Currency Funding Office for the relevant Foreign Currency prior to 12:00 Noon Local Time on the Borrowing Date requested by the Borrower in the relevant Foreign Currency in immediately available funds. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Foreign Currency Lenders and in like funds as received by the Administrative Agent.

2.3    Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable in arrears for each Fee Payment Period on the related Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b)    The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.4    Termination or Reduction of Commitments. (a) The Borrower shall have the right, upon not less than one Business Days’ notice (or three Business Days’ notice if the related termination or reduction would require a prepayment of Eurocurrency Loans prior to the last day of an Interest Period) to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments; provided, further, that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto (and to any terminations or reductions of Foreign Currency Commitments on the effective date thereof pursuant to Section 2.4(b)), the Foreign Currency Commitment of any Lender would exceed the Commitment of such Lender. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

(b)    The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Foreign Currency Commitments or, from time to time, to reduce the amount of the Foreign Currency Commitments; provided that no such termination or reduction of Foreign Currency Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Foreign Currency Loans made on the effective date thereof, the Total Foreign Currency Extensions of Credit would exceed the Total Foreign Currency Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Foreign Currency Commitments then in effect.

2.5    Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Dollar Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Dollar Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Dollar Loans shall be in an aggregate principal amount of at least $1,000,000.

(b)    The Borrower may at any time and from time to time prepay the Foreign Currency Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M. Local Time three Business Days prior thereto, which notice shall specify the date and amount of prepayment and the Foreign Currency in which the Foreign Currency Loans to be prepaid are denominated; provided, that if a Foreign Currency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each Foreign Currency Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Foreign Currency Loans shall be in an aggregate principal amount the Dollar Equivalent of which is at least $1,000,000.

2.6    Mandatory Prepayments and Commitment Reductions. (a) If at any time the sum of (x) 105% of the Dollar Equivalent of undrawn and unexpired Letters of Credit denominated in L/C Foreign Currencies plus (y) the outstanding amount of the Extensions of Credit other than undrawn and unexpired Letters of Credit denominated in L/C Foreign Currencies would exceed the Total Commitments in effect at such time, the Borrower shall, within five (5) Business Days of its receipt of written notice thereof from the Administrative Agent, either prepay (or Collateralize Letters of Credit if there are no, or an insufficient amount of, Loans outstanding) and/or otherwise reduce, as applicable, the then outstanding Extensions of Credit in the amount of such excess.

(b)    If at any time the outstanding amount of the Foreign Currency Extensions of Credit would exceed the Total Foreign Currency Commitments in effect at such time, the Borrower shall, within one (1) Business Day, prepay the then outstanding Foreign Currency Extensions of Credit in the amount of such excess.

(c)    If the Borrower prepays outstanding Extensions of Credit or Foreign Currency Extensions of Credit to comply with its obligations under this Section 2.6, such prepayment may be applied to outstanding Extensions of Credit or Foreign Currency Extensions of Credit, as applicable, in the order specified by the Borrower.

2.7    Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Dollar Loans that are Eurocurrency Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Dollar Loans that are Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Except as provided in Section 2.21(a), no Eurocurrency Loan may be converted to a Loan denominated in a different currency.

(b)    Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such continuations (i) no Eurocurrency Loan may be continued as such, (ii) unless repaid, each Eurocurrency Loan that is a Dollar Loan shall be converted to an ABR Loan on the last day of the Interest Period applicable thereto and (iii) each Foreign Currency Loan shall be due and payable on the last day of the Interest Period applicable thereto; provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph with respect to any Dollar Loans that are Eurocurrency Loans, such Dollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (ii) if the Borrower shall fail to give any required notice as described above in this paragraph with respect to any Foreign Currency Loans, such Foreign Currency Loans shall be automatically continued as Eurocurrency Loans with an Interest Period of three months’ duration. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. No Eurocurrency Loan may be continued as a Loan denominated in a different currency.

2.8    Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of Dollar Loans that are Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (b) the Dollar Equivalent of the aggregate principal amount of Foreign Currency Loans comprising each Eurocurrency Tranche shall be at least equal to $5,000,000 and (c) no more than ten Eurocurrency Tranches shall be outstanding at any one time.

2.9    Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b)    Each ABR Loan shall bear interest for each day at a rate per annum equal to the ABR determined for such day plus the Applicable Margin.

(c)    (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) (x) if all or a portion of any interest payable on any Dollar Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder in Dollars shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount (in the case of any Reimbursement Obligations converted into Dollars on the applicable Reimbursement Date if necessary) shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% and (y) if all or a portion of any interest payable on any Foreign Currency Loan or other amount payable hereunder in any Foreign Currency shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable to Foreign Currency Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand. If any Letters of Credit remain outstanding on the Termination Date the fees in respect thereof shall be payable from time to time on demand.

2.10    Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that (i) with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and (ii) with respect to Foreign Currency Loans denominated in Pounds Sterling or Australian Dollars, the interest thereon shall be calculated on the basis of a 365 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall deliver to the Borrower at least one Business Day prior to the related Interest Payment Date a statement showing the quotations used by the Administrative Agent in determining (i) any interest rate pursuant to Section 2.9(a) and (ii) any interest rate pursuant to Section 2.9(b) when clause (b) or (c) of the definition of ABR is applicable; provided that the failure to provide any such statement shall not relieve the Borrower of its obligation to pay any such amounts due under Section 2.9 as and when the same become due pursuant to the terms hereof.

(c)    The Administrative Agent shall provide to the Borrower at least one Business Day prior to each Interest Payment Date, a statement of the amounts due on such date pursuant to Sections 2.3, 2.9, and 3.3, as applicable; provided that the failure to provide any such statement shall not relieve the Borrower of its obligation to pay any such amounts as and when the same become due pursuant to the terms hereof.

2.11    Inability to Determine Interest Rate. If prior to the first day of any Interest Period for any Eurocurrency Loan in any currency:

(i)    the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Base Rate or the Eurocurrency Rate for such Eurocurrency Loan in such currency for such Interest Period, or

(ii)    the Administrative Agent receives notice from the Required Lenders that the Eurocurrency Base Rate or the Eurocurrency Rate, as applicable, determined or to be determined with respect to such Eurocurrency Loan in such currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders in a certificate setting forth in reasonable detail the basis for such determination) of making or maintaining their affected Loans in such currency during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (v) any Dollar Loan requested to be made as a Eurocurrency Loan on the first day of such Interest Period shall be made as an ABR Loan, (w)

any Foreign Currency Loan requested to be made on the first day of such Interest Period shall not be made, (x) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans, (y) any outstanding Eurocurrency Loans that are Dollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (z) any outstanding Eurocurrency Loan that is denominated in any Foreign Currency shall be continued on the last day of the then-current Interest Period as a Eurocurrency Loan denominated in such Foreign Currency bearing interest at an interest rate equal to the sum of (i) the weighted average of the rates notified to the Administrative Agent by each Foreign Currency Lender as soon as practicable and in any event no later than the close of business on the date that is one Business Day after the Quotation Day for the applicable Interest Period (or, if earlier, the first day of such Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Foreign Currency Lender of funding its portion of such Eurocurrency Loan denominated in such Foreign Currency for such Interest Period from whatever source it may reasonably select (provided that if any Foreign Currency Lender does not supply a quotation by the time specified in this clause (z)(i) the rate of interest shall be calculated on the basis of the quotations of the remaining Foreign Currency Lenders) plus (ii) the Applicable Margin hereunder. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans shall be made and no Eurocurrency Loans denominated in Dollars shall be continued as such, nor shall the Borrower have the right to convert Loans to Eurocurrency Loans. Notwithstanding the foregoing, if the circumstances giving rise to such notice affect Eurocurrency Loans in some (but not all) currencies in which a Eurocurrency Loan may be denominated hereunder, then any Eurocurrency Loans denominated in other currencies will not be affected by the provisions of this Section.

2.12    Pro Rata Treatment and Payments. (a) Except as provided in Section 2.20, each borrowing of Dollar Loans by the Borrower from the Lenders hereunder shall be made in accordance with the Pro Rata Share of the Lenders in effect on the date of such borrowing. Each payment by the Borrower on account of any commitment fee shall be made pro rata according to the average daily amount of the Available Commitments of the Lenders and any reduction of the Commitments of the Lenders shall be made pro rata according to the Commitments of the Lenders. Subject to Section 2.12(c), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Dollar Loans shall be made pro rata according to the respective outstanding principal amounts of the Dollar Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder in Dollars, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Domestic Funding Office, in Dollars and in immediately available funds; provided that reimbursement of drawings under Letters of Credit shall be made as provided in Section 3.5. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7.

(b)    Each borrowing of Foreign Currency Loans by the Borrower from the Foreign Currency Lenders hereunder shall be made, and any reduction of the Foreign Currency Commitments shall be allocated by the Administrative Agent, in accordance with the Pro Rata Share of the Foreign Currency Lenders in effect on the date of such borrowing or reduction, as applicable. Subject to Section 2.12(c), each payment (including each prepayment) by the Borrower on account of principal of and interest on any Foreign Currency Loans shall be made pro rata according to the respective outstanding principal amounts of the Foreign Currency Loans then held by the Foreign Currency Lenders. All payments (including prepayments) to be made by the Borrower hereunder in respect of Foreign Currency Loans, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Local Time, on the due date thereof to the Administrative Agent, for the account of the Foreign Currency Lenders, at the Applicable Foreign Currency Funding Office for the relevant Foreign Currency, in the currency of such Foreign Currency

Loan and in immediately available funds. The Administrative Agent shall distribute such payments to each Foreign Currency Lender promptly upon receipt in like funds as received, net of any amounts owing by such Foreign Currency Lender pursuant to Section 9.7.

(c)    After any Conversion Date, all payments in respect of the Obligations hereunder (including any payments pursuant to Section 6.5 of the Guarantee and Collateral Agreement) shall be made pro rata in accordance with the Aggregate Exposure of each Lender.

(d)    If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)    Notwithstanding the foregoing, payments and reductions in Commitments and Foreign Currency Commitments may be made on a non pro rata basis to the extent required or permitted pursuant to Sections 2.17, 2.18, 2.19 and 2.20.

(f)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing of Dollar Loans that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the New York Fed Bank Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing of Dollar Loans is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower. Nothing in this Section 2.12(f) shall be deemed to limit the rights of the Borrower against such Lender.

(g)    Unless the Administrative Agent shall have been notified in writing by any Foreign Currency Lender prior to a borrowing of Foreign Currency Loans that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Foreign Currency Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Foreign Currency Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Eurocurrency Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Foreign Currency Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Foreign Currency Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Foreign Currency Lender’s share of such borrowing of Foreign Currency Loans is not made available to the Administrative Agent by such Foreign Currency Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Eurocurrency Loans, on demand, from the Borrower. Nothing in this Section 2.12(g) shall be deemed to limit the rights of the Borrower against such Foreign Currency Lender.

(h)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average New York Fed Bank Rate (in the case of any amounts made available in Dollars) or the daily average Eurocurrency Rate (in the case of any amounts made available in any currency other than Dollars). Nothing in this Section 2.12(h) shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(i)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.2, 2.12(f), 2.12(g), 2.12(h), 2.14(e), 2.20, 2.21, 3.4 or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received hereunder by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.13    Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)    shall subject such Credit Party to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Credit Party that is not otherwise included in the determination of the Eurocurrency Rate; or

(iii)    shall impose on such Credit Party any other condition;

and the result of any of the foregoing is to increase the cost to such Credit Party, by an amount that such Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Credit Party, upon its demand, any additional amounts necessary to compensate such Credit Party for such increased cost or reduced amount receivable. If any Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)    If by reason of the adoption of or any change in any Requirement of Law subsequent to the Closing Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, the funding of any Foreign Currency Loan in any relevant Foreign Currency or the funding of any Foreign Currency Loan in any relevant Foreign Currency to an office located other than in New York shall be impossible or, in the reasonable judgment of the Administrative Agent such Foreign Currency is no longer available or readily convertible into Dollars, or the Dollar Equivalent of such Foreign Currency is no longer readily calculable, then, no Foreign Currency Loans in the relevant currency shall be made or any Foreign Currency Loan in the relevant currency shall be made to an office of the Administrative Agent located in New York, as the case may be, until such time as, in the reasonable judgment of the Administrative Agent, the funding of Foreign Currency Loans in the relevant Foreign Currency is possible, the funding of Foreign Currency Loans in the relevant Foreign Currency to an office located other than in New York is possible, the relevant Foreign Currency is available and readily convertible into Dollars or the Dollar Equivalent of the relevant Foreign Currency Loan is readily calculable, as applicable.

(d)    (i) If by reason of the adoption of or any change in any Requirement of Law subsequent to the Closing Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, any payment in respect of any Foreign Currency Loans due in a Foreign Currency or and/or at a place of payment other than New York shall be impossible or, in the reasonable judgment of the Administrative Agent, such Foreign Currency is no longer available or readily convertible into Dollars, or the Dollar Equivalent of such Foreign Currency is no longer readily calculable, then, at the election of any affected Foreign Currency Lender, the Borrower shall make payment of such Foreign Currency Loans in Dollars (based upon the Exchange Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York or (ii) if any Foreign Currency in which Foreign Loans are outstanding is redenominated then, at the election of any affected Foreign Currency Lender, such affected Foreign Currency Loan and all obligations of the Borrower in respect thereof shall be converted into obligations in Dollars (based upon the Exchange Rate in effect on such date, as determined by the Administrative Agent in accordance with the terms hereof), and, in each case, the Borrower shall indemnify the Foreign Currency Lenders, against any currency exchange losses as reasonably determined by such affected Foreign Currency Lender or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

(e)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(f)    A certificate as to any additional amounts payable pursuant to this Section 2.13 (which certificate shall set forth in reasonable detail the basis for the claim for such additional amounts and a calculation thereof) submitted by any Credit Party to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.13, the Borrower shall not be required to compensate a Credit Party pursuant to this Section 2.13 for any amounts incurred more than nine months prior to the date that such Credit Party notifies the Borrower of such Credit Party’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14    Taxes. (a) Each payment by or on behalf of any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law (as determined by the applicable withholding agent in its sole discretion exercised in good faith), provided, that (i) if any Taxes are withheld by a Loan Party (or the Administrative Agent, as the case may be) and such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.14), the applicable Credit Party receives the amount it would have received had no such withholding been made, and (ii) if the Taxes were withheld by a Loan Party or the Administrative Agent, as the case may be, such Loan Party or the Administrative Agent, as the case may be, shall timely pay the full amount of such Taxes to the relevant Governmental Authority in accordance with applicable law.

(b)    The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    The Loan Parties shall jointly and severally indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with any Loan Document (including amounts paid or payable under this Section 2.14(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(d) shall be paid within 10 days after the Credit Party delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.

(e)    Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)    (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A) through (E) and 2.14(f)(iii)) shall not be required if in such Lender’s or Administrative Agent’s judgment such completion, execution or submission would subject such Lender or Administrative Agent to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender or Administrative Agent. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f). If any form or certification previously delivered pursuant to this Section 2.14(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)    Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)    in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E and (2) a certificate substantially in the form of Exhibit G (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C) and (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Loan Party and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    [Reserved].

(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(h), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.14(h) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.14(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(i)    Each party’s obligations under this Section 2.14 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.

(j)    For purposes of Sections 2.14(e) and (f), the term “Lender” includes the Issuing Lender.

2.15    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section 2.15 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the payment of additional amounts under Section 2.13 or Section 2.14(a) with respect to such Lender, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14(a). Any Lender may, at its option, cause its Loans to be made by any branch, Affiliate or international banking facility of such Lender, provided that such Lender shall remain responsible for all of its obligations hereunder and no additional taxes, costs or other burdens shall be imposed upon the Borrower or the Administrative Agent as a result thereof.

2.17    Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14(a), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a) and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.18    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3;

(b)    the Commitment and Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)    if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective L/C Participation Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) no non-Defaulting Lender’s Extensions of Credit would exceed such non-Defaulting Lender’s Commitment;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, Collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii)    if the Borrower Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Collateralized;

(iv)    if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ L/C Participation Percentages; and

(v)    if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or Collateralized; and

(d)    so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Collateralized by the Borrower in accordance with Section 2.18(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Foreign Currency Loans in accordance with its Foreign Currency Commitment Percentage (if any) and (ii) such Dollar Loans as would be held by such Lender if it had never been a Defaulting Lender (assuming that for each borrowing of Dollar Loans during the period such Lender was a Defaulting Lender, the amount of Dollar Loans actually funded had been funded by all Lenders (including such Defaulting Lender) pro rata based on the Pro Rata Share of the Lenders (including such Defaulting Lender) at the time of such borrowing).

2.19    Accordion. (a) The Borrower and any one or more Lenders or other banks, financial institutions or other entities may from time to time agree that such Lender shall increase the amount of its Commitment (including any associated Foreign Currency Commitment, if agreed between the Borrower and such Lender) or such other Person shall provide an additional Commitment (including any associated Foreign Currency Commitment, if agreed between the Borrower and such other Person) by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increased or additional Commitment (and any associated Foreign Currency

Commitment), as applicable, and (ii) the applicable Increased Facility Closing Date. Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of incremental Commitments obtained after the Closing Date pursuant to this Section 2.19(a) shall not exceed $100,000,000 and (ii) without the consent of the Administrative Agent, each increase effected pursuant to this Section 2.19(a) shall be in a minimum amount of at least $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.19(a)(i) and shall be in an increment of $500,000); provided that (1) no Lender shall have any obligation to participate in any increase described in this Section 2.19(a) unless it agrees to do so in its sole discretion; (2) any prospective lender (if not already a Lender or an affiliate of a Lender) providing any such additional Commitment shall be reasonably acceptable to the Administrative Agent; (3) after giving effect to such additional Commitment, the New Lender providing such additional Commitment shall have an aggregate Commitment of at least $5,000,000 (and in additional increments of $500,000), unless otherwise agreed by the Administrative Agent; (4) on a pro forma basis after giving effect to such increased or additional Commitment, as applicable, no Default or Event of Default exists or would exist; and (5) the representations and warranties contained in Section 4 shall be true and correct in all material respects immediately prior to, and after giving effect to, the Increased Facility Closing Date.

(b)    Any additional bank, financial institution or other entity that has elected to become a “Lender” under this Agreement in accordance with the provisions of Section 2.19(a) shall execute a supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H-2, whereupon, effective on the related Increased Facility Closing Date, such bank, financial institution or other entity (a “New Lender”) shall become a Lender hereunder and shall be bound by and entitled to the benefits of this Agreement.

(c)    On each Increased Facility Closing Date, the Borrower shall (i) borrow Foreign Currency Loans under any relevant increased or additional Foreign Currency Commitments from the relevant Foreign Currency Lenders (or repay outstanding Foreign Currency Loans, or both) in an amount (giving effect to any concurrent repayment of Foreign Currency Loans) determined by reference to the amount of each Eurocurrency Tranche of Foreign Currency Loans which would have been outstanding from such Foreign Currency Lender if (x) each such Eurocurrency Tranche had been borrowed or effected on such Increased Facility Closing Date and (y) all Foreign Currency Lenders participated in each such Eurocurrency Tranche on a pro rata basis in accordance with their respective Foreign Currency Commitment Percentages and (ii) borrow Dollar Loans under any relevant increased or additional Commitments from the relevant Lenders (or repay outstanding Dollar Loans, or both) in an amount (after giving effect to any concurrent repayment of Dollar Loans) determined by reference to the amount of each Type of Dollar Loan (and, in the case of Dollar Loans that are Eurocurrency Loans, each Eurocurrency Tranche of Dollar Loans) which would then have been outstanding from such Lender if (x) each such Type or Eurocurrency Tranche had been borrowed or effected on such Increased Facility Closing Date and (y) all Lenders participated in each such Type or Eurocurrency Tranche on a pro rata basis in accordance with their respective Pro Rata Shares (as determined after giving effect to clause (i)). The Eurocurrency Base Rate applicable to any Eurocurrency Loan borrowed pursuant to the preceding sentence shall equal the Eurocurrency Base Rate then applicable to the Eurocurrency Loans of the other Lenders in the same Eurocurrency Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender).

(d)    Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of the increased Commitments (and associated Foreign Currency Commitments, if any) pursuant to this Section 2.19. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

2.20    Refunding of Dollar Loans Made by Foreign Currency Lenders. If on any Borrowing Date on which the Borrower has requested the Foreign Currency Lenders to make Foreign Currency Loans (the “Requested Foreign Currency Loans”),

(i)    the aggregate principal amount of the Requested Foreign Currency Loans would exceed the Total Available Foreign Currency Commitments on such Borrowing Date (before giving effect to the making and payment of any Loans required to be made pursuant to this Section 2.20 on the day prior to Borrowing Date), and

(ii)    the Dollar Equivalent of the amount of such excess is less than or equal to the aggregate Available Commitments of all Non-Foreign Currency Lenders (before giving effect to the making and payment of any Loans pursuant to this Section 2.20 on the day prior to such Borrowing Date), each Non-Foreign Currency Lender shall make a Dollar Loan to the Borrower on the day prior to such Borrowing Date, and the proceeds of such Dollar Loans shall be simultaneously applied to repay outstanding Dollar Loans of the Foreign Currency Lenders in amounts such that, after giving effect to (1) such borrowings and repayments and (2) the borrowing from the Foreign Currency Lenders of the Requested Foreign Currency Loans, the Outstanding Percentage of each Lender will equal (as nearly as possible) its Percentage. To effect such borrowings and repayments, (x) not later than 12:00 Noon, New York City time, on the day prior to such Borrowing Date, the proceeds of such Dollar Loans shall be made available by each Non-Foreign Currency Lender to the Administrative Agent at the Domestic Funding Office in Dollars and in immediately available funds and the Administrative Agent shall apply the proceeds of such Dollar Loans to repayment of outstanding Dollar Loans of the Foreign Currency Lenders and (y) on such Borrowing Date, (I) the Foreign Currency Lenders shall, in accordance with the applicable provisions hereof, make the Requested Foreign Currency Loans in an aggregate amount equal to the amount so requested by the Borrower (but not in any event greater than the Total Available Foreign Currency Commitments after giving effect to the making of such repayment of any Dollar Loans on such Borrowing Date) and (II) the Borrower shall pay to the Administrative Agent for the account of the Lenders whose Dollar Loans to the Borrower are repaid on the day prior to such Borrowing Date pursuant to this Section 2.20 all interest accrued on the amounts repaid to the date of repayment, together with any amounts payable pursuant to Section 2.15 in connection with such repayment.

(b)    If any borrowing of Dollar Loans is required pursuant to this Section 2.20, the Borrower shall notify the Administrative Agent in the manner provided for Dollar Loans in Section 2.2, except that the minimum borrowing amounts set forth in subsection 2.2 shall not be applicable to the extent that such minimum borrowing amounts exceed the amounts of Dollar Loans required to be made pursuant to this Section 2.20.

2.21    Loan Conversion and Participation. (a) On any Conversion Date, (i) all Foreign Currency Loans then outstanding shall be converted into Dollar Loans (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding such Conversion Date) (“Converted Loans”), (ii) all accrued and unpaid interest and other amounts owing in respect of such Converted Loans through such Conversion Date shall be converted to Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding such Conversion Date) and shall be immediately due and payable and (iii) the Commitments of the Lenders shall terminate. After any Conversion Date, all Eurocurrency Loans shall bear interest at the rate which would otherwise be applicable to ABR Loans.

(b)    On any Conversion Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell, as applicable, an undivided participating interest in the Loans in the amount necessary to cause such Lender’s Extensions of Credit (plus the amount of any participating interest purchased by such Lender pursuant to Section 2.21, minus the amount of any participating interest sold by such Lender pursuant to Section 2.21) to equal (as nearly as practicable) the lesser of (x) the percentage which such Lender’s Commitment then constitutes of the Total Commitments (in each case calculated immediately prior to the termination or expiration of the Commitments) multiplied by the Total Extensions of Credit at such time and (y) such Lender’s Commitment (calculated immediately prior to the termination or expiration of the Commitments). The Administrative Agent shall notify each Lender of the occurrence of any Conversion Date and shall specify the amount of the participating interest to be purchased or sold by such Lender in accordance with the immediately preceding sentence. Promptly upon receipt of such notice, each Lender required to purchase a participating interest pursuant to this Section 2.21(b) will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participating interest in Dollars, and the proceeds of such participating interest shall be distributed by the Administrative Agent to each Lender from which a participating interest is being purchased in the amount provided for in the first sentence of this paragraph.

(c)    If a Defaulting Lender exists on any Conversion Date, the Administrative Agent may, in consultation with one or more other Lenders which are not Defaulting Lenders, revise this Section 2.21 and related definitions in order to allocate payments for the benefit of such Defaulting Lender in a manner consistent with subsection 2.18.

SECTION 3.    LETTERS OF CREDIT

3.1    L/C Commitment. (a) The Existing Letters of Credit will, from and after the Closing Date, be deemed to be Letters of Credit issued under this Agreement on the Closing Date. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue at the request of the Borrower letters of credit (together with the Existing Letters of Credit, each a “Letter of Credit”) for the account of any Group Member on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that (i) the Borrower shall not request, and no Issuing Lender shall be required to issue, any Letter of Credit if after giving effect to such issuance (and to any concurrent funding or prepayment of a Loan and to the application of proceeds thereof and to any concurrent expiration or termination or amendment or modification of any previously issued Letter of Credit), (A) the sum of (x) 105% of the Dollar Equivalent of Letters of Credit denominated in L/C Foreign Currencies issued by such Issuing Lender plus (y) the outstanding amount of all Letters of Credit issued by such Issuing Lender other than those denominated in L/C Foreign Currencies would exceed such Issuing Lender’s L/C Commitment then in effect, (B) the sum of (x) 105% of the Dollar Equivalent of Letters of Credit denominated in L/C Foreign Currencies plus (y) the outstanding amount of all Letters of Credit other than those denominated in L/C Foreign Currencies would exceed the L/C Sublimit then in effect, or (C) the sum of (x) 105% of the Dollar Equivalent of Letters of Credit denominated in L/C Foreign Currencies plus (y) the amount of the Extensions of Credit other than Letters of Credit denominated in L/C Foreign Currencies would exceed the Total Commitments then in effect and (ii) the Borrower shall be a co-applicant, and jointly and severally liable with respect to, each Letter of Credit issued for the account of any other Group Member. Each Letter of Credit shall (x) be denominated in Dollars or, if agreed by the applicable Issuing Lender, any L/C Foreign Currency and (y) except as set forth in the next succeeding sentence, expire no later than the earlier of (A) the date that is one year after the date of issuance of such Letter of Credit and (B) thirty (30) days prior to the Termination Date then in effect; provided, that any Letter of Credit with a one-year tenor may provide for the subsequent or successive renewal or automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in foregoing clause (B). If agreed by an Issuing Lender, Letters of Credit issued by such Issuing Lender may have an expiration date that exceeds one year (but in all events shall expire no later than thirty (30) days prior to the Termination Date then in effect); provided that the Borrower shall not request the issuance of any such Letter of Credit if the aggregate face amount of all such Letters of Credit outstanding on the date of such request and giving effect to the proposed issuance would exceed the Dollar Equivalent of $10,000,000.

(b)    An Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2    Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). No Issuing Lender shall issue any Letter of Credit during any period commencing on the first Business Day after it receives written notice from the Administrative Agent that one or more of the conditions precedent contained in Section 5.2 shall not on such date be satisfied or waived, and ending when the Administrative Agent provides written notice to the effect that such conditions are satisfied or waived. The Administrative Agent shall promptly notify the Issuing Lenders upon becoming aware that such conditions in Section 5.2 are thereafter satisfied or waived. The Issuing Lenders shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.2 have been satisfied or waived in connection with the issuance of any Letter of Credit.

3.3    Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans, shared ratably among the Lenders according to their respective average daily L/C Participation Amounts and payable in arrears on each Fee Payment Date in respect of the related Fee Payment Period during which such Letters of Credit were outstanding. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee equal to the greater of (x) 0.20% per annum on the undrawn and unexpired amount of each Letter of Credit issued by it or (y) $500 per annum, in the case of either clause (x) or (y), payable in arrears on each Fee Payment Date in respect of the related Fee Payment Period during which such Letters of Credit were outstanding. For the purposes of the foregoing calculations, the average daily undrawn and unexpired amount of any Letter of Credit denominated in an L/C Foreign Currency during any Fee Payment Period shall be calculated by multiplying (i) the average daily undrawn and unexpired amount of such Letter of Credit (expressed in the L/C Foreign Currency in which such Letter of Credit is denominated) during such period by (ii) the Exchange Rate for each such L/C Foreign Currency in effect on the Fee Payment Date or by such other method that the Administrative Agent and the Borrower may agree.

(b)    In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4    L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s L/C Participation Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender in Dollars upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s L/C Participation Percentage of the Dollar Equivalent of the amount of such draft, or any part thereof, that is not so reimbursed (or is so returned) (calculated, in the case of any Letter of Credit denominated in an L/C Foreign Currency, as of the Reimbursement Date therefor); provided that in no event shall an L/C Participant be obligated to fund an amount that would cause such L/C Participant’s Extensions of Credit to exceed such L/C Participant’s Commitment. Subject to the foregoing, each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)    If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average New York Fed Bank Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.

(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its respective share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5    Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 3:00 P.M, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice (such date, the “Reimbursement Date”). Each such payment shall be made to the relevant Issuing Lender at its address for notices referred to herein (or in the case of any payment in a currency other than Dollars, as directed by such Issuing Lender) in the currency in which such Letter of Credit is denominated and in immediately available funds (or, in the case of a currency other than Dollars, in such funds as shall be customary for settlement of obligations in such currency in the interbank market). Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.9(b) and (y) thereafter, Section 2.9(c). It is understood that the Borrower may elect to use the proceeds of a borrowing pursuant to Section 2.2 to finance its reimbursement obligations pursuant to this Section 3.5. Notwithstanding the last sentence of Section 2.2, the proceeds of any such borrowing of Loans shall be made available to the relevant Issuing Lender (and not to the Borrower) to the account specified by such Issuing Lender, in like funds as received by the Administrative Agent, and the Issuing Lender may credit its Pro Rata Share of such borrowing (in the case of Dollar Loans) or its Foreign Currency Commitment Percentage (in the case of Foreign Currency Loans) of such borrowing, as applicable, to the relevant Reimbursement Obligation in lieu of funding such amount to the Administrative Agent.

3.6    Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the lack of validity, enforceability or genuineness of documents or this Agreement, or any terms or provisions therein, or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, or payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.6, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligation hereunder. None of the Administrative Agent, the Lenders, the Issuing Lenders and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons shall be liable or responsible for the issuance of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other document presented under a Letter of Credit comply with the terms thereof. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9    Termination of Issuing Lender . The Borrower may elect to terminate the status of any Issuing Lender as an Issuing Lender by giving not less than 10 Business Days prior notice of such election to the relevant Issuing Lender and the Administrative Agent; provided that after giving effect to such termination the terminated Issuing Lender does not have any L/C Obligations owing to it.

3.10    Resignation of Issuing Lender . Any Issuing Lender may resign as an Issuing Lender at any time it is no longer a Lender hereunder and shall have no obligation with respect to any Letter of Credit issued after such Issuing Lender provides notice of such resignation; provided that after giving effect to such termination the terminated Issuing Lender does not have any L/C Obligations owing to it.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, MVWC and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1    Financial Condition. (a) The audited consolidated balance sheets of MVWC as at January 1, 2016 and December 30, 2016, and the related consolidated statements of income, comprehensive income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, presented fairly the consolidated financial condition of MVWC and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of MVWC as at June 30, 2017, and the related unaudited consolidated statements of income, comprehensive income and of cash flows for the six-month period ended on such date, presented fairly the consolidated financial condition of MVWC and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, were prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements and footnotes referred to in this paragraph. During the period from December 30, 2016 to and including the Closing Date there has been no Disposition by any Group Member of any material part of its business or property.

(b)    The unaudited pro forma consolidated balance sheet of MVWC and its consolidated Subsidiaries as at March 31, 2017 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet was prepared based on the best information available to MVWC as of the date of delivery thereof, and presented fairly on a pro forma basis the estimated financial position of MVWC and its consolidated Subsidiaries as March 31, 2017, assuming that the events specified in the preceding sentence had actually occurred at such date.

4.2    No Change. Since December 30, 2016, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case referred to in clause (b), (c) or (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of MVWC or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8    Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9    Intellectual Property. Each Group Member owns, or is licensed or otherwise permitted to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim against a Group Member has been asserted and is pending by any Person challenging or questioning the use by such Group Member of any Intellectual Property or the validity or effectiveness of any Intellectual Property owned or used by such Group Member, nor does MVWC or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on, misappropriate or violate the rights of any Person in any material respect.

4.10    Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of MVWC and the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of MVWC or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13    ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; and (c) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of all such underfunded Pension Plans.

4.14    Investment Company Act; Other Regulations. No Loan Party is (i) registered or is required to be registered as an “investment company” under the 40 Act or (ii) “controlled” by a company that is registered or required to be registered under the 40 Act. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15    Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors, directors’ qualifying shares, Permitted Bond Hedge Transactions and Permitted Warrant Transactions) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

4.16    Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used for general corporate purposes of MVWC, the Borrower and its Subsidiaries.

4.17    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    each Group Member (i) is in compliance, and has in the last five years been in compliance, with all applicable Environmental Laws; (ii) holds all Environmental Permits required pursuant to all applicable Environmental Laws; and (iii) is in compliance with all of its Environmental Permits;

(b)    Materials of Environmental Concern are not present at, on, under, in, or about any real property currently or formerly owned, leased or operated by any Group Member or any other location for which any Group Member may reasonably be expected to be liable, nor has any Group Member transported or arranged for the transport, storage, handling or disposal of any Materials of Environmental Concern, which could reasonably be expected to (i) give rise to liability of any Group Member under any applicable Environmental Law or (ii) interfere with any Group Member’s continued operations;

(c)    there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Group Member is or, to the knowledge of MVWC or the Borrower, may be, named as a party that is pending or, to the knowledge of MVWC or the Borrower, threatened;

(d)    no Group Member has received any written request for information from, or been notified by any Person that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law;

(e)    no Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, or other forum, relating to compliance with or liability under any Environmental Law; and

(f)    no Group Member has assumed or retained, by contract or, to the knowledge of MVWC or the Borrower, operation of law, any liabilities of any kind, fixed or contingent, of any other Person, under or relating to any Environmental Law.

4.18    Accuracy of Information, etc.. No statement or information of any Loan Party contained in this Agreement, any other Loan Document, the Lender Presentation or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained, as of the date such statement, information, document or certificate was so furnished (or, in the case of the Lender Presentation, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of MVWC to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Lender Presentation, in public filings with the SEC that are available on the website of the SEC at http://www.sec.gov or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19    Security Documents. (a) The Guarantee and Collateral Agreement when executed will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, and when the other actions described in Schedule 3 to the Guarantee and Collateral Agreement are completed, the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

4.20    Solvency. (i) On a consolidated basis, the Group Members are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent, (ii) on a consolidated basis, Loan Parties are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent and (iii) on an individual basis, each of MVWC and the Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21    Anti-Corruption Laws and Sanctions. Each Loan Party, for itself or through its parent or other Affiliates, has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party, its Subsidiaries and their respective directors and officers and, to the knowledge of each Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Loan Parties, their respective Subsidiaries or their respective directors, officers or employees, or (b) to the knowledge of each Loan Party, any agent of such Loan Party or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.    No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.22    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5.    CONDITIONS PRECEDENT

5.1    Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit, of the following conditions precedent:

(a)    Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, MVWC, the Borrower and each Person listed on Schedule 1.1A thereto, (ii) the Guarantee and Collateral Agreement, executed and delivered by MVWC, the Borrower and each Subsidiary Guarantor and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b)    Refinancing. The Administrative Agent shall have received satisfactory evidence that the Refinancing was consummated prior to (or will be consummated substantially simultaneously with) the initial extensions of credit hereunder.

(c)    Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated balance sheets and related consolidated statements of income, comprehensive income and cash flows of MVWC and its Subsidiaries for the fiscal years ended January 1, 2016 and December 30, 2016 and (iii) unaudited interim consolidated balance sheets and related consolidated statements of income, comprehensive income and cash flows of MVWC and its Subsidiaries for the fiscal quarters ended March 31, 2017 and June 30, 2017; provided that to the extent such financial statements referred to in items (ii) or (iii), as the case may be, are included in the filing of the required financial statements on form 10-K and form 10-Q by MVWC, such filed financial statements will satisfy the foregoing requirements.

(d)    Projections. The Lenders shall have received satisfactory projections through 2020, it being understood that the projections provided to the Administrative Agent prior to the date hereof are satisfactory for purposes of this condition.

(e)    Approvals. All governmental and third party approvals necessary in connection with the Refinancing, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Refinancing or the financing contemplated hereby.

(f)    Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party in each relevant jurisdiction listed on Schedule 4.19 hereto, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(g)    Fees. The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(h)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation, certificate of organization or certificate of limited partnership, as applicable, of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization, (iii) a certificate from the chief financial officer of MVWC certifying as to compliance with the conditions set forth Section 5.2(a) and (b); (iv) a certificate from the chief financial officer of MVWC, stating that, as of the Closing Date, after giving effect to the Refinancing, any extensions of credit hereunder on such date and the other transactions contemplated hereby, the Loan Parties, on a consolidated basis, are Solvent; and (v) a certificate from the chief financial officer of MVWC certifying that on and as of the Closing Date, MVWC and the Borrower are in compliance with the financial covenants contained in Section 7.1.

(i)    Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)    the legal opinion of Greenberg Traurig LLP, counsel to MVWC and its Subsidiaries, substantially in the form of Exhibit F-1;

(ii)    the legal opinion of the McNair Law Firm, P.A., special South Carolina counsel to MVWC and its Subsidiaries, substantially in the form of Exhibit F-2; and

(iii)    the legal opinion of such other special and local counsel as may be required by the Administrative Agent and in each case, in form and substance reasonably satisfactory to the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated hereby as the Administrative Agent may reasonably require.

(j)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that, unless reasonably requested by the Administrative Agent, no Foreign Subsidiary shall be required to certificate any equity interests which are not certificated.

(k)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(l)    Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Collateral Agreement.

(m)    Patriot Act. The Administrative Agent and each Lender shall have received documentation and other information from each of the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of such date as if made on and as of such date (or to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date).

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.    AFFIRMATIVE COVENANTS

Each of MVWC and the Borrower agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of MVWC and the Borrower shall and shall cause each of their respective Subsidiaries, as applicable, to:

6.1    Financial Statements. Furnish to the Administrative Agent and each Lender:

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of MVWC and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, comprehensive income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of MVWC and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income, comprehensive income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)    concurrently with the delivery of the financial statements referred to in section 6.1(b) for the fiscal quarter ending on March 31, 2018, the unaudited restated consolidated balance sheet of MVWC and its consolidated Subsidiaries as at the end of the fiscal year ending December 31, 2017 and the related unaudited restated consolidated statements of income, comprehensive income and of cash flows for such fiscal year, in each case, restated to give effect to the revenue recognition standard set forth in FASB Accounting Standards Codification 606, Revenue from Contracts with Customers, as adopted on a full retrospective basis, with a cumulative effect of the change in accounting principle as of January 1, 2016.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Information required to be delivered pursuant to clause (a) or (b) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on Intralinks or similar site to which Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov or on the website of MVWC at http://marriottvacationsworldwide.com. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents. Information required to be delivered pursuant to this Section may also be delivered by electronic communication of a “pdf” or similar copy.

6.2    Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (h), to the relevant Lender):

(a)    concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default arising pursuant to Section 7.1, except as specified in such certificate;

(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), a Compliance Certificate of a Responsible Officer (i) stating that, to the best of each such Responsible Officer’s knowledge, (x) each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it and (y) no Default or Event of Default has occurred and is continuing, in each case of clause (x) or (y), except as specified in such certificate, (ii) containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year, as the case may be, and (iii) to the extent not previously disclosed to the Administrative Agent, (A) a description of any change in the jurisdiction of organization of any Loan Party, (B) a list of any Intellectual Property in the categories set forth in Schedule 6 to the Guarantee and Collateral Agreement acquired or exclusively licensed by any Loan Party and (C) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date);

(c)    as soon as available, and in any event no later than 90 days after the end of each fiscal year, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of MVWC and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)    concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), copies of all amendments, supplements, waivers or other modifications with respect to any Intercompany Agreement or the Separation and Distribution Agreement that became effective during the fiscal period covered by such financial statements (or in the case of the financial statements pursuant to Section 6.1(a), during the fourth fiscal quarter) and which have not previously been delivered to the Lenders hereunder;

(e)    within five Business Days after the same are sent, copies of all financial statements and reports that MVWC or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that MVWC or the Borrower may make to, or file with, the SEC (provided that (i) information required to be delivered pursuant to this clause (e)

shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on Intralinks or similar site to which Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov or on the website of MVWC at http://www.marriottvacationsworldwide.com, (ii) each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents and (iii) information required to be delivered pursuant to this clause (e) may also be delivered by electronic communication of a “pdf” or similar copy);

(f)    promptly following receipt thereof, copies of (i) any documents described in Section 101(f) and 101(j) of ERISA with respect to a Pension Plan and (ii) any documents described in Section 101(f), 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(g)    within 15 Business Days following the completion of each fiscal year, any changes to contracts (including any termination or expiration thereof) governing the receipt of Management Fees that could reasonably be expected to affect the amount of fees received or the timing of receipt thereof; provided that, if the aggregate amount of Management Fees received by the Loan Parties during such fiscal year exceeded $40,000,000, MVWC and the Borrower shall not be required to provide notice to the Administrative Agent of any such change that could not reasonably be expected to result in a material change to the amount of fees receivable under the applicable contract or the timing of receipt thereof; provided, further, that, for purposes of the foregoing proviso, the termination or expiration of any such contract, or any change to any provision governing the termination or expiration thereof, shall be deemed to be a “material change”; and

(h)    promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by MVWC, the Borrower, their respective Subsidiaries and the respective directors, officers, employees and agents of each of the foregoing with Anti-Corruption Laws and applicable Sanctions.

6.5    Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruptions) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon prior notice to the Borrower permit representatives of the Administrative or any Lender (provided that such Lender is accompanied by a representative of the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that such inspections and visits by the Administrative Agent shall be at the expense of the Borrower; provided, further, that if no Event of Default has occurred and is continuing only one such visit and inspection in any calendar year shall be at the expense of the Borrower.

6.7    Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)    the occurrence of any Default or Event of Default;

(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)     any litigation or proceeding affecting any Group Member (i) in which the amount involved is $15,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought which, if granted, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d)    the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Event(s) and/or Foreign Plan Event(s) that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding $15,000,000, as soon as possible and in any event within 10 Business Days after MVWC knows or has reason to know thereof; and

(e)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8    Environmental Laws. (a) Comply with all Environmental Laws applicable to them, and obtain, comply with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned; and (ii) take all commercially reasonable efforts to ensure that all of their tenants, subtenants, contractors and subcontractors comply with all Environmental Laws. For purposes of this Section 6.8(a), noncompliance by MVWC or the Borrower with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected noncompliance, MVWC and the Borrower shall promptly undertake all reasonable efforts to achieve compliance; provided, further, that, in any case, such non-compliance, and any other noncompliance with Environmental Law, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect.

(b)    Promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect.

6.9    Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in Section 6.9(b) or (c), (y) any property subject to a Lien expressly permitted by Section 7.3(g) or (z) any Excluded Property) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, the applicable Loan Party shall, within 30 days of the acquisition thereof (or such later date as may be agreed to by the Administrative Agent in its sole discretion), (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property (subject to Liens expressly permitted by Section 7.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)    With respect to any Subsidiary (other than an Excluded Foreign Subsidiary and a Special Purpose Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (b), shall include (i) any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or a Special Purpose Subsidiary and (ii) Dockside Market Partnership if it becomes a wholly-owned Subsidiary of MVWC), the applicable Loan Party shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)    With respect to any new Excluded Foreign Subsidiary or Special Purpose Subsidiary (other than a Time Share SPV) created or acquired after the Closing Date by any Loan Party, the applicable Loan Party shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66-2/3% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10    Credit Rating. The Borrower shall at all times use its commercially reasonable efforts to cause a public corporate credit rating by S&P to be maintained with respect to MVWC.

6.11    Post-Closing Actions. No later than 30 days after the Closing Date, MVWC, the Borrower and each Subsidiary Guarantor shall execute and deliver to the Administrative Agent, the Perfection Certificate.

SECTION 7.    NEGATIVE COVENANTS

Each of MVWC and the Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of MVWC and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1    Financial Condition Covenants.

(a)    Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio for any Reference Period to exceed 2.00:1.00.

(b)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any Reference Period to be less than the 3.00:1:00.

7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document;

(b)    Indebtedness of any Group Member to any other Group Member to the extent constituting an Investment permitted by Section 7.8(e); provided that (x) any such Indebtedness shall be evidenced by the Global Intercompany Note and (y) any such Indebtedness owing by a Loan Party to a Group Member that is not a Loan Party shall be subordinated in right of payment to the Obligations;

(c)    Guarantee Obligations incurred by any Group Member in respect of Indebtedness (other than Non-Recourse Debt) of any other Group Member otherwise permitted to be incurred under this Section 7.2, solely to the extent the Group Member incurring such Guarantee Obligations pursuant to this Section 7.2(c) would have itself been able to incur such Indebtedness;

(d)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) and any Permitted Refinancing Indebtedness in respect thereof;

(e)    (i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g); provided that at the time of the incurrence thereof, the aggregate principal amount of Indebtedness outstanding in reliance on this Section 7.2(e) shall not to exceed the greater of (x) $75,000,000 and (y) 3.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred based upon the most recent financial statements delivered pursuant to Section 6.1(a) or (b) hereof) and (ii) Permitted Refinancing Indebtedness in respect thereof;

(f)    Indebtedness arising under any Swap Agreements permitted by Section 7.11;

(g)    Indebtedness in respect of, represented by, or in connection with appeal, bid, performance, surety, customs or similar bonds issued for the account of any Group Member, the performance of bids, tenders, sales or contracts (in each case, other than for the repayment of borrowed money), statutory obligations, workers’ compensation claims, unemployment insurance, other types of social security or pension benefits, self-insurance and similar obligations and arrangements, in each case, to the extent incurred in the ordinary course of business;

(h)     Indebtedness incurred under, and Guarantee Obligations relating to, the Receivables Warehouse Facility;

(i)    Non-Recourse Debt of any Time Share SPV in respect of any Qualified Securitization Transactions;

(j)    [reserved];

(k)    [reserved];

(l)    (i) Indebtedness (other than Non-Recourse Debt incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction) of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by MVWC or any Subsidiary, in each case, as the result of any Investment made pursuant to Section 7.8(i); provided that (A) before and after giving effect to such Investment and the assumption of such Indebtedness, no Default or Event of Default has occurred and is continuing or would result therefrom, (B) after giving pro forma effect to such Investment and the assumption of such Indebtedness in accordance with Section 1.4 of this Agreement, (x) if such assumed Indebtedness is secured, the Consolidated Secured Leverage Ratio as of the last day of the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b) is less than or equal to 1.75:1.00 and (y) if such assumed Indebtedness is unsecured, the Consolidated Total Leverage Ratio as of the last day of the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b) is less than or equal to 3.50:1.00, (C) after giving pro forma effect to such Investment and the assumption of such Indebtedness in accordance with Section 1.4 of this Agreement, MVWC and its Subsidiaries are in compliance with the financial covenants contained in Section 7.1(a) and (b) of this Agreement as of the last day of the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b) and (D) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness incurred pursuant to this Section 7.2(l) by Group Members that are not Loan Parties, together with that aggregate principal amount of Indebtedness incurred pursuant to Sections 7.2(s) and 7.2(x) by Group Members that are not Loan Parties, shall not exceed $100,000,000 at any one time outstanding;

(m)    Guarantee Obligations in respect of the Singapore L/C;

(n)    Guarantee Obligations under the Separation and Distribution Agreement or the Intercompany Agreements;

(o)    Guarantee Obligations constituting Standard Securitization Undertakings in respect of a Qualified Securitization Transaction;

(p)    [reserved];

(q)    [reserved];

(r)    Indebtedness which may be deemed to exist in connection with customary agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in connection with transactions otherwise permitted hereunder;

(s)    Permitted Convertible Indebtedness or any other unsecured Indebtedness (other than Guarantee Obligations) of any Group Member; provided that (x) no Event of Default exists on the date of incurrence thereof or would result therefrom, (y) (I) in the case of Permitted Convertible Indebtedness incurred pursuant to this clause (s) in an aggregate principal amount not to exceed $230,000,000 at any time outstanding, such Permitted Convertible Indebtedness does not have any scheduled payments of principal prior to the date that is 30 days following the Termination Date (as in effect in the date of incurrence of such Permitted Convertible Indebtedness) and (II) in the case of any other Permitted Convertible Indebtedness or unsecured Indebtedness (other than Indebtedness described in clause (b) of the definition thereof in an aggregate principal amount not to exceed $200,000,000 at any one time outstanding) incurred pursuant to this clause (s), such Indebtedness does not have any scheduled payments of principal prior to the date that is 91 days following the Termination Date (as in effect in the date of incurrence of such Indebtedness) and (z) after giving pro forma effect thereto in accordance with Section 1.4 of this Agreement, the Consolidated Leverage Ratio would be no greater than 3.50:1.00; provided, further, that the aggregate principal amount of Indebtedness incurred pursuant to this Section 7.2(s) by Group Members that are not Loan Parties, together with that aggregate principal amount of Indebtedness incurred pursuant to Sections 7.2(l) and 7.2(x) by Group Members that are not Loan Parties, shall not exceed $100,000,000 at any one time outstanding;

(t)    Indebtedness of any Group Member relating to MVWC’s European or Asia Pacific businesses incurred under and Guarantee Obligations of the Borrower or MVWC incurred in connection with hypothecations of or Qualified Securitization Transactions with respect to Time Share Receivables relating to resorts within MVWC’s European or Asia Pacific businesses;

(u)    Non-Recourse Debt attaching to any Time Share Interests or Time Share Development Property that is acquired by any Group Member that is not a Loan Party after the

Closing Date; provided that (i) such Indebtedness existed at the time such real property was acquired and was not created in contemplation of such acquisition and (ii) at any time such Indebtedness is assumed and after giving pro forma effect to such assumption, the aggregate principal amount of all Indebtedness assumed and then outstanding pursuant to this Section 7.2(u), when aggregated with the principal amount of all other Indebtedness then outstanding pursuant to Section 7.2(v), shall not exceed $75,000,000;

(v)    Non-Recourse Debt incurred by any Group Member that is not a Loan Party to finance the acquisition or development of any Time Share Interests by such Group Member or the acquisition of any Time Share Development Property by such Group Member; provided that at any time such Indebtedness is incurred and after giving pro forma effect to such incurrence, the aggregate principal amount of all Indebtedness incurred and then outstanding pursuant to this Section 7.2(v), when aggregated with the principal amount of all other Indebtedness then outstanding pursuant to Section 7.2(u), shall not exceed $75,000,000;

(w)    unsecured Guarantee Obligations of a Loan Party or any Subsidiary in respect of Indebtedness of any Group Member permitted by Section 7.2(u) or (v) in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding; provided that (x) no Event of Default exists on the date of incurrence of any such Guarantee Obligation or would result therefrom and (y) after pro forma effect giving effect to such Guarantee Obligation in accordance with Section 1.4 of this Agreement, in each case for the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b), the Consolidated Leverage Ratio would be no greater than 3.50:1.00;

(x)    Permitted Ratio Debt;

(y)    additional Indebtedness of MVWC or any of its Subsidiaries in an aggregate principal amount (for MVWC and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding; and

(z)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)    Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and which do not in the aggregate materially detract from the value of the property subject thereto;

(c)    (i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to MVWC or any of its Subsidiaries;

(d)    pledges or deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, credit card merchant agreements and bank cash account management agreements and other obligations of a like nature incurred in the ordinary course of business;

(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of MVWC or any of its Subsidiaries;

(f)    Liens in existence on the Closing Date and listed on Schedule 7.3(f) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) such Lien does not extend to any additional property or asset after the Closing Date other than (A) after acquired property that is affixed or incorporated into the property or asset covered by such Lien and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations that such Lien secured on the Closing Date and any modifications, replacements, renewals, refinancings or extensions thereof permitted by Section 7.2;

(g)    Liens securing Indebtedness of MVWC or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition or lease of fixed or capital assets that do not constitute In-Process Property or Time Share Interests, provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of such fixed or capital assets, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to the capital lease giving rise to such Capital Lease Obligations and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(h)    Liens created pursuant to the Security Documents;

(i)    any interest or title of a lessor under any lease entered into by MVWC or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j)    Liens on (1) Time Share Receivables and Related Assets transferred to a Time Share SPV and (2) assets of a Time Share SPV, in either case incurred in connection with a Qualified Securitization Transaction or the Receivables Warehouse Facility;

(k)    pledges or deposits of cash, Cash Equivalents or marketable direct obligations issued by the United States government maturing more than one year from the date of acquisition, in each case made to secure obligations in respect of Swap Agreements (other than Specified Swap Agreements) permitted by Section 7.11;

(l)    Liens existing on the property of a Person at the time such Person becomes a Subsidiary (other than Liens on the Capital Stock of any Person that becomes a Subsidiary); provided that (i) the Indebtedness secured thereby is permitted by Section 7.2(l), (ii) such Lien was not created in contemplation of such Person becoming a Subsidiary and (iii) such Lien does not extend to or cover any other assets or property (other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien, (y) after-acquired property subject to a Lien securing Indebtedness permitted under Section 7.2(l), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such Person becoming a Subsidiary) and (z) the proceeds and products thereof) and secures only the same Indebtedness or obligations that such Liens secured immediately prior to such Person becoming a Subsidiary;

(m)    pledges or deposits securing the Singapore L/C;

(n)    Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as MVWC and all Subsidiaries) $50,000,000 at any one time;

(o)    Liens on Foreign Time Share Receivables securing Indebtedness permitted by Section 7.2(t);

(p)    Liens on the monetized notes underlying hypothecations of, or Qualified Securitization Transactions with respect to, Time Share Receivables permitted by Section 7.2(t);

(q)    Liens on the property of any Group Member that is not a Loan Party to secure Non-Recourse Debt incurred by such Group Member pursuant to Sections 7.2(u) or (v);

(r)    Liens to secure Indebtedness permitted under Section 7.2(x); provided that (i) in the case of any such Indebtedness incurred by a Loan Party, such Liens do not extend to any property other than the Collateral and (ii) the representative of the holders of each such Indebtedness becomes party to (x) if such Indebtedness is secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Obligations, an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and MVWC, which agreement provides that the Liens on the Collateral securing such Indebtedness shall rank pari passu with the Liens on the Collateral securing the Obligations and (y) if such Indebtedness is secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Obligations, an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and MVWC, which agreement provides that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations;

(s)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8(i);

(t)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(u)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(v)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(w)    Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of MVWC or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of MVWC or any of its Subsidiaries;

(x)    Liens solely on any cash earnest money deposits made by MVWC or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(y)    ground leases in respect of real property on which facilities owned or leased by MVWC or any of its Subsidiaries are located;

(z)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of MVWC or any of its Subsidiaries;

(aa)    any interest of a lessor or sublessor under, and Liens arising from precautionary Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted by this Agreement;

(bb)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)    deposits of cash with the owner or lessor of premises leased and operated by MVWC or any of its Subsidiaries to secure the performance of MVWC’s or such Subsidiary’s obligations under the terms of the lease for such premises; and

(dd)    Liens with respect to property or assets of MVWC and its Subsidiaries (including accounts receivable or other revenue streams and other rights to payment and any other assets related thereto) in connection with a property manager’s obligations in respect of timeshare collection accounts, operating accounts and reserve accounts.

Notwithstanding the foregoing, (i) no consensual Liens shall exist on Capital Stock that constitutes Collateral other than pursuant to clauses (h) and (r) above, (ii) no consensual Liens otherwise permitted under this Section 7.3 shall exist on real property other than pursuant to clauses (e), (q) and (y) above and (iii) no Liens shall exist on any rights of any of MVWC, the Borrower or any Subsidiary under any Intercompany Agreement other than any such Liens (x) arising pursuant to the Intercompany Agreements (as in effect on the date hereof) and (y) pursuant to clauses (h) and (r) above.

7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)    any Subsidiary (other than the Borrower) may be merged or consolidated with or into (i) MVWC (provided that MVWC shall be the continuing or surviving corporation), (ii) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (iii) any other Subsidiary (other than the Borrower) (provided that if any of such Subsidiaries party to such merger or consolidation contemplated by this clause (iii) is a Subsidiary Guarantor, a Subsidiary Guarantor shall be the continuing or surviving corporation);

(b)    (i) any Subsidiary Guarantor may Dispose of all or substantially all of its assets (A) to MVWC, the Borrower or any other Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (B) pursuant to a Disposition permitted by Section 7.5 (other than Section 7.5(c)) and (ii) any Subsidiary that is not a Loan Party may Dispose of all or substantially all of its assets (A) to MVWC, the Borrower or any other Subsidiary (upon voluntary liquidation or otherwise) or (B) pursuant to a Disposition permitted by Section 7.5 (other than Section 7.5(c)); and

(c)    any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

7.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)    the Disposition of obsolete or worn out property in the ordinary course of business;

(b)    the sale of inventory (including Time Share Interests) in the ordinary course of business;

(c)    Dispositions permitted by clause (i) (A) or (ii)(A) of Section 7.4(b);

(d)    the sale or issuance of any Subsidiary’s Capital Stock to MVWC or the Borrower or any Subsidiary Guarantor;

(e)    (i) the Disposition of Time Share Receivables in the ordinary course of business (which may include the Disposition of disputed or written down Time Share Receivables in a manner determined to be prudent by MVWC), (ii) Dispositions of Time Share Receivables and Related Assets or an interest therein of the type specified in the definition of “Qualified Securitization Transaction” to a Time Share SPV and (iii) the Disposition of Time Share Receivables by Foreign Subsidiaries for fair value;

(f)    the Disposition of property for fair market value; provided that (i) at the time of any such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) at least 75% of the consideration received from each such Disposition is cash or Cash Equivalents and (iii) after giving pro forma effect to such Disposition in accordance with Section 1.4 of this Agreement, MVWC and its Subsidiaries are in compliance with the financial covenants contained in Section 7.1(a) and (b) of this Agreement as of the last day of the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b);

(g)    [reserved];

(h)    Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(i)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member;

(j)    the Disposition in the ordinary course of business of interests in any resort operating as part of the European business of MVWC or the Borrower to an independent trustee after all or substantially all of the Time Share Interests attributable to such resort have been sold to third parties;

(k)    the issuance of preferred stock;

(l)    Dispositions of Cash Equivalents;

(m)    the Disposition in the ordinary course of business of interests in the entities which hold the interests in inventory used in the operation of the Marriott Vacation Club, Asia Pacific business to an independent trustee or administrative third parties subject to regulatory provisions of the laws of the jurisdictions governing such entities;

(n)     any operating or capital lease entered into by any Group Member (as lessor) in the ordinary course of business;

(o)    (i) any Disposition by any Loan Party (other than any Disposition by MVWC of any Capital Stock of the Borrower) to any other Loan Party, (ii) any Disposition by any Subsidiary that is not a Loan Party to any Loan Party for consideration not to exceed the fair market value of the property subject to such Disposition (as determined by the Borrower in good faith) and (iii) any Disposition by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; and

(p)    Dispositions of Deferred Compensation Plan Assets, the proceeds of which are used (i) to acquire other Deferred Compensation Plan Assets, (ii) to make payments to current and former employees and non-employee directors of MVWC and its Subsidiaries pursuant to the Deferred Compensation Plan or (iii) as otherwise permitted by the Deferred Compensation Plan Trust in which such Deferred Compensation Plan Assets are held.

7.6    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)    any Subsidiary may make Restricted Payments to MVWC, the Borrower or any other Subsidiary (and in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to MVWC, the Borrower and any other Subsidiary and to each other owner of Capital Stock of such Subsidiary based on their relative ownership interests of the relevant class of Capital Stock);

(b)     so long as no Default or Event of Default shall have occurred and be continuing, MVWC may purchase MVWC’s common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the Closing Date (net of any proceeds received by MVWC after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $15,000,000 in any fiscal year;

(c)    MVWC and the Borrower may make Restricted Payments so long as after giving pro forma effect to such Restricted Payment in accordance with Section 1.4 of this Agreement, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Consolidated Leverage Ratio as of the last day of the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b) is less than or equal to 3.00 to 1.00 on a pro forma basis and (iii) MVWC and its Subsidiaries are in compliance on a pro forma basis with the financial covenants contained in Section 7.1(a) and (b) of this Agreement as of the last day of the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b);

(d)    MVWC may make any Restricted Payments and/or payments or deliveries in shares of common stock (or other securities or property following a merger event or other change of the common stock of MVWC) (and cash in lieu of fractional shares) and/or cash required by the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries due upon conversion thereof);

(e)    MVWC may pay the premium in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction;

(f)    MVWC may make any Restricted Payments and/or payments or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Warrant Transaction (including, without limitation, making payments and/or deliveries due upon exercise and settlement or termination thereof); and

(g)    dividends paid on outstanding cumulative mandatorily redeemable preferred Capital Stock.

7.7    Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of MVWC and its Subsidiaries in the ordinary course of business not exceeding $350,000,000 in any fiscal year; provided, that (a) up to $150,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this Section 7.7 during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.

7.8    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)    extensions of trade credit in the ordinary course of business;

(b)    Investments in cash and Cash Equivalents;

(c)    Guarantee Obligations permitted by Section 7.2;

(d)    loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $15,000,000 at any one time outstanding (valued at cost);

(e)    Investments by any Group Member in the Borrower or any other Subsidiary; provided that, with respect to Investments made by Loan Parties pursuant to this Section 7.8(e) in Subsidiaries that are not Loan Parties, (i) after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of all such Investments at any one time outstanding (valued at cost), together with the aggregate amount of Investments outstanding at such time (valued at cost) made by Loan Parties pursuant to Section 7.8(i) in Persons that do not become Loan Parties and in assets, property and businesses acquired pursuant to Section 7.8(i) that, after giving effect to such acquisition and any related transactions, are not owned by Loan Parties (it being agreed that, solely for purposes of this Section 7.8(e), any such Investments made pursuant to the proviso to clause (E) of Section 7.8(i) shall be deemed to have been made pursuant to Section 7.8(j) and not pursuant to Section 7.8(i)), shall not exceed the greater of (x) $250,000,000 and (y) 10.0% of Consolidated Total Assets (measured as of the date such Investment is made, after giving pro forma effect thereto in accordance with Section 1.4 of this Agreement, based upon the most recent financial statements delivered pursuant to Section 6.1(a) or (b) hereof) (including for such purpose the fair market value (as determined in good faith by senior management of MVWC) of any assets contributed by Loan Parties to any such non-Loan Party Subsidiaries pursuant to this Section 7.8(e), net of any Indebtedness assigned to, and assumed by, such non-Loan Party Subsidiary from any Loan Party in connection therewith) it being understood and agreed that to the extent a Loan Party (after the respective Investment has been made) receives (A) a cash return from the respective Investment previously invested in any Subsidiary that is not a Loan Party pursuant to this Section 7.8(e) (which cash return may be made by way of repayment of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption or proceeds of a disposition) in the case of equity investments), (B) a reduction or termination of an Investment in any Subsidiary that is not a Loan Party in the form of a guaranty made under this Section 7.8(e) or (C) a return in the form of an asset distribution in respect of the respective Investment in any Subsidiary that is not a Loan Party previously invested pursuant to this Section 7.8(e), then the amount of such cash return of investment, such reduction or termination of a guaranty or the fair market value of such distributed asset (as determined in good faith by senior management of MVWC), as the case may be, shall reduce the amount of such Investment; provided that the aggregate amount of reductions described above in respect of any Investment in any Subsidiary that is not a Loan Party permitted by this subsection 7.8(e) shall not exceed the amount previously invested pursuant to this Section 7.8(e) in such Investment;

(f)    Investments existing on the Closing Date and set forth on Schedule 7.8(f) and any modification, replacement, renewal, reinvestment or extension thereof, so long as the aggregate amount of any Investment pursuant to this clause (f) is not increased at any time above the amount of such Investment existing on the Closing Date, unless such increase is permitted by (and made pursuant to) any other clause of this Section 7.8;

(g)    Investments in Time Share Receivables in the ordinary course of business;

(h)    Investments (i) by a Group Member in a Time Share SPV or any Investment by a Time Share SPV in any other Person, in each case, in connection with a Qualified Securitization Transaction, provided, however, that any Investment in any such Person is in the form of a note or any equity interest or interests in Time Share Receivables and Related Assets generated by a Group Member and contributed or sold to such Time Share SPV in connection with a Qualified Securitization Transaction; or (ii) by a Group Member in any Time Share SPV in connection with its exercise of any rights under clean up call provisions of 15% or less in any Qualified Securitization Transaction;

(i)    Investments by any Group Member constituting either the acquisition of (x) all or substantially all of the assets, or all or substantially all of the assets constituting a business, division or product line, of any Person not already a Subsidiary of MVWC or (y) 100% of the Capital Stock of any Person that becomes a Subsidiary as a result of such acquisition; provided that, immediately after giving effect thereto in accordance with Section 1.4 of this Agreement, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) MVWC and its Subsidiaries are in compliance on a pro forma basis with the financial covenants contained in Section 7.1(a) and (b) of this Agreement as of the last day of the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b), (C) any such acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 7.2, (D) to the extent required by Section 6.9, (x) the applicable Group Member shall grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property (subject to Liens expressly permitted by Section 7.3) in the property, assets and businesses acquired in such acquisition and (y) any such acquired or newly formed Subsidiary shall become a Subsidiary Guarantor, in each case of clause (x) and (y), in accordance with Section 6.9 and (E) the aggregate amount of Investments at any one time outstanding (valued at cost) made by Loan Parties pursuant to this Section 7.8(i) in Persons that do not become Loan Parties and in assets, property and businesses acquired pursuant to this Section 7.8(i) that, after giving effect to such acquisition and any related transactions, are not owned by Loan Parties, together with the aggregate amount of Investments outstanding at such time (valued at cost) made by Loan Parties in Subsidiaries that are not Loan Parties pursuant to Section 7.8(e), shall not exceed the greater of (x) $250,000,000 and (y) 10.0% of Consolidated Total Assets (measured as of the date such Investment is made, after giving pro forma effect thereto in accordance with Section 1.4 of this Agreement, based upon the most recent financial statements delivered pursuant to Section 6.1(a) or (b) hereof) (provided that notwithstanding the foregoing, Loan Parties may make additional Investments pursuant to this Section 7.8(i) in Persons that do not become Loan Parties and in assets, property and businesses acquired pursuant to this Section 7.8(i) that, after giving effect to such acquisition and any related transactions, are not owned by Loan Parties, in an amount equal to any unused amounts available for Investments at such time under Section 7.8(j) (it being understood that any such utilization will be deemed to be a utilization of Section 7.8(j)).

(j)    in addition to Investments otherwise expressly permitted by this Section 7.8, Investments by MVWC, the Borrower or any of their respective Subsidiaries in an aggregate amount (valued at cost) not to exceed $75,000,000 outstanding at any one time;

(k)    Investments constituting Restricted Payments permitted by Section 7.6;

(l)    to the extent constituting an Investment, any Swap Agreement permitted by Section 7.11;

(m)    Investments made by MVWC and its Subsidiaries in Deferred Compensation Plan Assets in an amount (valued at cost) not to exceed at any time 110% of the aggregate amount of compensation payable to current and former employees and non-employee directors of MVWC and its Subsidiaries that is deferred pursuant to the Deferred Compensation Plan (plus amounts equal to the earnings or gains on such investment assets);

(n)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers, clients, developers or purchasers or sellers of goods or services made in the ordinary course of business;

(o)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, or judgments against, customers and suppliers, in each case, in the ordinary course of business or Investments acquired by any Group Member as a result of foreclosure by any Group Member with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(p)    loans and advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business;

(q)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with the customary trade terms of such Group Member;

(r)    advances in the ordinary course of business to secure developer contracts of MVWC and its subsidiaries; and

(s)    Guarantees by any Group Member of (i) obligations of any Group Member arising under leases (other than Capital Lease Obligations) or (ii) other obligations of any Group Member that do not constitute Indebtedness, in each case of clause (i) or (ii), entered into in the ordinary course of business.

7.9    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Loan Party) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. The restrictions contained in this Section 7.9 shall not apply to (i) any transaction between or among Subsidiaries that are not Loan Parties in the ordinary course of business, (ii) transactions between or among Group Members in the ordinary course of business not to exceed $15,000,000 in the aggregate, (iii) transactions in which the Borrower or any Subsidiary delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Borrower or such Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate, (iv) any transaction pursuant to the Separation and Distribution Agreement and the Intercompany Agreements, (v) to any sale or other transfer of Time Share Receivables and other Related Assets or other transactions customarily effected as part of (A) a Qualified Securitization Transaction

(including, without limitation, servicing agreements and other similar arrangements customary in Qualified Securitization Transactions) or (B) the Receivables Warehouse Facility, (vi) timeshare and fractional sales commissioned services provided through operations in Mexico, Latin America or the Caribbean or (vii) owner services activities provided through Promociones Marriott, S.A. de C.V.

7.10    Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.11    Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, (c) back-to-back Swap Agreements between MVWC, the Borrower or any Subsidiary and a counterparty which constitutes, in all material respects, a mirror Swap Agreement to any swap transaction described in clauses (a) and (b) of this Section 7.11 in connection with the Receivables Warehouse Facility or any Qualified Securitization Transaction, (d) any accelerated share repurchase agreement, prepaid forward purchase agreement or similar contract and all other agreements related thereto with respect to the purchase by MVWC of its Capital Stock to the extent permitted by Section 7.6, (e) any Permitted Bond Hedge Transaction and (f) any Permitted Warrant Transaction.

7.12    Changes in Fiscal Periods. Permit the fiscal year of MVWC to end on a day other than December 31 or change MVWC’s method of determining fiscal quarters.

7.13    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and (so long as the prohibitions and limitations therein (x) are, in the good faith determination of MVWC, customary for the relevant type of Indebtedness and (y) would not prohibit or conflict with the Liens granted pursuant to the Loan Documents as in effect at the time of incurrence of the relevant prohibition or limitation) the agreements governing any Indebtedness incurred pursuant to Section 7.2(s) or (x), (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and any proceeds thereof), (c) any restrictions on the ability of MVWC to create Liens on Deferred Compensation Plan Assets, (d) any restrictions that are binding on any Subsidiary at the time such Subsidiary first becomes a Subsidiary of MVWC (provided that such restrictions were not incurred in contemplation of such Person becoming a Subsidiary of MVWC) (and any renewal or extension of a restriction permitted by this clause (d) or any agreement evidencing such restriction or any amendment or modification thereof, in each case that does not materially expand the scope of such restriction), (e) customary restrictions contained in leases, sub-leases, licenses, sub-licenses or similar agreements that are, in each case, otherwise permitted by this Agreement and entered into in the ordinary course of business, (f) customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements and other similar agreements otherwise permitted by this Agreement, so long as such limitations are applicable only to the assets that are the subject of such agreements, (g) customary restrictions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture, (h) customary provisions restricting assignment of any agreement entered into by any Loan Party in the ordinary course of business and (i) customary restrictions with respect to cash deposits, escrow arrangements and other cash collateral, so long as the Lien in respect of such cash collateral is permitted under Section 7.3.

7.14    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of MVWC (other than a Special Purpose Subsidiary with respect to the Qualified Securitization Transaction to which such Special Purpose Subsidiary is a party) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, MVWC or any other Subsidiary, (b) make loans or advances to, or other Investments in, MVWC or any Subsidiary or (c) transfer any of its assets to MVWC, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or (so long as such restrictions are, in the good faith determination of MVWC, (x) customary for the relevant type of Indebtedness and (y) not materially more restrictive (taken as a whole) than such restrictions existing under the Loan Documents) under the documentation governing any Indebtedness incurred pursuant to Section 7.2(s) or (x), (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions that are binding on any Subsidiary at the time such Subsidiary first becomes a Subsidiary of MVWC (provided that such restrictions were not incurred in contemplation of such Person becoming a Subsidiary of MVWC) (and any renewal or extension of a restriction permitted by this clause (iii) or any agreement evidencing such restriction or any amendment or modification thereof, in each case that does not materially expand the scope of such restriction), (iv) customary restrictions contained in leases, sub-leases, licenses, sub-licenses or similar agreements that are, in each case, otherwise permitted by this Agreement and entered into in the ordinary course of business, (v) customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements and other similar agreements otherwise permitted by this Agreement, so long as such limitations are applicable only to the assets that are the subject of such agreements, (vi) customary restrictions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture, (vii) customary provisions restricting assignment of any agreement entered into by any Group Member in the ordinary course of business, (viii) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and any proceeds thereof) and (ix) customary restrictions with respect to cash deposits, escrow arrangements and other cash collateral, so long as the Lien in respect of such cash collateral is permitted under Section 7.3.

7.15    Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto; provided that, for avoidance of doubt, the operation by any Loan Party of any Time Share Development Property prior to or during the conversion of such Time Share Development Property to Time Share Interests shall be deemed to be reasonably related to the businesses in which the Borrower and its Subsidiaries were engaged on or prior to the date of this Agreement.

7.16    Amendments to Intercompany and Other Agreements. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Intercompany Agreements or the Separation and Distribution Agreement if the effect of any such amendment, supplement or modification (individually or when taken cumulatively with all prior such amendments, supplements and modifications) (a) would make the terms of any such agreement (including any of the indemnities or licenses contained therein or any fees payable thereunder) taken as a whole, materially less favorable to the interests of the Borrower, the Borrower and its Subsidiaries taken as a whole, the Group Members taken as a whole or the Lenders with respect thereto or (b) could reasonably be expected to have a Material Adverse Effect.

(b)    Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Deferred Compensation Plan if after giving effect to any such amendment, supplement or modification (individually or when taken cumulatively with all prior such amendments, supplements and modifications) the Deferred Compensation Plan would fail to meet the requirements for non-qualified deferred compensation plans contained in IRC Section 409A.

7.17    Optional Payments and Modifications of Certain Indebtedness. (a) Permit any Group Member to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the principal of or interest on, or any other amount owing in respect of, (i) any Indebtedness that is subordinated in right of payment to the Obligations, (ii) any Indebtedness that is secured by Liens on the Collateral that rank junior to the Liens securing the Obligations, (iii) any unsecured Indebtedness incurred pursuant to Section 7.2(s), and (iv) Permitted Refinancing Indebtedness in respect of any of the foregoing (collectively, “Junior Debt”) except for (A) from the proceeds of the incurrence of Permitted Refinancing Indebtedness in respect thereof, (B) the conversion of any such Junior Debt to Capital Stock of MVWC, (C) payments or deliveries by MVWC in shares of common stock (or other securities or property following a merger event or other change of the common stock of MVWC) (and cash in lieu of fractional shares) and/or cash under or in respect of any Permitted Convertible Indebtedness (in each case including, without limitation, making payments of interest and principal thereon, making payments due upon repurchase thereof and/or making payments and deliveries due upon conversion thereof) and (D) additional payments and distributions so long as after giving pro forma effect thereto in accordance with Section 1.4 of this Agreement (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Consolidated Leverage Ratio as of the last day of the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b) is less than or equal to 3.00 to 1.00 and (iii) MVWC and its Subsidiaries are in compliance on a pro forma basis with the financial covenants contained in Section 7.1(a) and (b) of this Agreement as of the last day of the Reference Period most recently ended on or prior to such date for which financial statements were delivered pursuant to Section 6.1(a) or (b).

(b)    Permit any Group Member to amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any agreement or instrument governing or evidencing Junior Debt in any manner that is, taken as a whole with all such changes, materially adverse to the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

7.18    Use of Proceeds. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8.    EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)    the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)    any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to MVWC and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.4 and 5.6(b) of the Guarantee and Collateral Agreement; or

(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of the date on which a Responsible Officer obtains knowledge thereof or notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)    any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Non-Recourse Debt incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due, or to require prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless at such time, either (x) one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness (other than Non-Recourse Debt incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction) the aggregate outstanding principal amount of which is $50,000,000 or more or (y) one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) that (A) constitute the failure of any Group Member in making any payment of any principal of any Non-Recourse Debt incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction on the stated maturity date in respect thereof and/or (B) resulted in the principal amount of any Non-Recourse Debt incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction becoming due and payable prior to the stated maturity thereof (which acceleration has not been rescinded prior to such time) shall have occurred and be continuing with respect to Non-Recourse

Debt incurred under the Receivables Warehouse Facility or in respect of any Qualified Securitization Transaction the aggregate outstanding principal amount of which is $350,000,000; provided, further, that clause (iii) of this paragraph (e) shall not apply to any Permitted Convertible Indebtedness to the extent such default, event or condition consists of or occurs as a result of (x) the satisfaction of a conversion contingency, (y) the exercise by a holder of Permitted Convertible Indebtedness of a conversion right resulting from the satisfaction of a conversion contingency or (z) a required repurchase under such Permitted Convertible Indebtedness;

(f)    there shall be an event of default that has not been cured or waived under, or involuntary termination prior to maturity of, the Receivables Warehouse Facility; or

(g)    (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(h)    (i) an ERISA Event and /or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

(i)    one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(j)    any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(k)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l)    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of MVWC; (ii) the board of directors of MVWC shall cease to consist of a majority of Continuing Directors; or (iii) MVWC shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or

(m)    any Intercompany Agreement shall cease, for any reason, to be in full force and effect (other than pursuant to or as provided by the terms hereof or any other Loan Document);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.    THE AGENTS

9.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent (in such capacity) to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.    Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4    Reliance by Administrative Agent . The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to MVWC or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, MVWC or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7    Indemnification. The Lenders agree to indemnify the Agents, the Issuing Lenders and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, any Letter of Credit or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party and its affiliates as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10    Co-Documentation Agents and Co-Syndication Agents. Neither the Co-Documentation Agents, the Co-Syndication Agents or the Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.    MISCELLANEOUS

10.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) decrease or forgive the principal amount or extend the final scheduled date of maturity of any Loan, L/C Obligation or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment (including any related Foreign Currency Commitment), in each case without the written consent of each Lender directly and adversely affected thereby; (ii) amend this Section 10.1 without the written consent of each Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release MVWC from its obligations under the Guarantee and Collateral Agreement or release Subsidiary Guarantors comprising all or substantially all of the value of the Subsidiary Guarantors (taken as a whole) from their obligations under the Guarantee and Collateral Agreement (it being understood that no such waiver, consent, or amendment shall be required in connection with the release of collateral as described in Section 8.15 of the Guarantee and Collateral Agreement), in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.12, Section 10.7(a) or the definitions of “Percentage”, “Pro Rata Share”, “Outstanding Percentage” or “Aggregate Exposure Percentage” without the written consent of each Lender directly and adversely affected thereby; (v) amend, modify or waive the definitions of “Foreign Currency” or “Foreign Currency Commitment Percentage” without the written consent of each Foreign Currency Lender directly and adversely affected thereby, (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; or (vii) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders.

10.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of MVWC, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To MVWC:	Marriott Vacations Worldwide Corporation
6649 Westwood Boulevard
Orlando, Florida 32821
Attention: General Counsel
Facsimile Number: (407) 513-6680
Telephone Number: (407) 206-6000

To Borrower:	Marriott Ownership Resorts, Inc.
6649 Westwood Boulevard
Orlando, Florida 32821
Attention: General Counsel
Facsimile Number: (407) 513-6680
Telephone Number: (407) 206-6000

with a copy to:

Marriott Ownership Resorts, Inc.
6649 Westwood Boulevard, Ste 500
Orlando, Florida 32821
Attention: Joseph Bramuchi, Vice President & Treasurer
Facsimile Number: (407) 206-6005
Telephone Number: (407) 513-6954

If to the Administrative Agent:

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
500 Stanton Christiana Road, NCC5, Floor 1
Newark, DE 19713-2107
Attn: William Tanzilli
Telephone: 302-552-6955

with copies to:

JPMorgan Chase Bank, N.A.
383 Madison Ave, Floor 24
New York, NY 10179
Attention: Yannan Qiu
Telephone: 212-622-5490

and, in the case of notices, requests or demands with respect to any Foreign Currency Loan, copies to:

J.P. Morgan Europe Limited
Loans Agency, 6th Floor
25 Bank Street, Canary Wharf
London E145JP
United Kingdom
Attention: Loans Agency
Telecopy: +44-20-7777-2360

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5    Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender, Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, Issuing Lender and the Administrative Agent and each of their affiliates and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to any Group Member or any Group Member’s operations or properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, and provided, further, that this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Joseph Bramuchi, Vice President & Treasurer (Telephone No. (407) 513-6954) (Telecopy No. (407) 206-6005), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and each Issuing Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, Defaulting Lender, a Loan Party or an Affiliate of a Loan Party, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it (provided that, for avoidance of doubt, any such assignment by a Lender that is a Foreign Currency Lender shall include a pro rata assignment of any Foreign Currency Commitments of, and Foreign Currency Loans held by, such Lender) with the prior written consent of:

(A)    the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(C)    each Issuing Lender (such consent not to be unreasonably withheld or delayed).

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the Dollar Equivalent amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consents not to be unreasonably withheld or delayed), provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)    (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

; provided that in no event may an assignment be made to a Direct Competitor of the Borrower without the prior written consent of the Borrower.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments (including any related Foreign Currency Commitments) of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) other than a natural person, Defaulting Lender, a Loan Party or an Affiliate of a Loan Party in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments (including any related Foreign Currency Commitments) and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.13 and 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments (including any related Foreign Currency Commitments), Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment (including any related Foreign Currency Commitment), Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7    Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (or any participation therein arising pursuant to Section 2.21) (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations (or any participations therein arising pursuant to Section 2.21) owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided, further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of MVWC, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12    Submission To Jurisdiction; Waivers. Each of MVWC, the Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction (or, in the case of matters relating to the Security Documents, non-exclusive jurisdiction) of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to MVWC or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13    Acknowledgements. Each of MVWC and the Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to MVWC or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and MVWC and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among MVWC, the Borrower and the Lenders.

10.14    Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, (x) upon any Disposition by any Loan Party (other than any such Disposition to another Loan Party) of any Collateral in a transaction not prohibited by any Loan Document, the security interests in such Collateral created by the Security Documents shall be automatically released and (y) upon any Disposition by any Loan Party (other than any such Disposition to another Loan Party) the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing (or evidencing the release of) any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)    At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements and contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the Commitments have been terminated and no Letter of Credit shall be outstanding (unless such Letter of Credit is Collateralized), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15    Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party or its affiliates, the Administrative Agent, any Issuing Lender or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to data service providers, including league table providers, that serve the lending industry (but, in the case of this clause (j), solely to the extent that (i) such Information is information about the terms of the financing contemplated hereby routinely provided by arrangers to data services providers and (ii) such Information is provided to such data service providers no earlier than the fifth Business Day after the Closing Date) or (k) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16    WAIVERS OF JURY TRIAL. MVWC, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17    USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan in accordance with the Patriot Act.

10.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.19    Judgement Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s offices on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 10.7(a), such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Joseph J. Bramuchi
	Name:	Joseph J. Bramuchi
	Title:	Vice President

MARRIOTT OWNERSHIP RESORTS, INC.

By:	/s/ Joseph J. Bramuchi
	Name:	Joseph J. Bramuchi
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as an Issuing Lender and as a Lender

By:	/s/ Mohammad Hasan
	Name:	Mohammad Hasan
	Title:	Executive Director

BANK OF AMERICA, N.A., as an Issuing Lender and as a Lender

By:	/s/ Suzanne E. Pickett
	Name:	Suzanne E. Pickett
	Title:	Vice President

SUNTRUST BANK, as an Issuing Lender and as a Lender

By:	/s/ W. Bradley Hamilton
	Name:	W. Bradley Hamilton
	Title:	Director

DEUTSCHE BANK AG NEW YORK BRANK, as a Lender

By:	/s/ Joanna Soliman
	Name:	Joanna Soliman
	Title:	Vice President

By:	/s/ Alexander Johnson
	Name:	Alexander Johnson
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Christopher Day
	Name:	Christopher Day
	Title:	Authorized Signatory

By:	/s/ Tino Schaufelberger
	Name:	Tino Schaufelberger
	Title:	Authorized Signatory

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ James Travagline
	Name:	James Travagline
	Title:	Managing Director

BANK OF HAWAII, as a Lender

By:	/s/ Rod Peroff
	Name:	Rod Peroff
	Title:	Vice President

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Abdullah Dahman
	Name:	Abdullah Dahman
	Title:	Vice President

FIRST HAWAIIAN BANK, N.A., as a Lender

By:	/s/ Derek Chang
	Name:	Derek Chang
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven L. Sawyer
	Name:	Steven L. Sawyer
	Title:	Senior Vice President

Schedule 1.1A

Commitments

Lender	Commitment	Foreign Currency Commitment
JPMorgan Chase Bank, N.A.	$37,500,000	$37,500,000
Bank of America, N.A.	$37,500,000	$37,500,000
SunTrust Bank	$37,500,000	$37,500,000
Deutsche Bank AG New York Branch	$37,500,000	$0
Credit Suisse AG, Cayman Islands Branch	$25,000,000	$0
Wells Fargo Bank, N.A.	$25,000,000	$25,000,000
Bank of Hawaii	$12,500,000	$0
The Bank of New York Mellon	$12,500,000	$12,500,000
First Hawaiian Bank	$12,500,000	$12,500,000
U.S. Bank National Association	$12,500,000	$12,500,000

Total	$250,000,000	$175,000,000

Schedule 1.1B

Description of Singapore LC

“Singapore L/C” means Letter of Credit No. 61655218 obtained by Marriott as applicant and issued by Citibank, N.A. in favor of Citibank Singapore Limited, in the amount of SGD 2,898,991, as such amount may hereafter be reduced from time to time, in connection with the Participation Agreement dated November 6, 2006, as amended and supplemented from time to time, between MVCI Asia Pacific Pte. Ltd. and Citibank Singapore Limited, together with any replacement letter of credit that may be obtained therefor.

Schedule 1.1C

Existing Letters of Credit

LC Number	Issue Date	Applicant	Beneficiary	Currency	Amount
TFTS-326850	1/3/2013	Marriott Vacations Worldwide Corp, for the account of Costa del Sol Development Co, N.V.	Foley & Lardner LLP	USD	150,000
TFTS-353664	2/16/2013	Marriott Ownership Resorts, Inc.	Government of Dubai, Department of Economic Development	AED	1,000,000
TFTS-762212	10/18/2013	MVCI Europe Limited	Saudi Commission for Tourism and Antiquities	SAR	250,000
TFTS-762213	10/18/2013	MVCI Europe Limited	Saudi Commission for Tourism and Antiquities	SAR	500,000
TFTS-860067	3/13/2014	MVCI Europe Limited	Ministry of Commerce Bahrain	BHD	100,000
TFTS-794785	2/6/2017	MVCI Europe Limited	Saudi Commission for Tourism and Antiquities	SAR	250,000
TFTS-934998	3/21/2017	MVCI Europe Limited	Saudi Commission for Tourism and Antiquities	SAR	500,000
TFTS-990419	5/4/2017	MORI Waikoloa Holding Company	Guggenheim Corporate Funding	USD	3,557,864

Schedule 4.4

Consents, Authorizations, Filings and Notices

None

Schedule 4.15

Subsidiaries

Subsidiaries organized in the United States	Jurisdiction of Organization	Percentage of Each Class of Capital Stock Owned by a Loan Party
e-CRM Central, LLC	Delaware	100% by Marriott Ownership Resorts, Inc.

Eagle Tree Construction, LLC	Florida	100% by RBF LLC

Hard Carbon, LLC	Nevada	100% by Marriott Ownership Resorts, Inc.

Heavenly Resort Properties, LLC	Nevada	100% by Marriott Ownership Resorts, Inc.

K D Kapule LLC	Hawaii	100% by Kauai Lagoons Holdings LLC

Kauai Lagoons Holdings LLC	Delaware	100% by MORI Member (Kauai) LLC

Kauai Lagoons LLC	Hawaii	100% by Kauai Lagoons Holdings LLC

Kauai Lagoons Vessels LLC	Hawaii	100% by Kauai Lagoons Holdings LLC

Kyuka Owner Trust 2014-A	Delaware

Marriott Kauai Ownership Resorts, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott Overseas Owners Services Corporation	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott Ownership Resorts Procurement, LLC	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott Ownership Resorts, Inc.	Delaware	100% by MVW US Holdings Inc.

Marriott Resorts Hospitality Corporation	South Carolina	100% by Marriott Ownership Resorts, Inc.

Marriott Resorts Sales Company, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott Resorts Title Company, Inc.	Florida	100% by Marriott Ownership Resorts, Inc.

Marriott Resorts, Travel Company, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott Vacation Club Owner Trust 2010-1	Delaware

Marriott Vacation Properties of Florida, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott’s Desert Springs Development Corporation	Delaware	100% by Marriott Vacations Worldwide Corporation

Marriott Vacations Worldwide Owner Trust 2011-1	Delaware

Marriott Vacations Worldwide Owner Trust 2012-1	Delaware

MH Kapalua Venture, LLC	Delaware	100% by MVW US Holdings, Inc.

MORI Golf (Kauai), LLC	Delaware	100% by MORI Member (Kauai) LLC

MORI Member (Kauai), LLC	Delaware	100% by MVW US Holdings, Inc.

MORI Residences, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

MORI SPC Corp.	Delaware	100% by Marriott Ownership Resorts, Inc.

MORI SPC II, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

MORI SPC III Corp.	Delaware	100% by Marriott Ownership Resorts, Inc.

MORI SPC Series Corp.	Delaware	100% by Marriott Ownership Resorts, Inc.

MORI SPC V Corp.	Delaware	100% by MVW US Holdings, Inc.

MORI Waikoloa Holding Company, LLC	Delaware	100% by Marriott Ownership Resorts, Inc.

MTSC, INC.	Delaware	100% by Marriott Ownership Resorts, Inc.

MVCO Series LLC	Delaware

MVW International Finance Company LLC	Delaware

MVW of Hawaii, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

MVW of Nevada, Inc.	Nevada	100% by Marriott Ownership Resorts, Inc.

MVW Owner Trust 2013-1	Delaware

MVW Owner Trust 2014-1	Delaware

MVW Owner Trust 2015-1	Delaware

MVW Owner Trust 2016-1	Delaware

MVW Owner Trust 2017-1	Delaware

MVW SSC, Inc.	Delaware	100% by Marriott Resorts Hospitality Corporation

MVW US Holdings, Inc.	Delaware	100% by Marriott Vacations Worldwide Corporation

MVW US Services, LLC	Delaware	100% by MVW SSC, Inc.

R.C. Chronicle Building, L.P.	Delaware	99.9% by RCC (LP) Holdings LP; 0.01% by RCC (GP) Holdings LLC

RBF, LLC	Delaware	100% by The Ritz-Carlton Development Company, Inc.

RCC (GP) Holdings LLC	Delaware	100% by RCC (LP) Holdings LP

RCC (LP) Holdings L.P.	Delaware	100% by The Ritz Carlton Development Company, Inc. (limited partnership interests); RCDC Chronicle LLC (general partnership interest)

RCDC 942, L.L.C.	Delaware	RCDC Chronicle LLC

RCDC Chronicle LLC	Delaware	100% by The Ritz-Carlton Development Company, Inc.

The Cobalt Travel Company, LLC	Delaware	100% by The Ritz-Carlton Development Company, Inc.

The Lion & Crown Travel Co., LLC	Delaware	100% by The Ritz-Carlton Development Company, Inc.

The Ritz-Carlton Development Company, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

The Ritz-Carlton Management Company, L.L.C.	Delaware	100% by The Ritz-Carlton Development Company, Inc.

The Ritz-Carlton Sales Company, Inc.	Delaware	100% by The Ritz-Carlton Development Company, Inc.

The Ritz-Carlton Title Company, Inc.	Delaware	100% by The Ritz-Carlton Development Company, Inc.

Subsidiaries organized outside the United States	Jurisdiction of Organization	Percentage of Each Class of Capital Stock Owned by a Loan Party
AP (Macau) Pte Limited	Macau

AP Nusa Dua Bali Hong Kong Holding Limited	Hong Kong

Aruba Finance Holdings B.V.	Netherlands

Asia Pacific Bali Hong Kong Holding Limited	Hong Kong

Asia Pacific HK Holding Limited	Hong Kong

Bali Hong Kong Holding Limited	Hong Kong

Chaihat Holding Limited	Thailand

Club Holidays Australia Ltd.	Australia

Club Resorts No. 1 Australia Ltd.	Australia

Costa Del Sol Development Company N.V.	Aruba

Fortyseven Park Street Limited	United Kingdom

Hat 64	Cayman Islands

Indah HK Holding Limited	Hong Kong

Maikhao Land Owning Limited	Thailand

Marriott Ownership Resorts (Bahamas) Limited	Bahamas	100% by Marriott Ownership Resorts, Inc. (record ownership of 80% of the shares is held in trust for Marriott Ownership Resorts, Inc.)

Marriott Ownership Resorts (St. Thomas), Inc.	Virgin Islands - US	100% by Marriott Vacations Worldwide Corporation

Marriott Resorts Hospitality (Bahamas) Limited	Bahamas	100% by Marriott Resorts Hospitality Corporation (record ownership of 80% of the shares is held in trust for Marriott Ownership Resorts, Inc.)

Marriott Resorts Hospitality of Aruba N.V.	Aruba

Marriott Vacation Club International of Aruba N.V.	Aruba

Marriott Vacation Club International of Japan, Inc.	Japan

Marriott Vacation Club Timesharing GmbH	Austria	100% by Marriott Vacations Worldwide Corporation

MGRC Management Limited	United Kingdom

MVCI AP Macau Marketing Pte, Limited	Macau

MVCI Asia Pacific (Hong Kong) Pte. Limited	Hong Kong

MVCI Asia Pacific Finance Pte. Limited	Hong Kong

MVCI Asia Pacific Pte. Ltd.	Singapore

MVCI Australia Pty Ltd.	Australia

MVCI Curacao N.V.	Curacao

MVCI Egypt B.V.	Netherlands

MVCI Europe Limited	United Kingdom

MVCI Finance C.V.	Aruba

MVCI France SAS	France

MVCI Holdings B.V.	Netherlands

MVCI Holidays France SAS	France

Subsidiaries organized outside the United States	Jurisdiction of Organization	Percentage of Each Class of Capital Stock Owned by a Loan Party
MVCI Holidays, S.L.	Spain

MVCI Ireland Limited	Ireland

MVCI Management, S.L.	Spain

MVCI Playa Andaluza Holidays, S.L.	Spain

MVCI Puerto Rico, Inc.	Puerto Rico

MVCI Services Designated Activity Company	Ireland

MVCI St. Kitts Company Limited	Saint Kitts & Nieves

MVCI (Thailand) Limited	Thailand

99.998% by Marriott’s Desert Springs Development Corporation; 0.00033% by Marriott Vacation Properties of Florida, Inc.; 0.00033% by Marriott Resorts Hospitality Corporation; 0.00033% by Marriott Resorts Sales Company, Inc.; 0.00033 % by Marriott Overseas Owners Services Corporation; 0.00033% by MORI Residences, Inc.; 0.00333% by Marriott Resorts, Travel Company, Inc.

MVCI Travel Information Consultancy (Shanghai) Co. Ltd	China

MVW International Holding Company S.à r.l.	Luxembourg	100% by Marriott Vacations Worldwide Corporation

MVW International Switzerland Holding GmbH	Switzerland

Nusa Dua Gardens Hong Kong Holding Limited	Hong Kong

Promociones Marriott, S.A. de C.V.	Mexico	100% of the Class A units 100% Marriott Overseas Owners Services Corporation; 100% of the Class B Units by Marriott’s Desert Springs Development Corporation

PT. Indonesia Bali Resort	Indonesia

PT. Indonesia MOC Services	Indonesia

PT. Nusa Dua Bali Resort	Indonesia

R.M. Mexicana S.A. de C.V.	Mexico

RC Abaco Holding Company Limited	Virgin Islands - BR

RC Management Company Bahamas Limited	Bahamas

RC St. Thomas, LLC	Virgin Islands - US

Serenity Gardens Hong Kong Holding Limited	Hong Kong

Teman HK Holding Limited	Hong Kong

The Abaco Club RC, Ltd.	Bahamas

The Ritz-Carlton Club, St. Thomas, Inc.	Virgin Islands - US	100% by Marriott Vacations Worldwide Corporation

Schedule 4.19(a)

UCC Filing Jurisdictions

Delaware

Florida

Hawaii

Nevada

South Carolina

Schedule 7.2(d)

Existing Indebtedness

($ in $000’s)

Description	Outstanding as of June 30, 2017	Notes
Securitized Debt	$621,602
Warehouse Facility	$49,619
NYC Capital Lease	$7,221
Waikoloa Note	$63,558	Includes a letter of credit for $3.6M, which is also detailed on Schedule 1.1C.
San Francisco Mello Roos Bonds	$200
Letters of Credit	$4,645	Detailed on Schedule 1.1C
Singapore Letter of Credit	$2,366	Detailed on Schedule 1.1B
First Hawaiian Bank Guarantee	$2,100
Ko Olina Promissory Notes	$500	Five $100K promissory notes from MORI to RRB Restaurants, LLC, a Hawaii limited liability company, dba Chuck’s Steak and Seafood.

Note: As of June 30, 2017, the net obligations under Swap Agreements was $0.

Note 2: See intercompany loan agreements on the following page.

Intercompany Loan Agreements

Trans.	Date	Maker/Obligor	Holder/Obligee	Type
2012-1	28-Jun-12	MORI SPC Series Corp	Marriott Ownership Resorts, Inc.	Promissory Note
2013-1	8-Aug-13	MORI SPC Series Corp	Marriott Ownership Resorts, Inc.	Promissory Note
2013-1	28-Aug-13	MORI SPC Series Corp	Marriott Ownership Resorts, Inc.	Promissory Note
2014-A	13-Jun-14	MORI SPC Series Corp	Marriott Ownership Resorts, Inc.	Promissory Note
2014-1	9-Oct-14	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
2014-1	21-Oct-14	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
2014-1	19-Nov-14	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
2014-1	17-Dec-14	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
2015-1	1-Sep-15	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
2015-1	24-Sep-15	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
2015-1	29-Oct-15	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
2011-1	24-Feb-16	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
2011-1	21-May-16	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
2011-1	29-Jun-16	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
2016-1	11-Aug-16	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
2016-1	27-Sept-16	MORI SPC Series Corp.	Marriott Ownership Resorts, Inc.	Promissory Note
	1-Nov-11	MVW International Holding Company S.a.r.l.	Marriott Vacations Worldwide Corporation	Intercompany Loan Agreement
	4-Nov-11	RC St. Thomas, LLC	Marriott Ownership Resorts, Inc.	Intercompany Loan Agreement
	4-Nov-11	RC St. Thomas, LLC	Marriott Vacations Worldwide Corporation	Intercompany Loan Agreement
	4-Nov-11	Marriott Ownership Resorts (St. Thomas), Inc.	Marriott Vacations Worldwide Corporation	Intercompany Loan Agreement
	4-Nov-11	The Ritz-Carlton Club, St. Thomas, Inc.	Marriott Vacations Worldwide Corporation	Intercompany Loan Agreement
	4-Nov-11	MVCI Puerto Rico, Inc.	Marriott Vacations Worldwide Corporation	Intercompany Loan Agreement
	20-Dec-12	R.C. Chronicle Building L.P.	The Ritz-Carlton Development Company, Inc.	Intercompany Loan Agreement
	1-Dec-13	MVW International Finance Company, LLC.	Marriott Ownership Resorts, Inc.	Intercompany Loan Agreement
	25-Mar-16	The Ritz-Carlton Management Company, LLC	The Ritz-Carlton Development Company, Inc.	Intercompany Loan Agreement
	10-Sep-11	The Abaco Club RC, Ltd.	MVW International Holding Company, S.ar.l.	Intercompany Loan Agreement
		MVW International Holding Company S.ar.l. Monaco branch	MVW International Holding Company, S.ar.l.	Intercompany Loan Agreement
	18-Jun-16	MVCI Holdings B.V.	MVW International Holding Company, S.ar.l.	Intercompany Loan Agreement
		MVW International Switzerland Holding GmbH	MVW International Holding Company, S.ar.l.	Intercompany Loan Agreement
	2-Jan-16	Aruba Finance Holdings B.V.	MVW International Holding Company, S.ar.l.	Intercompany Loan Agreement
	23-Sep-11	MVCI St. Kitts Company Limited	MVW International Holding Company, S.ar.l.	Intercompany Loan Agreement

Trans.	Date	Maker/Obligor	Holder/Obligee	Type
	10-Sep-11	RC Abaco Holding Company Ltd.	MVW International Holding Company, S.ar.l.	Intercompany Loan Agreement
	10-Sep-11	MVCI Asia Pacific Pte. Ltd.	MVW International Holding Company, S.ar.l.	Intercompany Loan Agreement
	2-Jan-16	MVCI Holidays, S.L.	MVW International Holding Company, S.ar.l.	Intercompany Loan Agreement
	10-Sep-11	R.M. Mexicana S.A. de C.V.	MVW International Holding Company, S.ar.l.	Intercompany Loan Agreement
	28-Jul-15	MVCI Asia Pacific Pte. Ltd.	MVW International Holding Company S.ar.l. Monaco Branch	Intercompany Loan Agreement
	7-Oct-16	MVW International Holding Company, S.ar.l.	MVCI Playa Andaluza Holidays, S.L.	Intercompany Loan Agreement
	10-Sep-11	MVW International Holding Company, S.ar.l.	MVCI Puerto Rico, Inc.	Intercompany Loan Agreement
		MVW International Holding Company, S.ar.l.	MVCI (Thailand) Limited	Intercompany Loan Agreement
	10-Sep-11	MVW International Holding Company, S.ar.l.	MVCI Ireland Limited	Intercompany Loan Agreement
	20-Jun-15	MVW International Holding Company, S.ar.l.	MVCI Holidays France SAS	Intercompany Loan Agreement
	10-Sep-11	MVW International Holding Company, S.ar.l.	MVCI Europe Limited	Intercompany Loan Agreement
	7-Oct-16	MVW International Holding Company, S.ar.l.	MVCI Management S.L.	Intercompany Loan Agreement
	3-Jan-15	MVW International Holding Company, S.ar.l.	AP (Macau) Pte. Limited	Intercompany Loan Agreement
	3-Jan-15	MVW International Holding Company, S.ar.l.	MVCI AP Macau Marketing Pte. Limited	Intercompany Loan Agreement
		MVW International Holding Company, S.ar.l.	MVCI Curacao N.V.	Intercompany Loan Agreement
	10-Sep-11	MVW International Holding Company, S.ar.l.	MVCI Australia Pty. Ltd.	Intercompany Loan Agreement
	1-Dec-13	MVW International Holding Company, S.ar.l.	MVW International Finance Company, LLC	Intercompany Loan Agreement
	10-Sep-11	Marriott Ownership Resorts (Bahamas) Limited	MVW International Finance Company, LLC	Intercompany Loan Agreement
	13-Sep-13	Chaihat Holding Ltd.	MVW International Finance Company, LLC	Intercompany Loan Agreement
	1-Dec-11	Marriott Ownership Resorts (St. Thomas), Inc.	MVW International Finance Company, LLC	Intercompany Loan Agreement
	10-Sep-11	RC St. Thomas, LLC	MVW International Finance Company, LLC	Intercompany Loan Agreement
	2-Jan-16	Marriott Vacation Club Timesharing GmbH	MVW International Finance Company, LLC	Intercompany Loan Agreement (Short Term)
	2-Jan-16	Marriott Vacation Club Timesharing GmbH	MVW International Finance Company, LLC	Intercompany Loan Agreement (Long Term)
	13-Sep-13	Maikhao Land Owning Limited	MVW International Finance Company, LLC	Intercompany Loan Agreement
		Marriott Ownership Resorts, Inc.	MVW International Finance Company, LLC	Intercompany Loan Agreement
	10-Sep-11	MVW International Finance Company, LLC	Marriott Vacation Club International of Aruba, N.V.	Intercompany Loan Agreement

Trans.	Date	Maker/Obligor	Holder/Obligee	Type
	10-Sep-11	MVW International Finance Company, LLC	Costa del Sol Development Company, N.V.	Intercompany Loan Agreement
		MVW International Finance Company, LLC	The Ritz-Carlton Club, St. Thomas, Inc.	Intercompany Loan Agreement
		MVW International Finance Company, LLC	MVCI Services Designated Activity Company	Intercompany Loan Agreement
		MVW International Finance Company, LLC	MVCI Asia Pacific Finance Pte. Limited	Intercompany Loan Agreement
	1-Jan-11	R.M. Mexicana S.A. de C.V.	Promociones Marriott SA de CV	Intercompany Loan Agreement
		MVCI Asia Pacific (Hong Kong) Pte. Limited	MVCI Travel Information Consultancy (Shanghai) Co. Ltd.	Intercompany Loan Agreement
		AP Nusa Dua Bali Hong Kong Holding Limited	PT. Nusa Dua Bali Resort	Intercompany Loan Agreement
		Asia Pacific Bali Hong Kong Holding Limited	PT. Nusa Dua Bali Resort	Intercompany Loan Agreement
		Teman HK Holding Limited	PT Indonesia MOC Services	Intercompany Loan Agreement
		Indah HK Holding Limited	PT Indonesia MOC Services	Intercompany Loan Agreement
	18-Jun-16	MVCI Egypt B.V.	MVCI Holdings B.V.	Intercompany Loan Agreement
	25-Apr-15	Club Resorts No. 1 Australia Pty. Ltd.	MVCI Asia Pacific Pte. Ltd.	Intercompany Loan Agreement
		Fortyseven Park Street Limited	MVCI Europe Limited	Intercompany Loan Agreement

Schedule 7.3(f)

Existing Liens

($ in $000’s)

Description	Outstanding as of June 30, 2017	Notes
NYC Capital Lease	$7,221
Mello Roos Bonds	$200
First Hawaiian Bank Consumer Loan Guaranty Program	$2,100
Waikoloa Guarantee	$60,000

Schedule 7.8(f)

Existing Investments

Description	as of June 30, 2017	Date
Balloon Promissory Note from 600 South Collier, LLC to MORI	$500,000	1/20/2015
Balloon Promissory Note from 54M 33W37, LLC to MORI	$500,000	1/7/2016

Note: Investments in non-U.S. entities are detailed on the following page.

Schedule of Foreign Investment
June 30, 2017
			Marriott Vacations Worldwide	Marriott Ownership
			Corporation	Resorts, Inc.	MVW US SERVICES LLC.
Intercompany Receivable Balances			USA	USA	USA			Total
Entity Name	Entity Location	Entity Number	C0057 - Q1 2017	C4710 - Q1 2017	C5100/C3110 - Q1 2017			USA
Club Resorts #1 Australia LTD.	Australia	C0043	36,187.93	62,271.86	—			98,459.79
MVW International Holding Company	Luxembourg	C0523	(10,752,516.70)	—	—			(10,752,516.70)
MORI Chile SA	Chile	C1140	—	—	—			—
The Abaco Club RC Ltd	Abaco	C1150	—	1,286.65	—			1,286.65
Marriott Ownership Resorts Bahamas	Bahamas	C1240	—	306.78	—			306.78
Marriott Resorts Hosp Bahamas	Bahamas	C1250	—	—	—			—
MGRC Mgt Limited	UK	C1930	—	9,228.48	—			9,228.48
MVCI of Aruba N.V.	Aruba	C2020	71,928.79	120,821.94	—			192,750.73
MVCI P. Andaluza Holiday SL	Spain	C2070	—	93,397.01	—			93,397.01
Costa del Sol Development. Comp.	Aruba	C2080	111,304.28	(373,475.04)	—			(262,170.76)
Promociones Marriott, SA de Cv	Mexico	C2550	—	11,133.58	—			11,133.58
MVCIAP Hong Kong PTE Ltd	Hong Kong	C3070	60.59	20,685.35	—			20,745.94
Chaihat Holding Ltd	Thailand	C3120	—	—	—			—
PT Indonesia Bali Resort	Indonesia	C3170	—	38,876.65	—			38,876.65
MVW Intl Holding Monaco Branch	Luxembourg	C3200	4,244.09	—	—			4,244.09
MOR (St. Thomas), Inc.	St. Thomas	C4360	532,652.97	—	—			532,652.97
MVCI Puerto Rico, Inc.	Puerto Rico	C4670	28,598.49	186.18	—			28,784.67
MI Resorts Hospitality - Aruba	Aruba	C4740	7,076.60	8,683.20	—			15,759.80
MVCI (Thailand) Limited	Thailand	C4800	—	136,086.49	—			136,086.49
MVCI Holdings B.V.	Netherlands	C4920	—	—	—			—
MVCI France SAS	France	C4930	—	10.90	—			10.90
MVCI Egypt B.V.	Netherlands	C4940	—	—	—			—
MVCI Ireland, Ltd.	Ireland	C4980	107,932.77	205,567.73	—			313,500.50
MVCI Europe Ltd. (Bahrain Branch)	Bahrain	C5010	—	—	—			—
MORI Dubai Branch	UAE	C5060	—	(2,110,709.21)	—			(2,110,709.21)
The Ritz-Carlton Club, St.Thomas	St.Thomas	C5120	—	—	—			—
MVCI Holidays (France) SAS	France	C5300	(0.01)	175,562.64	(48.33)			175,514.30
MVCI Services, Ltd.	Ireland	C5310	964.44	(195,924.70)	—			(194,960.26)
Aruba Finance Holdings BV	Aruba	C5320	—	—	—			—
MVCI Finance CV	Aruba	C5330	586.04	12.41	—			598.45
Fortyseven Park St Ltd	UK	C5380	—	9,855.20	—			9,855.20
MVCI Asia Pacific Finance Pte	Asia	C6510	—	—	—			—
MVCI St. Kitts Company Limited	St. Kitts	C6740	17,266.93	(11,311.10)	—			5,955.83
RC Abaco Holding Company, Ltd.	Bahamas	C6770	—	—	—			—
Cabrita Partners, LLC	Cabritta	C6810	(41,527.93)	2,969.64	—			(38,558.29)
MVCI Asia Pacific Pte. Ltd	Singapore	C6880	129,182.37	2,538,847.82	—			2,668,030.19
MVCI Holidays, S.L. (Spain)	Spain	C7650	—	243,706.43	—			243,706.43
MVCI Europe Limited	UK	C7680	—	106,697.73	—			106,697.73
MVCI Management, S.L.	Spain	C7800	—	118,616.63	—			118,616.63
Marriott Vacation Club Timesharing GmbH	Austria	C7830	—	150.00	—			150.00
MVCI of Japan, Inc.	Japan	C8070	—	314.91	—			314.91
AP (Macau) Pte Ltd.	Macau	C8080	79.75	—	—			79.75
MVCI AP Macau Marktg Pte Ltd.	Macau	C8330	244.50	—	—			244.50
The Ritz Carlton Development Company Inc.	Bahamas Branch	C8370	—	—	(83,759.45)			(83,759.45)
MVCI Australia Pty Ltd	Australia	C8400	37.98	13,042.81	—			13,080.79
HAT 64 - Abaco One	Abaco	C8480	—	—	—			—
RC Mgmt Co. Bahamas Limited	St. Thomas	C8460	—	—	—			—
R. M. Mexicana S.A. de C.V.	Mexico	C8520	—	51,554.29	—			51,554.29
MVW International Holding Company S.a.r.l	Luxembourg	V3010	—	(43,290.90)	—			(43,290.90)
MVCI Curacao, NV	Curacao	V3020	—	2,435.39	—			2,435.39
Maiko Land Owning Limited	Asia	V3030	—	14,459.68	—			14,459.68

			$(9,745,696.12)	$1,252,057.43	$(83,807.78)			$(8,577,446.47)

			Marriott Vacations Worldwide	Marriott Ownership	Marriott Resorts Hospitality	Marriott Overseas Owners	Marriott’s Desert Springs
			Corporation	Resorts, Inc.	Corporation	Services Corporation	Development Corporation
Investment in Equity Balances			USA	USA	USA	USA	USA	Total
Entity Name	Entity Location	Entity Number	C0057	C4710	C4760	C4780	C7150	USA
MVW International Holding Company	Luxemburg	C0523	425,395,695.16	—	—	—	—	425,395,695.16
Marriott Ownership Resorts (St. Thomas), Inc.	St. Thomas	C4360	(1,452,828.73)	—	—	—	—	(1,452,828.73)
The Ritz-Carlton Club, St. Thomas	St. Thomas	C5120	751,569.07	—	—	—	—	751,569.07
Marriott Vacation Club Timesharing GmbH	Austria	C7830	56,820,121.57	—	—	—	—	56,820,121.57
The Ritz-Carlton Development Company, Inc.	Bahamas	C8370	—	92,172.29	—	—	—	92,172.29
Marriott Ownership Resorts (Bahamas) Ltd	Bahamas	C1240	—	1,523,724.07	—	—	—	1,523,724.07
MORI (Dubai Branch)	UAE	C5060	—	880,950.15	—	—	—	880,950.15
Marriott Resorts Hospitality (Bahamas) Ltd	Bahamas	C1250	—	—	2,889,407.77	—	—	2,889,407.77
Promociones Marriott, S.A. de C.V.	Mexico	C2550	—	—	—	1,000.00	1,352,622.31	1,353,622.31
MVCI (Thailand) Limited	Thailand	C4800	—	—	—	—	3,230,645.19	3,230,645.19
			481,514,557.07	2,496,846.51	2,889,407.77	1,000.00	4,583,267.50	491,485,078.85

Post Spin: Guarantee by Marriott Ownership Resorts, Inc. to MI for Citibank Singapore Consumer Loan Program								2,366,276.62

Note: LC amount is SGD 3.3M converted to US$
Miscellaneous LCs held by MVWC as of June 30, 2017								1,087,385.84

June 30, 2017 - Total								486,361,294.84

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[See attached]

GUARANTEE AND COLLATERAL AGREEMENT

made by

MARRIOTT VACATIONS WORLDWIDE CORPORATION,

MARRIOTT OWNERSHIP RESORTS, INC.

and certain of their Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of August 16, 2017

i

6.6	Code and Other Remedies	20
6.7	Registration Rights	21
6.8	Subordination	22
6.9	Deficiency	22
6.10	Intellectual Property License	22

SECTION 7.	THE ADMINISTRATIVE AGENT	22
7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc.	22
7.2	Duty of Administrative Agent	23
7.3	Execution of Financing Statements	24
7.4	Authority of Administrative Agent	24

SECTION 8.	MISCELLANEOUS	24
8.1	Amendments in Writing	24
8.2	Notices	24
8.3	No Waiver by Course of Conduct; Cumulative Remedies	24
8.4	Enforcement Expenses; Indemnification	25
8.5	Successors and Assigns	25
8.6	Set-Off	25
8.7	Counterparts	25
8.8	Severability	26
8.9	Section Headings	26
8.10	Integration	26
8.11	GOVERNING LAW	26
8.12	Submission To Jurisdiction; Waivers	26
8.13	Acknowledgements	27
8.14	Additional Grantors	27
8.15	Releases	27
8.16	WAIVER OF JURY TRIAL	28

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	[Reserved]
Schedule 6	Intellectual Property
Schedule 7	Contracts

ii

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of August 16, 2017, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of August 16, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MARRIOTT VACATIONS WORLDWIDE CORPORATION (“MVWC”), MARRIOTT OWNERSHIP RESORTS, INC. (the “Borrower”), the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1.    DEFINED TERMS

1.1    Definitions. (a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Clearing Corporation, Commercial Tort Claims, Documents, Entitlement Order, Electronic Chattel Paper, Equipment, Farm Products, Financial Assets, Fixtures, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights, Securities, Security Entitlement and Supporting Obligations.

1

(b)    The following terms shall have the following meanings:

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Clearing Corporation Security” means a security that is registered in the name of, or indorsed to, a Clearing Corporation or its nominee or is in the possession of the Clearing Corporation in bearer form or indorsed in blank by an appropriate Person.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Contracts”: each of the Intercompany Agreements and the contracts and agreements listed in Schedule 7, as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder and (iii) all rights of any Grantor to perform and to exercise all remedies thereunder.

“Control” means “control” as defined in Section 9-104, 9-105, 9-106 or 9-107 of the New York UCC, as applicable.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: all agreements, whether written or oral, (including, without limitation, those listed in Schedule 6), providing for the grant by or to any Person of any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Custodian”: Wells Fargo Bank, National Association, in its capacity as custodian under the Custody Agreement, or any successor in such capacity or otherwise party to a Custody Agreement. The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian.

“Custody Agreement”: an agreement in form and substance reasonably satisfactory to the Administrative Agent with respect to custody arrangements involving Time Share Receivables.

“Deliver”, “Delivered” or “Delivery” (whether to the Administrative Agent or otherwise) means, with respect to any Collateral consisting of the following, that such Collateral is held, registered or covered by a recorded UCC-1 financing statement as described below:

(a)    in the case of each Certificated Security (other than a U.S. Government Security or Clearing Corporation Security), that such Certificated Security is in the possession of the Administrative Agent and registered in the name of the Administrative Agent (or its nominee) or indorsed to the Administrative Agent or in blank;

(b)    in the case of each Instrument, that such Instrument is in the possession of the Administrative Agent indorsed to the Administrative Agent or in blank or, in the case of a Time Share Receivable that is evidenced by an Instrument, that such Instrument is in the possession of the Custodian indorsed to the Custodian or in blank;

2

(c)    in the case of any Deposit Account or Securities Account that the bank or Securities Intermediary at which such Deposit Account or Securities Account is located has agreed that the Administrative Agent has Control over such Deposit Account or Securities Account;

(d)    in the case of any money (regardless of currency), that such money has been credited to a Deposit Account over which the Administrative Agent has Control; and

(e)    in the case of any Investment Property not of a type covered by the foregoing clauses (a) through (d) that such Investment Property has been transferred to the Administrative Agent in accordance with applicable law and regulation.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2), whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement); provided that Guarantor Obligations shall not include any Excluded Swap Obligations.

“Guarantors”: the collective reference to each Grantor; provided that each Grantor shall be considered a Guarantor only with respect to the Primary Obligations of any other Loan Party.

“Infringe”: as defined in Section 4.8(c); “Infringement” shall have a correlative meaning.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any Infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock; provided that in no event shall Investment Property include any Excluded Property.

“Issuers”: the collective reference to each issuer of any Investment Property.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

3

“Obligations”: with respect to any Loan Party, the collective reference to its Primary Obligations and Guarantor Obligations.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Person of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Pledged Notes”: all promissory notes listed on Schedule 2, the Global Intercompany Note and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall Pledged Stock include any Excluded Property.

“Primary Obligations”: with respect to any Loan Party, the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of such Loan Party (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Specified Swap Agreement or any Specified Cash Management Agreement, a Person that is a Lender or an Affiliate of a Lender at the time such Specified Swap Agreement or Specified Cash Management Agreement, as applicable, is entered into (or, in respect of any Specified Swap Agreement or Specified Cash Management Agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date) notwithstanding whether such Person subsequently ceases at any time to be a Lender, or an Affiliate of a Lender, under the Credit Agreement for any reason (each such Person, a “Specified Swap/Cash Management Secured Party”)), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the other Loan Documents (other than this Agreement), any Letter of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Loan Party pursuant to the terms of any of the foregoing agreements); provided that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Primary Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

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“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account); provided that such term shall include only such rights to payment that constitute Collateral.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Primary Obligations or Guarantor Obligations, as applicable, are owed, including, for avoidance of doubt, each Specified Swap/Cash Management Secured Party.

“Securities Act”: the Securities Act of 1933, as amended.

“Specified Swap/Cash Management Secured Party”: as defined in the definition of “Primary Obligation.”

“Trademarks”: (i) all trademarks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, domain names, service marks, logos and other source or business identifiers, and all goodwill associated therewith and symbolized thereby, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Person of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and, in any event including, without limitation, all tires and other appurtenances to any of the foregoing.

1.2    Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

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(c)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.    GUARANTEE

2.1    Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Primary Obligations (other than any Excluded Swap Obligations or Primary Obligations of such Guarantor).

(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor (other than the Borrower) hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)    Each Guarantor agrees that the Primary Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(d)    The guarantee contained in this Section 2 shall remain in full force and effect until all the Primary Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than obligations under or in respect of Specified Swap Agreements and Specified Cash Management Agreements and contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), no Letter of Credit shall be outstanding (unless such Letter of Credit is Collateralized) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Loan Parties may be free from any Primary Obligations.

(e)    No payment made by the Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Primary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Primary Obligations or any payment received or collected from such Guarantor in respect of the Primary Obligations), remain liable for the Primary Obligations up to the maximum liability of such Guarantor hereunder until the Primary Obligations (other than obligations under or in respect of Specified Swap Agreements and Specified Cash Management Agreements and contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full, no Letter of Credit shall be outstanding (unless such Letter of Credit is Collateralized) and the Commitments are terminated.

2.2    Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other

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Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower, any other Loan Party with Primary Obligations or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Primary Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower, any other Loan Party with Primary Obligations or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by the Loan Parties on account of the Primary Obligations (other than obligations under or in respect of Specified Swap Agreements and Specified Cash Management Agreements and contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full, no Letter of Credit shall be outstanding (unless such Letter of Credit is Collateralized) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Primary Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Primary Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4    Amendments, etc. with respect to the Primary Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Primary Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other Secured Party and any of the Primary Obligations continued, and the Primary Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Primary Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Primary Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5    Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Primary Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Primary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended,

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amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Loan Parties, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, any other Loan Party with Primary Obligations or any of the Guarantors with respect to the Primary Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Primary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any other Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower, any other Loan Party with Primary Obligations or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Loan Parties for the Primary Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or against any collateral security or guarantee for the Primary Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6    Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Primary Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any other Loan Party with Primary Obligations or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any other Loan Party with Primary Obligations or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

2.8    Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this Section 2, voidable under

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applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements and Specified Cash Management Agreements and contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been paid in full, the Commitments have been terminated and no Letters of Credit are outstanding (unless such Letter of Credit is Collateralized). Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3.    GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)    all Accounts;

(b)    all Chattel Paper;

(c)    all Contracts;

(d)    all Deposit Accounts;

(e)    all Documents (other than title documents with respect to Vehicles);

(f)    all Equipment;

(g)    all Fixtures;

(h)    all General Intangibles;

(i)    all Instruments;

(j)    all Intellectual Property;

(k)    all Inventory;

(l)    all Investment Property;

(m)    all Letter-of-Credit Rights;

(n)    [reserved];

(o)    all other property not otherwise described above;

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(p)    all books and records pertaining to the Collateral; and

(q)    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any property that constitutes Excluded Property (it being understood that such grant will be applicable at such time as any such property ceases to constitute Excluded Property); provided further, that, with respect to the assets subject to, and the rights under, the Marriott License Agreement and the Ritz-Carlton License Agreement, the parties acknowledge and agree that (A) all obligations, rights and remedies set forth in this Agreement are subject to, conditioned upon and limited by (i) the Marriott Comfort Letter and the Marriott License Agreement, or (ii) the Ritz-Carlton Comfort Letter and the Ritz-Carlton License Agreement, as applicable, and (B) nothing set forth in this Agreement or any other instrument shall be deemed to constitute a representation that MVWC, the Borrower or any other Grantor holds rights or has the ability to collaterally assign, pledge, or grant any interest, or to permit the filing or recordation of any financing statements or security agreements, beyond what is expressly permitted under the Marriott Comfort Letter or the Ritz-Carlton Comfort Letter, as the case may be, and, to the extent not expressly addressed therein, beyond what is expressly permitted under the Marriott License Agreement or the Ritz-Carlton License Agreement, as the case may be.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1    Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, to the extent that it is entered into in the ordinary course of business consistent with past practice, grant licenses to Affiliates and to third parties to use Intellectual Property owned or developed by, or licensed to, a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2    Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form, as applicable) will constitute valid perfected security interests in (i) all of the Collateral and the Proceeds thereof in which a security interest can be perfected by the filing of

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a UCC-1 financing statement, (ii) the Intellectual Property of the Loan Parties listed in Schedule 6, and (iii) the Pledged Stock listed in Schedule 2, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any such Collateral from such Grantor (except, with respect to purchasers, to the extent provided otherwise under applicable law) and (b) are prior to all other Liens on the Collateral in existence on the date hereof except Liens permitted pursuant to Section 7.3 of the Credit Agreement.

4.3    Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organizational document and a long-form good standing certificate as of a date which is recent to the date hereof.

4.4    Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.5    Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 66- 2⁄3% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b)    All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c)    Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d)    Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens permitted under the Credit Agreement.

4.6    Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been Delivered.

(b)    The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.

4.7    Contracts. (a) No consent of any party (other than such Grantor) to any Contract is required, or purports to be required, in connection with the execution, delivery and performance of this Agreement, except as has been obtained.

(b)    Each (i) Intercompany Agreement and (ii) each other Contract is in full force and effect and constitutes a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, except in the case

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of any Contract described in clause (ii), to the extent the failure of such Contract to be in full force and effect or to constitute a valid and legally enforceable obligation of the parties thereto could not reasonably be expected to have a Material Adverse Effect.

(c)    No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Contracts by any party thereto other than (i) those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Contract to any material adverse limitation, either specific or general in nature, and (ii) those the failure of which to be obtained or made or performed could not reasonably be expected to have a material adverse effect on the enforceability of such Contract against the related obligor or its value as Collateral.

(d)    Neither such Grantor nor (to the best of such Grantor’s knowledge) any of the other parties to the Contracts is in default in the performance or observance of any of the terms thereof in any manner that could reasonably be expected to result in a Material Adverse Effect.

(e)    The right, title and interest of such Grantor in, to and under the Contracts are not subject to any defenses, offsets, counterclaims or claims, the successful exercise of which could reasonably be expected to result in a Material Adverse Effect.

(f)    Such Grantor has delivered to the Administrative Agent a complete and correct copy of each Contract, including all material amendments, supplements and other modifications thereto.

(g)    No amount payable to such Grantor under or in connection with any Contract is evidenced by any Instrument or Chattel Paper that has not been delivered to the Administrative Agent.

(h)    None of the parties to any Contract is a Governmental Authority.

4.8    Intellectual Property. (a) Set forth on Schedule 6 is a complete and accurate list of all Intellectual Property which is the subject of a U.S. federal registration or application owned by such Grantor in its own name on the date hereof.

(b)    Each Grantor owns free and clear of all Liens (other than Liens permitted pursuant to Section 7.3 of the Credit Agreement), or has the right to use, all Intellectual Property used in the operation of such Grantor’s business.

(c)    On the date hereof, all Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe, misappropriate, dilute or otherwise violate (“Infringe”) the Intellectual Property rights of any other Person except to the extent that failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on the value of the Intellectual Property taken as a whole.

(d)    Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor, excluding non-exclusive licenses entered into in the ordinary course of business consistent with past practice.

(e)    No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity, enforceability, ownership or use of, or such Grantor’s rights in, any Intellectual Property in any respect, and such Grantor knows of no valid basis for same except to the extent that the existence of any of the foregoing could not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on the value of the Intellectual Property taken as a whole.

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(f)    No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s interest therein, or (ii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or would have a material adverse effect on the value of the Intellectual Property taken as a whole.

4.9    Commercial Tort Claims (a)    On the date hereof no Grantor has rights in any Commercial Tort Claim with potential value in excess of $100,000.

(b)     Upon the execution and delivery of the documentation contemplated by Section 5.10 hereof and the filing of a financing statement covering any Commercial Tort Claim referred to in Section 5.10 hereof against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for Liens permitted pursuant to Section 7.3 of the Credit Agreement.

SECTION 5.    COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full (other than obligations under or in respect of Specified Swap Agreements and Specified Cash Management Agreements and contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), no Letter of Credit shall be outstanding (unless such Letter of Credit is Collateralized) and the Commitments shall have terminated:

5.1    Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any (i) Instrument (other than an Instrument evidencing Time Share Receivables), Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be Delivered reasonably promptly, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement and (ii) Instrument evidencing a Time Share Receivable that constitutes Collateral, such Instrument shall be Delivered promptly to the Custodian to be held in accordance with the Custody Agreement.

5.2    Maintenance of Insurance. All insurance maintained by such Grantor pursuant to Section 6.5 of the Credit Agreement shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion) and (ii) name the Administrative Agent as an additional insured or loss payee, as applicable.

5.3    Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

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(b)    Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c)    At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, (ii) in the case of Investment Property, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain Control with respect thereto, and (iii) in the case of Intellectual Property, filing with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office or agency in any other country or any political subdivision thereof) any such documents as may be necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests created hereby.

(d)    Except as otherwise permitted under Section 7.3 of the Credit Agreement and the applicable provisions of each other Loan Document, the Grantors shall not (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Administrative Agent is not named as the secured party as agent for the Secured Parties, or (b) cause or permit any Person other than the Administrative Agent or the Custodian (in accordance with the Custody Agreement) to have Control of any Deposit Account, Securities Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

(e)    Notwithstanding anything to the contrary in this Agreement, the Credit Agreement or any other Loan Document, the Grantors shall not be required to take any actions to enable the Administrative Agent to obtain Control over any Deposit Account.

5.4    Changes in Name, etc.. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (ii) change its name.

5.5    Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(a)    any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b)    of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

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5.6    Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder, as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b)    Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer (except pursuant to a transaction expressly permitted by the Credit Agreement), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or as otherwise expressly permitted by the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof other than as expressly permitted by the Credit Agreement.

(c)    In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

5.7    Receivables. (a) Other than in the ordinary course of business consistent with its past practice or as permitted under the Receivables Warehouse Facility, any Qualified Securitization Transaction or any other securitization transaction expressly permitted by the Credit Agreement, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person

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liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof.

(b)    Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

5.8    Contracts. (a) Such Grantor will perform and comply in all material respects with all its obligations under the Contracts.

(b)    Except as permitted under Section 7.16 of the Credit Agreement, such Grantor will not amend, modify, terminate or waive any provision of (i) any Intercompany Agreement in any manner which could reasonably be expected to materially adversely affect the value of such Intercompany Agreement as Collateral or (ii) any other Contract (other than Intercompany Agreements) in any manner which could reasonably be expected to materially adversely affect the value of the Contracts (other than Intercompany Agreements) taken as a whole.

(c)    Such Grantor will exercise promptly and diligently each and every material right which it may have under each Contract (other than any right of termination). For the avoidance of doubt, it is acknowledged and agreed that this Section 5.8(c) shall not prohibit any such Grantor from exercising its right of termination in accordance with Section 5.8(b).

(d)    Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it relating in any way to any Contract that questions the validity or enforceability of such Contract.

5.9    Intellectual Property. (a) Such Grantor (either itself or through licensees or sublicensees) will (i) maintain each material Trademark in full force free from any meritorious claim of abandonment for non-use, and in a manner consistent with the quality of goods and services offered under such Trademark in the past; (ii) use such Trademarks with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iii) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademarks unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b)    Such Grantor (either itself or through licensees or sublicensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any portion of the Copyrights may (i) become invalidated or otherwise impaired or (ii) fall into the public domain.

(c)    Such Grantor (either itself or through licensees or sublicensees) will not do any act that knowingly uses any Intellectual Property to Infringe the Intellectual Property rights of any other Person.

(d)    Such Grantor will notify the Administrative Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s rights in, or the validity, enforceability, ownership or use of, any Intellectual Property, including, without limitation such Grantor’s right to register the same or to own and maintain the same.

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(e)    Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall (i) file an application for the registration of or (ii) acquire any applications or registrations for any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within fifteen Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence, record and perfect the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(f)    Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability and the payment of maintenance fees.

(g)    In the event that any material Intellectual Property is Infringed by a third party, such Grantor shall (i) take such actions as such Grantor shall deem appropriate in its commercially reasonable business judgment to protect such Intellectual Property and (ii) if such Intellectual Property is of material value, promptly notify the Administrative Agent after it learns thereof and take such actions as Grantor shall deem appropriate under the circumstances in its commercially reasonable business judgment, which may include suing for Infringement, seeking injunctive relief where appropriate and recovering any and all damages for such Infringement.

5.10    Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $100,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

5.11    Use of Collateral Prior to Default. Unless a Default or an Event of Default shall have occurred and be continuing, the Grantors retain all rights to deal with and to manage the Collateral, including without limitation, the right to sell or otherwise to dispose of, and to exercise all voting and corporate or other organizational rights with respect to, the Collateral so long as the same is otherwise in accordance with the provisions of this Agreement and would not contravene a requirement of the Credit Agreement. The Administrative Agent agrees with the Grantors that it will not give or deliver any notice of exclusive control or similar notice or any Entitlement Order or other instruction pursuant to the Custody Agreement unless (x) a Default or an Event of Default has occurred and is then continuing or (y) if such notice, order or instruction is necessary or advisable, in the good faith judgment of the Administrative Agent, to prevent an action that would contravene a requirement of this Agreement or the Credit Agreement.

SECTION 6.    REMEDIAL PROVISIONS

6.1    Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it

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reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. If an Event of Default has occurred and is continuing, at any time and from time to time, upon the Administrative Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b)    The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, provided that the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of such Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days or such later date as may be agreed by the Administrative Agent in its sole discretion) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of such Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. The foregoing requirements are in addition to the requirements with respect to proceeds of Receivables set forth in this Agreement and in the Credit Agreement.

(c)    At the Administrative Agent’s request after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2    Communications with Obligors; Grantors Remain Liable. (a) Subject to compliance with applicable law, the Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b)    Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

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6.3    Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)    If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)    Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) thereafter, unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4    Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified elsewhere in this Agreement and in the Credit Agreement with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor (other than any Proceeds that are required to be held in escrow accounts or that constitute “pre-rescission” customer deposits) consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the

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Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5    Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any Proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

6.6    Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the

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Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7    Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)    Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)    Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable

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against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8    Subordination. Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

6.9    Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

6.10    Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, the relevant Grantor hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, an irrevocable, sublicensable, transferable, royalty-free, paid-up nonexclusive license to use and exercise all rights in any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored; provided, that, the foregoing grant is subject to, conditioned upon and limited by (i) the Marriott Comfort Letter and the Marriott License Agreement, or (ii) the Ritz-Carlton Comfort Letter and the Ritz-Carlton License Agreement, as applicable. The provisions of this Section shall terminate and have no further force and effect upon the termination of this Agreement,

SECTION 7.    THE ADMINISTRATIVE AGENT

7.1    Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following with respect to any Collateral:

(i)    in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii)    in the case of any Intellectual Property, execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence, record and perfect the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

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(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)    execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)    (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (7) generally, sell, assign, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)    If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)    The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2    Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or

23

realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3    Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record (i) financing statements and other filing or recording documents or instruments and (ii) short form security agreements with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office or agency in any other country or any political subdivision thereof), in each case, with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4    Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.    MISCELLANEOUS

8.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2    Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any

24

other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4    Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each other Secured Party and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b)    Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)    Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d)    The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6    Set-Off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor. Each Lender agrees promptly to notify the relevant Grantor and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application; provided, further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

8.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

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8.8    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10    Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12    Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

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8.13    Acknowledgements. Each Grantor hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14    Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15    Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full (other than obligations under or in respect of Specified Swap Agreements and Specified Cash Management Agreements and contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the Commitments have been terminated and no Letters of Credit shall be outstanding (unless such Letter of Credit is Collateralized), the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)    Upon any Disposition by any Grantor of any Collateral that is not prohibited by the Credit Agreement (other than a Disposition of Collateral to another Grantor), the security interest of the Administrative Agent in such Collateral created by this Agreement shall be automatically released. Notwithstanding the foregoing, in the event that the Borrower reasonably so requests, the Administrative Agent shall sign release documentation that may be necessary or desirable to confirm such release to third parties. Each such request for a release shall be deemed to be a representation and warranty by the Borrower under the Credit Agreement that such release is permitted pursuant to the Credit Agreement.

(c)    At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

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8.16    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:
Title:

MARRIOTT OWNERSHIP RESORTS, INC.

By:
Title:

[NAME OF GRANTOR]

By:
Title:

29

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a financing statement is to be filed]*

Patent and Trademark Filings

[List all filings]

Actions with respect to Pledged Stock**

Other Actions

[Describe other actions to be taken]

*	Note that perfection of security interests in patents and trademarks requires filings under the UCC in the jurisdictions where filings would be made for general intangibles, as well as filings in the U.S Copyright Office and the U.S. Patent & Trademark Office.
**	If the interest of a Grantor in Pledged Stock appears on the books of a financial intermediary, a control agreement as described in Section 8-106 of the New York UCC will be required.

Schedule 4

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Location of Chief Executive Office

Schedule 6

COPYRIGHTS AND COPYRIGHT LICENSES

PATENTS AND PATENT LICENSES

TRADEMARKS AND TRADEMARK LICENSES

Schedule 7

CONTRACTS

ACKNOWLEDGEMENT AND CONSENT***

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of August 16, 2017 (the “Agreement”), made by the Grantors parties thereto for the benefit of JPMORGAN CHASE BANK, N.A., as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

1.    The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.    The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) of the Agreement.

3.    The terms of Sections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

***	This consent is necessary only with respect to any Issuer which is not also a Grantor. This consent may be modified or eliminated with respect to any Issuer that is not controlled by a Grantor. If a consent is required, its execution and delivery should be included among the conditions to the initial borrowing specified in the Credit Agreement.

Annex 1 to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of             , 20    , made by                      (the “Additional Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of August 16, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into a Guarantee and Collateral Agreement, dated as of August 16, 2017 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Supplement to Schedule 7

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2(b) of the Credit Agreement, dated as of [●], 2017 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.    I am the duly elected, qualified and acting [Chief Financial Officer] of MVWC.

2.    I have reviewed and am familiar with the contents of this Compliance Certificate.

3.    I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of MVWC during the accounting period from [        ], 20[     ] to [        ], 20[     ] covered by the financial statements included in MVWC’s [Annual/Quarterly] Report on Form 10-[K/Q] filed with the SEC on [        ], 20[     ] (the “Financial Statements”).

4.    To the best of my knowledge, each Loan Party during the accounting period covered by the Financial Statements observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it[, except as set forth below].

5.    To the best of my knowledge, as of the date of this Compliance Certificate, no Default or Event of Default has occurred and is continuing[, except as set forth below].

6.    Attached hereto as Attachment 1 are the information and computations necessary for determining compliance with the covenants set forth in Section 7.1, 7.2(l), 7.2(s), 7.2(w), 7.2(x), 7.5(f), 7.6(c), 7.7, 7.8(e), 7.8(i) and 7.17(a)(D) of the Credit Agreement.

7.    Attached hereto as Attachment 2 is a description of any change in the jurisdiction of organization of any Loan Party since [the Closing Date][the date of the most recent Compliance Certificate delivered to the Administrative Agent prior to the date hereof].

8.    Attached hereto as Attachment 3 is a list of any Intellectual Property in the categories set forth in Schedule 6 to the Guarantee and Collateral Agreement acquired or exclusively licensed by the Loan Parties since [the Closing Date][the date of the most recent Compliance Certificate delivered to the Administrative Agent prior to the date hereof].

9.    Attached hereto as Attachment 4 is a description of any Person that became a Group Member since [the Closing Date][the date of the most recent Compliance Certificate delivered to the Administrative Agent prior to the date hereof].

IN WITNESS WHEREOF, I have executed this Certificate this      day of         , 20    .

Name:
Title:

3

Attachment 1

to Compliance Certificate

The information described herein is as of             ,         , and pertains to the period from             ,          to              ,         .

[Set forth Covenant Calculations]

Attachment 2

to Compliance Certificate

[Attach Description of any Change in the Jurisdiction of Organization of any Loan Party]

Attachment 3

to Compliance Certificate

[Attach List of Intellectual Property Acquired or Exclusively Licensed by any Loan Party]

Attachment 4

to Compliance Certificate

[Attach Description of any Person that Became a Group Member]

EXHIBIT C

FORM OF CLOSING CERTIFICATE

Pursuant to Section 5.1(h) of the Credit Agreement, dated as of [●], 2017 (the “Credit Agreement”, among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned Chief Financial Officer of [INSERT NAME OF LOAN PARTY] (the “Certifying Loan Party”) hereby certifies as follows:

1.                     is the duly elected and qualified [Corporate Secretary] of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

2.    Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects (and in all respects if qualified by materiality) on and as of the date hereof as if made on and as of the date hereof (or to the extent such representation and warranty expressly relates to an earlier date, as of such earlier date). [MVWC only]

3.    No Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to any extensions of credit requested to be made on the date hereof. [MVWC only]

4.    On and as of the date hereof, MVWC and the Borrower are in compliance with the financial covenants contained in Section 7.1 of the Credit Agreement. [MVWC only]

5.    The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date. [MVWC only]

The undersigned Corporate Secretary of the Certifying Loan Party certifies as follows:

1.    There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Loan Party.

2.    The Certifying Loan Party is a [corporation duly incorporated][limited liability company duly organized][limited partnership duly organized], validly existing and in good standing under the laws of the jurisdiction of its organization. Attached hereto as Annex 1 is a long form good standing certificate from its jurisdiction of organization.

3.    Attached hereto as Annex 2 is a true and complete copy of resolutions duly adopted by the [Board of Directors] of the Certifying Loan Party on                      (the “Resolutions”); such Resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only [corporate][limited liability company][limited partnership] proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

4.    Attached hereto as Annex 3 is a true and complete copy of the [By-Laws] of the Certifying Loan Party as in effect on the date hereof and on the date that the Resolutions were adopted.

5.    Attached hereto as Annex 4 is a true and complete copy of the [Certificate of Incorporation] of the Certifying Loan Party as in effect on the date hereof and the date that the Resolutions were adopted.

6.    The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

[●]	[●]

[●]	[●]

[●]	[●]

IN WITNESS WHEREOF, the undersigned has hereunto set forth his/her name as of the date set forth below.

Name:	Name:
Title: Chief Financial Officer	Title: Corporate Secretary

Date: , 2017

2

EXHIBIT D

FORM OF PERFECTION CERTIFICATE

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Credit Agreement, dated as of August 16, 2017 (the “Credit Agreement”), among Marriott Vacations Worldwide Corporation, a Delaware corporation (“MVWC”), Marriott Ownership Resorts, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto and (ii) that certain Guarantee and Collateral Agreement, dated as of August 16, 2017 (the “Guarantee and Collateral Agreement”), made by each of MVWC, the Borrower and the Subsidiary Guarantors, in favor of the Administrative Agent for benefit of the Lenders and the other Secured Parties.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

The undersigned, the [Chief Financial Officer] of MVWC, hereby certifies to the Administrative Agent and each other Secured Party, in respect of MVWC, the Borrower and each of the Subsidiary Guarantors as follows:

1.    Names. (a) The exact legal name of each Loan Party, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the jurisdiction of formation for each Loan Party.

(b)    Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Loan Party has had in the past five years, together with the date of the relevant change.

(c)    Set forth in Schedule 1(c) is a list of all other names used by each Loan Party, or any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, and on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

2.    Current Locations. (a) The chief executive office of each Loan Party is located at the address set forth in Schedule 2(a) hereto.

(b)    With respect to each Loan Party, set forth in Schedule 2(b) are all locations where such Loan Party maintains any books or records relating to any Time Share Receivables or other Receivables.

3.    Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

4.    UCC Filings. UCC financing statements have been prepared for filing in the proper UCC filing office in the jurisdiction in which each Loan Party is located. Set forth on Schedule 4 is a true and correct list of each such filing and the UCC filing office in which such filing is to be made.

5.    Stock Ownership and Other Equity Interests. (a) Attached hereto as Schedule 5(a) is a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Loan Party and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Guarantee and Collateral Agreement.

(b)    Set forth in Schedule 5(b) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Guarantee and Collateral Agreement.

6.    Instruments and Tangible Chattel Paper. Attached hereto as Schedule 6 is a true and correct list of all promissory notes, Instruments (other than checks to be deposited in the ordinary course of business), tangible Chattel Paper, Electronic Chattel Paper and other evidence of indebtedness held by each Loan Party as of the date hereof, including the Global Intercompany Note, stating if such Instruments, Chattel Paper or other evidence of indebtedness is pledged under the Guarantee and Collateral Agreement.

7.    Intellectual Property. (a) Attached hereto as Schedule 7(a) is a schedule setting forth all Patents and Trademarks that are the subject of U.S. federal registrations and applications owned by a Loan Party in its own name on the date hereof, including the name of the registered owner or applicant, as applicable, and the registration, application, or publication number, as applicable, of each such Patent or Trademark that is the subject of a U.S. federal registration or application owned by a Loan Party.

(b)    Attached hereto as Schedule 7(b) is a schedule setting forth all Copyrights that are the subject of U.S. federal registrations and applications owned by a Loan Party in its own name on the date hereof, including the name of the registered owner or applicant, as applicable, and the registration number of each such Copyright that is the subject of a U.S. federal registration owned by a Loan Party.

(c)    Attached hereto as Schedule 7(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the United States Patent and Trademark Office or United States Copyright Office, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

8.    Commercial Tort Claims. Attached hereto as Schedule 8 is a true and correct list of all Commercial Tort Claims held by each Loan Party, with a potential value in excess of $100,000, including a brief description thereof and stating if such Commercial Tort Claims are required to be pledged under the Guarantee and Collateral Agreement.

9.    Letter-of-Credit Rights. Attached hereto as Schedule 9 is a true and correct list of all Letters of Credit issued in favor of each Loan Party.

[The Remainder of this Page has been intentionally left blank]

2

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:
Name:
Title:

3

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	State of Formation

4

Schedule 1(b)

Prior Organizational Names

Loan Party	Prior Name	Date of Change

5

Schedule 1(c)

Changes in Corporate Identity; Other Names

Loan Party	Other Name

6

Schedule 2(a)

Chief Executive Offices

Loan Party	Chief Executive Office Address

7

Schedule 2(b)

Location of Books and Records

Loan Party	Address of Books and Records

8

Schedule 3

Transactions Other Than in the Ordinary Course of Business

9

Schedule 4

UCC Filings

Loan Party	UCC Filing Office

10

Schedule 5(a)

Equity Interests of Loan Parties and Subsidiaries

Issuer	Issuer’s Jurisdiction	Record Holder	Certificate No.	No. of Shares / Units	Percentage of Ownership	Percentage to be Pledged

11

Schedule 5(b)

Other Equity Interests

Issuer	Issuer’s Jurisdiction	Record Holder	Certificate No.	No. of Shares / Units	Percentage of Ownership	Percentage to be Pledged

12

Schedule 6

Instruments and Tangible Chattel Paper

Loan Party	Instrument/Tangible Chattel Paper

13

Schedule 7(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations and Applications:

Title	Application No. (Date)	Publication No. (Date)	Patent No. (Date)	Record Owner

UNITED STATES TRADEMARKS:

Registrations and Applications:

Trademark	Owner	Application No.	Registration No.	Registration Date

14

Schedule 7(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

Title	Owner	Registration no.

15

Schedule 7(c)

Intellectual Property Licenses

16

Schedule 8

Commercial Tort Claims

17

Schedule 9

Letter-of-Credit Rights

18

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any letters of credit and guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]
3.	Borrower(s):

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of [●], 2017, among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$		%
$	$		%
$	$		%

[1]	Select as applicable.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Name:
Title:

Consented to:

[MARRIOTT OWNERSHIP RESORTS, INC.

By
Name:
Title:][3]

JPMORGAN CHASE BANK, N.A., as an Issuing Lender

By
Name:
Title:

BANK OF AMERICA, N.A., as an Issuing Lender

By
Name:
Title:

SUNTRUST BANK, as an Issuing Lender

By
Name:
Title:

[[NAME OF ANY OTHER ISSUING LENDER], as an Issuing Lender

By
Name:
Title:]

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Reference is made to that certain Credit Agreement, dated as of [●], 2017, among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of MVWC, the Borrower, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by MVWC, the Borrower, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1(a) or (b) thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed by the parties hereof on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Assignment and Assumption and obligations of the parties under this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

2

EXHIBIT F-1

FORM OF LEGAL OPINION OF GREENBERG TRAURIG LLP

[To be attached.]

August 16, 2017

To the Parties listed on Schedule I hereto:

Re:	Marriott Vacations Worldwide Corporation and Marriott Ownership Resorts, Inc.

We have acted as special counsel to Marriott Vacations Worldwide Corporation, a Delaware corporation (“MVWC”), Marriott Ownership Resorts, Inc., a Delaware corporation (the “Borrower”), and each of the Subsidiary Guarantors (each of MVWC, the Borrower and each Subsidiary Guarantor, a “MVW Entity” and collectively, the “MVW Entities”) in connection with that certain Credit Agreement dated as of August 16, 2017 (the “Credit Agreement”) by and among MVWC, the Borrower, the Subsidiary Guarantors, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), and (ii) the Guarantee and Collateral Agreement dated as of August 16, 2017 (the “Collateral Agreement”), among MVWC, the Borrower and the other parties named therein as grantors and the Administrative Agent. Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Credit Agreement.

In acting as special counsel to the MVW Entities in connection with the the Credit Agreement and the Collateral Agreement (collectively, the “Transaction Documents”), we have examined originals or copies thereof, certified or otherwise identified to our satisfaction, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the MVW Entities and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the MVW Entities and upon the representations and warranties of the MVW Entities contained in the Transaction Documents. We have assumed (i) the due incorporation and valid existence of each MVW Entity, (ii) that each MVW Entity has the requisite corporate power and authority to enter into and perform its respective obligations under the Transaction Documents to which it is a party, and (iii) the due authorization, execution and delivery of the Transaction Documents to which it is a party by each MVW Entity.

August 16, 2017

As used herein “to our knowledge” and “of which we are aware” mean the conscious awareness of facts or other information by those lawyers in our firm actively involved in the transactions contemplated by the Transaction Documents. Except for our review of the documents listed above or otherwise specifically referred to in this opinion letter, we have undertaken no investigation or verification of such matters.

As used herein, unless the context otherwise requires, (i) “NY UCC” or “UCC” means the Uniform Commercial Code in effect on the date hereof in the State of New York; and (ii) terms defined in the Uniform Commercial Code are used herein as defined in the NY UCC.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.    Assuming the due authorization, execution and delivery of each Transaction Document by each of the parties thereto, each Transaction Document constitutes the legal, valid and binding obligation of each MVW Entity party thereto, enforceable against such MVW Entity in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification thereunder may be limited by federal or state securities laws or public policy relating thereto and (B) certain remedial provisions of the Transaction Documents are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Transaction Documents, and the Transaction Documents contain adequate provisions for the practical realization of the rights and benefits afforded thereby. No opinion is expressed in this paragraph 1 as to the attachment, perfection or priority of any liens purported to be granted pursuant to the Transaction Documents.

2.    No consent, approval, waiver, license or authorization or other action by or filing with any New York or federal governmental authority is required in connection with the execution and delivery by any of the MVW Entities of any of the Transaction Documents to which it is a party or the consummation by the MVW Entities of the transactions contemplated thereby, except for filings in connection with perfecting security interests, as to which we express no opinion in this paragraph 2.

3.    To our knowledge, based solely on the Officer’s Certificate attached hereto as Exhibit A and without independent investigation, there is no litigation, proceeding or governmental investigation pending or overtly threatened against any MVW Entity that (i) relates to any of the transactions contemplated by the Transaction Documents, (ii) if adversely determined, could reasonably be expected to have a material adverse effect on the ability of such MVW Entity to perform its respective obligations under the Transaction Documents, or (iii) seeks to prevent the consummation by such MVW Entity of the transactions contemplated by the Transaction Documents.

August 16, 2017

4.    The execution and delivery by the MVW Entities of the Transaction Documents to which each is a party, the consummation of the transactions contemplated thereby and compliance by each such MVW Entity with any of the respective provisions thereof will not conflict with, constitute a default under or violate (i) any New York or federal law or regulation applicable to business entities generally and excluding any such laws or regulations applicable to a MVW Entity by virtue of its particular business activities, or (ii) any judgment, decree, writ, injunction, ruling or order of any court or governmental authority in New York, or any federal court or governmental authority, binding on it or its properties of which we are aware, without independent investigation.

5.    Based upon the Officer’s Certificate attached hereto as Exhibit B, none of the MVW Entities is registered or is required to be registered under, the Investment Company Act of 1940, as amended (the “40 Act”)

6.    The execution and delivery of the Collateral Agreement creates a valid security interest in the Collateral pledged pursuant to the Collateral Agreement in favor of the Administrative Agent for the benefit of the Secured Parties (as defined in the Collateral Agreement) to secure the Borrower Obligations (as defined in the Collateral Agreement). For purposes hereof, “Collateral” means the property described in Section 3 of the Collateral Agreement, other than clauses (o) and (p) thereof.

7.    Assuming (i) delivery to the Administrative Agent in New York of the certificates evidencing the Pledged Stock (as defined in the Collateral Agreement), (ii) that the Pledged Stock consists only of certificated securities (within the meaning of the NY UCC), and (iii) continued possession of such certificates evidencing the Pledged Stock by the Administrative Agent in the State of New York, the security interest of the Administrative Agent for the benefit of the Secured Parties (as defined in the Collateral Agreement) in the Pledged Stock so delivered will constitute a perfected security interest as security for the Borrower Obligations.

The opinions expressed herein are limited to the laws of the State of New York and the federal law of the United States, and we express no opinion as to the effect of any other laws on the matters covered herein.

We express no opinion as to:

(i)    the enforceability of provisions of the Transaction Documents to the extent that they (a) purport to provide for equitable remedies, specific performance, injunctive relief, or liquidated damages, (b) purport to covenant to take actions, the taking of which is discretionary with or subject to the approval of a third party or which are otherwise subject to contingency, the fulfillment of which is not within the control of the party so covenanting, (c) in respect of securities and other financial assets, purport to provide the holder thereof the right of a protected purchaser (as defined in Section 8-303

August 16, 2017

of the NY UCC) or of a Person who acquires a security entitlement for value and without notice of an adverse claim (as defined in Sections 8-502 and 8-510 of the NY UCC), or (d) state that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy and that the election of a particular remedy does not preclude recourse to one or more remedies; or

(ii)    the enforceability of any provisions of the Transaction Documents which purport to permit the Administrative Agent to sell, lease, or assign any Collateral for credit without assuming any credit risk therefor; or

(iii)    the enforceability of any provisions of the Transaction Documents that a specific number of days constitutes reasonable notice under the New York State laws, except to the extent provided for in Section 9-612(b) of the NY UCC; or

(iv)    the enforceability of any provisions of the Transaction Documents purporting to allow the institution of foreclosure proceedings or the exercise of any other rights without notice to a MVW Entity, except to the extent provided for in Section 9-611(d) of the NY UCC;

(v)    the enforceability of any provisions of the Transaction Documents permitting the Administrative Agent to purchase or acquire Collateral at a private sale thereof, except to the extent provided for in Section 9-610(c)(2) of the NY UCC; or

(vi)    the enforceability of any provisions of the Transaction Documents granting the Administrative Agent rights and remedies not afforded by the NY UCC or the DE UCC, to the extent such provisions violate Article 9 the NY UCC or Article 9 of the DE UCC; or

(vii)    the enforceability of any of the waivers or remedies contained in the Transaction Documents restricting or waiving access to, or covenanting not to assert, legal or equitable remedies, set-off, claims or other rights (including, without limitation, proper jurisdiction, forum non conveniens and venue in any federal court of the United States), waiving rights of any debtor or other obligor or imposing duties on any secured party in violation of Section 9-602 of the NY UCC or other applicable laws of the State of New York, or waiving any right or duty under any marshalling and exemption law; or

(viii)    the enforceability of any of the waivers or remedies contained in the Transaction Documents retaining liability against a MVW Entity for deficiency after foreclosures that are not conducted in accordance with the UCC or other applicable law of the State of New York, except to the extent expressly permitted by Section 9-626 of the NY UCC and such other applicable law of the State of New York; or

(ix)    the enforceability of any of the waivers or remedies contained in the Transaction Documents (whether or not any Transaction Document deems any such waiver or remedy commercially reasonable), if such waivers or remedies are determined not to be commercially reasonable within the meaning of the NY UCC.

August 16, 2017

(x)    whether any of the choice of law provisions of any of the Transaction Documents would be enforced by any court other than a court of the State of New York

The opinions in paragraphs 6 and 7 above are subject to the following qualifications, exceptions and assumptions:

a.    the Collateral exists and is accurately described in the Collateral Agreement, each MVW Entity has rights, or the power to transfer rights, in or with respect to the Collateral pledged by it to the Administrative Agent pursuant to the Collateral Agreement for a security interest to attach, that the Administrative Agent has acquired the Liens in the Collateral in good faith, that value has been given pursuant to Sections 1-204 and 9-203 of the NY UCC, and with respect to Collateral consisting of financial assets, without notice or knowledge of (1) any adverse claims (including claims of ownership) as defined in Section 8-102(a)(1) of the NY UCC or (2) circumstances described in Section 8-105 of the NY UCC.

b.    we express no opinion with respect to any portion of the Collateral which is or may become fixtures (within the meaning of Section 9-102(41) of the UCC);

c.    we express no opinion (i) as to the creation or perfection of any security interest in (or other lien on) any collateral to the extent that, pursuant to Section 9-109 of the UCC, Article 9 of the UCC does not apply thereto, or (ii) concerning the validity or perfection of any security interest in (or other lien on) any real property or personal property, except as specifically set forth in paragraphs 6 through 8 above, or as to the priority of any security interest or other lien;

d.    with respect to the name of each MVW Entity, we have not reviewed the public organic records (as defined in Section 9-102(b)(68) of the UCC), but have relied upon the documents purporting to be the records initially filed to form the relevant entity and we have assumed that no public organic record purports to state, amend or restate any MVW Entity’s name; and

e.    we assume that all filings have been or will be timely made and duly filed as necessary (i) in the event of a change in the name, identity or corporate structure of any MVW Entity, (ii) to continue to maintain the effectiveness of the original filings.

In addition, the opinions in paragraphs 6 and 7 above are subject to (i) the limitations on perfection of security interests in proceeds resulting from the operation of Section 9-315 of the UCC; (ii) the limitations with respect to buyers in the ordinary course of business imposed by Sections 9-318 and 9-320 of the UCC; (iii) the limitations with respect to documents, instruments and securities imposed by Sections 8-302, 9-317, 9-312 and 9-331 of the UCC; (iv) the provisions of Section 9-203 of the UCC relating to the time of attachment; and (v) Section 552 of Title 11 of the United States Code (the “Bankruptcy Code”) with respect to any Collateral acquired by any MVW Entity subsequent to the commencement of a case against or by any MVW Entity under the Bankruptcy Code.

August 16, 2017

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent; provided that our prior written consent is not needed to furnish a copy of this opinion letter (with no right of reliance): (a) as may be required by law; (b) in connection with any proceedings relating to the Loan Documents or the enforcement thereof; (c) to accountants and counsel for the Administrative Agent, in all of its capacities set forth in the Loan Documents, and for each Lender; (d) to bank or other governmental regulatory examiners; or (e) pursuant to judicial process or government order or requirement.

Very truly yours,

GREENBERG TRAURIG, LLP

Schedule I

JPMorgan Chase Bank, N.A., as Administrative Agent

The Lenders party to the Credit Agreement

EXHIBIT A

OFFICER’S CERTIFICATE WITH RESPECT TO LITIGATION

A-1

EXHIBIT B

OFFICER’S CERTIFICATE WITH RESPECT TO THE 1940 ACT

B-1

August 16, 2017

To Each of the Entities Listed on

  Schedule A Attached Hereto

Re:	Marriott – Credit Facility

Ladies and Gentlemen:

We have acted as special Delaware counsel to Marriott Vacations Worldwide Corporation, a Delaware corporation (“MVWC”), Marriott Ownership Resorts, Inc., a Delaware corporation (“MORI”), and each of the entities listed on Exhibit A hereto (each an “LLC Subsidiary Guarantor”, an “LP Subsidiary Guarantor” or “Corporate Subsidiary Guarantor”, as applicable, as set forth on Exhibit A, and together with the MVWC and MORI, each, an “Opinion Party” and collectively, the “Opinion Parties”), in connection with the matters set forth herein.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals, drafts or copies of the following:

(a)    The Certificate of Incorporation of MVWC, filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”), on June 21, 2011, as restated by a Restated Certificate of Incorporation, as filed in the Office of the Secretary of State on November 18, 2011, and the By-Laws of MVWC (as now and heretofore in effect from time to time, the “MVWC Organizational Documents”);

(b)    The Certificate of Incorporation of MORI, filed in the Office of the Secretary of State, on October 21, 1983, as amended by a Certificate of Amendment, changing its name from “SLN, LTD.” to “Marriott Ownership Resorts, Inc.”, as filed in the Office of the Secretary of State, on April 23, 1984, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on December 15, 1986, as restated by a Restated Certificate of Incorporation, as filed in the Office of the Secretary of State on June 7, 2000, as amended by a Certificate of Merger, as filed in the Office of the Secretary of State on January 14, 2004, as amended by a Certificate of Merger, as filed in the Office of the Secretary of State on September 29, 2010, as further amended by a Certificate of Merger, as filed in the Office of the Secretary of State on October 20, 2010, and the Amended and Restated By-Laws of MORI, dated December 13, 2016 (as now and heretofore in effect from time to time, the “MORI Organizational Documents”);

To Each of the Entities Listed on

  Schedule A Attached Hereto

August 16, 2017

(c)    the Certificate of Formation, Certificate of Limited Partnership or set of Organizational Documents, as applicable, of each Subsidiary Guarantor, as listed on Exhibit C hereto (each, as now or as now and heretofore in effect from time to time, each dated with the date set forth on Exhibit C);

(d)    the limited liability company agreement or limited partnership agreement, as applicable, of each Subsidiary Guarantor, as listed on Exhibit D;

(e)    a Certificate of Good Standing for MVWC, MORI and each Subsidiary Guarantor, each dated as of a recent date, obtained from the Secretary of State;

(f)    the Authority Regarding Revolving Credit Facility Refinancing for each of MVWC, MORI and the Subsidiary Guarantors, each dated on or about the date hereof;

(g)    the documents identified in Exhibit B attached hereto (the “Transaction Documents”); and

(h)    the UCC-1 financing statements naming the Opinion Parties as debtors and the Secured Party (as defined in Schedule A), as secured party, to be filed with the Secretary of State (collectively the “Financing Statements”), in the forms attached hereto as Exhibit E.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (h) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (h) above) that is referred to in or incorporated by reference into any document reviewed by us, and do not opine on the enforceability of any such document. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects as of the date hereof.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) the conformity to original documents of all documents submitted to us as copies of documents to be executed.

For purposes of this opinion, we have assumed (i) except to the extent addressed by our opinions set forth in paragraphs 1 through 5 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the

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documents examined by us under the laws of the jurisdiction governing its organization or formation and the legal capacity of natural persons who are signatories to the documents examined by us and the full power and authority and legal right of each party to the documents reviewed by us to execute, deliver and perform under such documents, (ii) except to the extent addressed by our opinions set forth in paragraphs 6 through 15 below, the due adoption, authorization, execution and delivery by all parties thereto of all documents examined by us, (iii) that no event has occurred since the filing of the applicable Subsidiary Guarantor Certificate of Formation (as defined in Exhibit C) that would cause the dissolution of an LLC Subsidiary Guarantor under any current or previous Subsidiary Guarantor LLC Agreement (as defined in Exhibit D), as applicable, or Section 18-801 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “LLC Act”), (iv) that no event has occurred since the filing of the applicable Subsidiary Guarantor Certificate of Limited Partnership (as defined in Exhibit C) that would cause the dissolution of an LP Subsidiary Guarantor under any current or previous Subsidiary Guarantor LP Agreement (as defined in Exhibit D), as applicable, or Section 17-801 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. (the “LP Act”); (v) that each Transaction Document constitutes a legal, valid and binding agreement of each of the parties thereto and is enforceable against each of the parties thereto in accordance with its terms, (vi) that any amendment and/or restatement reviewed by us of any prior document was duly adopted in accordance with the relevant provisions of said prior document, (vii) that there are no proceedings pending or contemplated for the (A) the merger, consolidation, conversion, dissolution, liquidation or termination of any Opinion Party, or (B) any Opinion Party’s transfer to or domestication in any jurisdiction, (viii) that each of the guarantees or pledges, as applicable, under any of the Transaction Documents, are necessary or convenient to the conduct, promotion or attainment of the business of the Opinion Parties, and (ix) that the documents examined by us express the entire agreement and understanding of the parties thereto with respect to the subject matter thereof and have not been amended, supplemented or otherwise modified, except as referenced herein. We have not participated in the preparation of any offering material relating to the Opinion Parties and assume no responsibility for the contents of any such material.

This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction. Our opinions are rendered only with respect to Delaware State laws and rules, regulations and orders thereunder that are currently in effect.

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We note that we have been retained to act as special Delaware counsel to the Opinion Parties in connection with the transactions contemplated hereby. We are not regular counsel to the Opinion Parties or any other party to the Transaction Documents and are not generally informed as to their respective business affairs. To the extent our opinions in paragraphs 16 through 25 below relate to the requirement for any authorization, consent, approval or order of any Delaware governmental or administrative body or the violation of any Delaware law, rule or regulation, our opinions relate only to requirements of law and laws, rules and regulations that are of general application and that, in our experience, are likely to have application to transactions of the nature herein referenced (and not to requirements of law or laws, rules or regulations that might be implicated by reason of the specific business activities of any of the parties to any of the Transaction Documents).

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.    MVWC is validly existing in good standing as a corporation under the laws of the State of Delaware.

2.    MORI is validly existing in good standing as a corporation under the laws of the State of Delaware.

3.    Each Corporate Subsidiary Guarantor (as defined in Exhibit A) is validly existing in good standing as a corporation under the laws of the State of Delaware.

4.    Each LLC Subsidiary Guarantor is validly existing and in good standing as a limited liability company under the laws of the State of Delaware.

5.    Each LP Subsidiary Guarantor is validly existing and in good standing as a limited partnership under the laws of the State of Delaware.

6.    Under the Delaware General Corporation Law (the “DGCL”), and the MVWC Organizational Documents, MVWC has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to grant the security interests to be granted by it pursuant to the Transaction Documents and to perform its obligations thereunder. MVWC has duly executed and delivered the Transaction Documents to which it is a party.

7.    Under the DGCL and the MORI Organizational Documents, MORI has all necessary corporate power and authority to execute and deliver the Transaction

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Documents to which it is a party, to grant the security interests to be granted by it pursuant to the Transaction Documents and to perform its obligations thereunder. MORI has duly executed and delivered the Transaction Documents to which it is a party.

8.    Under the DGCL and the Subsidiary Guarantor Organizational Documents (as defined in Exhibit C), each Corporate Subsidiary Guarantor has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to grant the security interests to be granted by it pursuant to the Transaction Documents and to perform its obligations thereunder. Each Corporate Subsidiary Guarantor has duly executed and delivered the Transaction Documents to which it is a party.

9.    Under LLC Act and the applicable Subsidiary Guarantor LLC Agreement, each LLC Subsidiary Guarantor has all necessary limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to grant the security interests to be granted by it pursuant to the Transaction Documents and to perform its obligations thereunder. Each LLC Subsidiary Guarantor has duly executed and delivered the Transaction Documents to which it is a party.

10.    Under the LP Act and the applicable Subsidiary Guarantor LP Agreement, each LP Subsidiary Guarantor has all necessary limited partnership power and authority to execute and deliver each of the Transaction Documents to which it is a party, to grant the security interests to be granted by it pursuant to the Transaction Documents and to perform its obligations thereunder. Each LP Subsidiary Guarantor has duly executed and delivered the Transaction Documents to which it is a party.

11.    Under the DGCL and the MVWC Organizational Documents, the execution and delivery by MVWC of the Transaction Documents to which it is a party, the granting of the security interests to be granted by MVWC pursuant to the Transaction Documents and the performance by MVWC of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of MVWC.

12.    Under the DGCL and the MORI Organizational Documents, the execution and delivery by MORI of the Transaction Documents to which it is a party, the granting of the security interests to be granted by MORI pursuant to the Transaction Documents, and the performance by MORI of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of MORI.

13.    Under the DGCL and the Subsidiary Guarantor Organizational Documents, the execution and delivery by each Corporate Subsidiary Guarantor of the

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Transaction Documents to which it is a party, the granting of the security interests to be granted by such Corporate Subsidiary Guarantor pursuant to the Transaction Documents, and the performance by such Corporate Subsidiary Guarantor of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of such Corporate Subsidiary Guarantor.

14.    Under the LLC Act and the applicable Subsidiary Guarantor LLC Agreement, the execution and delivery by each LLC Subsidiary Guarantor of the Transaction Documents to which it is a party, the granting of the security interests to be granted by such LLC Subsidiary Guarantor pursuant to the Transaction Documents, and the performance by such LLC Subsidiary Guarantor of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of such LLC Subsidiary Guarantor.

15.    Under the LP Act and the applicable Subsidiary Guarantor LP Agreement, the execution and delivery by each LP Subsidiary Guarantor of the Transaction Documents to which it is a party, the granting of the security interests to be granted by such LP Subsidiary Guarantor pursuant to the Transaction Documents, and the performance by such LP Subsidiary Guarantor of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of such LP Subsidiary Guarantor.

16.    No authorization, consent, approval or order of any Delaware governmental or administrative body is required solely in connection with the execution and delivery by MVWC of the Transaction Documents to which it is a party or the performance by MVWC of its obligations thereunder.

17.    No authorization, consent, approval or order of any Delaware governmental or administrative body is required solely in connection with the execution and delivery by MORI of the Transaction Documents to which it is a party or the performance by MORI of its obligations thereunder.

18.    No authorization, consent, approval or order of any Delaware governmental or administrative body is required solely in connection with the execution and delivery by a Corporate Subsidiary Guarantor of the Transaction Documents to which it is a party or the performance by such Corporate Subsidiary Guarantor of its obligations thereunder.

19.    No authorization, consent, approval or order of any Delaware governmental or administrative body is required solely in connection with the execution and delivery by an LLC Subsidiary Guarantor of the Transaction Documents to which it is a party or the performance by such LLC Subsidiary Guarantor of its obligations thereunder.

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20.    No authorization, consent, approval or order of any Delaware governmental or administrative body is required solely in connection with the execution and delivery by an LP Subsidiary Guarantor of the Transaction Documents to which it is a party or the performance by such LP Subsidiary Guarantor of its obligations thereunder.

21.    The execution and delivery by MVWC of the Transaction Documents to which it is a party, and the performance by MVWC of its obligations thereunder, do not violate (a) any Delaware law, rule or regulation or (b) the MVWC Organizational Documents.

22.    The execution and delivery by MORI of the Transaction Documents to which it is a party, and the performance by MORI of its obligations thereunder, do not violate (a) any Delaware law, rule or regulation or (b) the MORI Organizational Documents.

23.    The execution and delivery by each Corporate Subsidiary Guarantor of the Transaction Documents to which it is a party, and the performance by such Corporate Subsidiary Guarantor of its obligations thereunder, do not violate (a) any Delaware law, rule or regulation or (b) the applicable Subsidiary Guarantor Organizational Documents.

24.    The execution and delivery by each LLC Subsidiary Guarantor of the Transaction Documents to which it is a party, and the performance by such LLC Subsidiary Guarantor of its obligations thereunder, do not violate (a) any Delaware law, rule or regulation or (b) the applicable Subsidiary Guarantor Certificate of Formation or the applicable Subsidiary Guarantor LLC Agreement.

25.    The execution and delivery by each LP Subsidiary Guarantor of the Transaction Documents to which it is a party, and the performance by such LP Subsidiary Guarantor of its obligations thereunder, do not violate (a) any Delaware law, rule or regulation or (b) the applicable Subsidiary Guarantor Certificate of Limited Partnership or the applicable Subsidiary Guarantor LP Agreement.

26.    The Financing Statements are in an appropriate form for filing with the with the Secretary of State (Uniform Commercial Code Section) under the Uniform Commercial Code as enacted and presently in effect in the State of Delaware (the “Delaware UCC”).

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27.    Insofar as Article 9 of the Delaware UCC is applicable (without regard to conflict of laws principles), upon the filing of the Financing Statements with the Secretary of State, Lender will have a perfected security interest in each Opinion Party’s rights in that portion of the Collateral, as such term is defined in the Security Agreement (as defined in Exhibit B)) that may be perfected by the filing of a UCC financing statement with the Secretary of State (collectively, the “Filing Collateral”).

The opinions expressed in paragraphs 26 and 27 above are subject to the following additional assumptions, qualifications, limitations and exceptions:

(A)    We have assumed that (i) the Security Agreement creates in favor of the Secured Party a valid security interest in and to the Filing Collateral, which security interest has attached under the Uniform Commercial Code as in effect in the jurisdiction whose law governs such matters under the Security Agreement (the “Applicable UCC”) and (ii) the Applicable UCC looks to Delaware law to govern the perfection of a security interest in the Filing Collateral.

(B)    We express no opinion as to (i) the creation, attachment, effect of perfection or nonperfection or the priority of any security interest of the Secured Party in any portion of the Filing Collateral, (ii) any Filing Collateral until such Filing Collateral is acquired by the applicable Company; (iii) the rights or interests of any of the parties to the Security Agreement or any other person or entity in, or title of any such parties, persons or entities to, any of the Filing Collateral, or as to the value of any such Filing Collateral, (iv) in the case of any Filing Collateral that is secured by other property, the rights or interests of any of the parties to the Security Agreement or any other person or entity in, or title of any such parties, persons or entities to, any of such underlying property, (v) any collateral other than the Filing Collateral, (vi) any Filing Collateral due from any government or any agency or instrumentality thereof, (vii) any Filing Collateral that constitutes fixtures, as extracted collateral or timber to be cut, (viii) any Filing Collateral that constitutes commercial tort claims, (ix) any Filing Collateral that constitutes consumer goods, (x) any Filing Collateral that constitutes goods subject to a negotiable document of title and (xi) transactions excluded from the application of Article 9 of the Delaware UCC pursuant to the provisions of Section 9-109 thereof.

(C)    To the extent the opinions set forth above relate to proceeds, such opinions are subject to the qualification that the perfection of an interest in proceeds is subject to the limitations and requirements of Section 9-315 of the Delaware UCC.

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(D)    We note that the security interest of the Secured Party in certain Filing Collateral may be subject to the rights of account debtors in respect of such Filing Collateral, claims and defenses of such account debtors and terms of agreements with such account debtors.

(E)    We note that further filings under the Delaware UCC or other applicable law may be necessary to preserve and maintain (to the extent established and perfected by the filing of the Financing Statements, as described herein) the perfection of the security interests of the Secured Party in such Filing Collateral, including, without limitation, the following:

(i)    appropriate continuation filings to be made within the period of six (6) months prior to the expiration of five (5) year anniversary dates from the date of the original filing of the Financing Statements;

(ii)    filings required within four (4) months of the change of name, identity or structure made by or with respect to any Company, to the extent set forth in Sections 9-507 and 9-508 of the Delaware UCC;

(iii)    filings required within four (4) months of a change by any Company of its location to another jurisdiction, to the extent set forth in Sections 9-301 and 9-316 of the Delaware UCC;

(iv)    filings required within one (1) year after the transfer of collateral to a person or entity that becomes a debtor and is located in another jurisdiction, to the extent set forth in Section 9-316 of the Delaware UCC; and

(v)    filings required if any Company becomes organized under the laws of another jurisdiction in addition to the State of Delaware.

(F)    We do not express any opinion as to the perfection of any security interest in any portion of the Filing Collateral that cannot be perfected by the filing of a financing statement with the Secretary of State.

(G)    We call your attention to the fact that under the Delaware UCC, actions taken by a secured party (e.g., releasing or assigning the security interest, delivering possession of the collateral to the debtor or another person and voluntarily subordinating a security interest) may affect the validity, perfection or priority of a security interest.

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(H)    We assume no responsibility for the filing of the Financing Statements or any amendment, continuation or termination thereof with the Secretary of State or any other governmental office or agency.

We understand that you, and your successors and assigns, and certain rating agencies wish to rely as to matters of Delaware law upon this opinion as of its date in connection with the transactions contemplated by the Transaction Documents, and we hereby consent to such reliance except that our prior consent is not needed to furnish a copy of this opinion (with no right of reliance) (a) as may be required by law, (b) in connection with any proceedings relating to the Transaction Documents or the enforcement thereof, (c) to accountants and counsel for the Secured Party, in all of its capacities set forth in the Loan Documents, and for each lender thereto, (d) to bank or other governmental regulatory examiners, or (e) pursuant to judicial process or government order or requirement. Except as stated above, without our prior written consent, this opinion may not be relied upon for any other purpose or furnished or quoted to, or relied upon by, any other person or entity for any purpose. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to the present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion for the benefit of any person or entity (including any person or entity granted reliance in this paragraph) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

GREENBERG TRAURIG, LLP

BLC/ABL

Schedule A

JPMORGAN CHASE BANK, N.A., as administrative agent, together with its successors and/or assigns (the “Secured Party”), for itself and each of the lenders party to the Credit Agreement (as defined in Exhibit B)

EXHIBIT A

1.	e-CRM Central, LLC, a Delaware limited liability company

2.	Kauai Lagoons Holdings LLC, a Delaware limited liability company

3.	Marriott Ownership Resorts Procurement, LLC, a Delaware limited liability company

4.	MH Kapalua Venture, LLC, a Delaware limited liability company

5.	MORI Golf (Kauai), LLC, a Delaware limited liability company

6.	MORI Member (Kauai), LLC, a Delaware limited liability company

7.	MORI Waikoloa Holding Company, LLC, a Delaware limited liability company

8.	MVW US Services, LLC, a Delaware limited liability company

9.	RBF, LLC, a Delaware limited liability company

10.	RCC (GP) Holdings LLC, a Delaware limited liability company

11.	RCDC 942, L.L.C., a Delaware limited liability company

12.	RCDC Chronicle LLC, a Delaware limited liability company

13.	The Cobalt Travel Company, LLC, a Delaware limited liability company

14.	The Lion & Crown Travel Co., LLC, a Delaware limited liability company

15.	The Ritz-Carlton Management Company, L.L.C. , a Delaware limited liability company

Each of the above an “LLC Subsidiary Guarantor”

16.	RCC (LP) Holdings L.P., a Delaware limited partnership

17.	R.C. Chronicle Building, L.P., a Delaware limited partnership

Each of the above an “LP Subsidiary Guarantor”

18.	The Ritz-Carlton Sales Company, Inc., a Delaware corporation

19.	The Ritz-Carlton Title Company, Inc., a Delaware corporation

20.	Marriott Kauai Ownership Resorts, Inc., a Delaware corporation

21.	Marriott Overseas Owners Services Corporation, a Delaware corporation

22.	The Ritz-Carlton Development Company, Inc., a Delaware corporation

23.	MTSC, INC., a Delaware corporation

24.	MVW of Hawaii, Inc., a Delaware corporation

25.	MVW SSC, Inc., a Delaware corporation

26.	MVW US Holdings, Inc., a Delaware corporation

27.	Marriott Resorts Sales Company, Inc., a Delaware corporation

28.	Marriott Resorts, Travel Company, Inc., a Delaware corporation

29.	Marriott Vacation Properties of Florida, Inc., a Delaware corporation

30.	MORI Residences, Inc., a Delaware corporation

31.	Marriott’s Desert Springs Development Corporation, a Delaware corporation

Each of the above a “Corporate Subsidiary Guarantor”

EXHIBIT B

Transaction Documents

1.    The Credit Agreement (the “Credit Agreement”), dated as of the date hereof, among MVWC and MORI, as borrowers, and JPMORGAN CHASE BANK, N.A., as administrative agent (“Administrative Agent”), for itself and the other lenders party thereto from time to time, as lender (collectively, the “Secured Party”).

2.    The Guarantee and Collateral Agreement, dated as of the date hereof, by MVWC, MORI and each Subsidiary Guarantor, in favor of the Lender (the “Security Agreement”).

EXHIBIT C

1.	The Certificate of Formation of e-CRM Central, LLC, as filed in the Office of the Secretary of State on November 14, 2000

2.	The Certificate of Formation of Kauai Lagoons Holdings LLC, as filed in the Office of the Secretary of State on October 5, 2005

3.	The Certificate of Formation of Marriott Ownership Resorts Procurement, LLC, as filed in the Office of the Secretary of State on August 4, 2000

4.	The Certificate of Formation of MH Kapalua Venture, LLC, as filed in the Office of the Secretary of State on August 18, 2004

5.	The Certificate of Formation of MORI Golf (Kauai), LLC, as filed in the Office of the Secretary of State on June 12, 2007

6.	The Certificate of Formation of MORI Member (Kauai), LLC, as filed in the Office of the Secretary of State on September 23, 2005

7.	The Certificate of Formation of MORI Waikoloa Holding Company, LLC, as filed in the Office of the Secretary of State on March 7, 2016

8.	The Certificate of Formation of MVW US Services, LLC, as filed in the Office of the Secretary of State on January 30, 2014

9.	The Certificate of Formation of RBF, LLC, as filed in the Office of the Secretary of State on November 15, 2000, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on April 29, 2002

10.	The Certificate of Formation of RCC (GP) Holdings LLC, as filed in the Office of the Secretary of State on June 7, 2007, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on September 21, 2007

11.	The Certificate of Formation of RCDC 942, L.L.C., as filed in the Office of the Secretary of State on June 12, 1999

12.	The Certificate of Formation of RCDC Chronicle LLC, as filed in the Office of the Secretary of State on June 12, 2007, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on September 20, 2007

13.	The Certificate of Formation of The Cobalt Travel Company, LLC, as filed in the Office of the Secretary of State on May 5, 1999, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on January 16, 2004

14.	The Certificate of Formation of The Lion & Crown Travel Co., LLC, as filed in the Office of the Secretary of State on October 29, 2008

15.	The Certificate of Formation of The Ritz-Carlton Management Company, L.L.C., a Delaware limited liability company, as filed in the Office of the Secretary of State on May 5, 1999, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on May 17, 1999, as further amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on July 16, 1999

Each of the above listed Certificates of Formation, a “Subsidiary Guarantor Certificate of Formation”

1.	The Certificate of Limited Partnership of RCC (LP) Holdings L.P., as filed in the Office of the Secretary of State on June 21, 2007, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on October 18, 2007

2.	The Certificate of Limited Partnership of R.C. Chronicle Building, L.P., as filed in the Office of the Secretary of State on December 15, 2004, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on March 16, 2005, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on June 29, 2007, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on March 10, 2008

Each of the above listed Certificates of Limited Partnership, a “Subsidiary Guarantor Certificate of Limited Partnership”

1.	The Certificate of Incorporation of The Ritz-Carlton Sales Company, Inc., as filed in the Office of the Secretary of State on July 19, 1999, and the Amended and Restated Bylaws of Ritz-Carlton Sales Company, Inc., dated December 12, 2016

2.	The Certificate of Incorporation of The Ritz-Carlton Title Company, Inc., as filed in the Office of the Secretary of State on July 19, 1999, the Amended and Restated Bylaws of Ritz-Carlton Title Company, Inc., dated December 12, 2016

3.	The Certificate of Incorporation of Marriott Kauai Ownership Resorts, Inc., as filed in the Office of the Secretary of State on May 24, 1994, the Amended and Restated Bylaws of Marriott Kauai Ownership Resorts, Inc., dated December 12, 2016, the Amended and Restated Bylaws of Marriott Kauai Ownership Resorts, Inc., dated December 12, 2016

4.	The Certificate of Incorporation of Marriott Overseas Owners Services Corporation, as filed in the Office of the Secretary of State on October 21, 1996, and the Amended and Restated Bylaws of Marriott Overseas Owners Services Corporation, dated December 12, 2016

5.	The Certificate of Incorporation of The Ritz-Carlton Development Company, Inc., as filed in the Office of the Secretary of State on May 5, 1999, the Amended and Restated Bylaws of The Ritz-Carlton Development Company, Inc., dated December 12, 2016

6.	The Certificate of Incorporation of MTSC, Inc., as filed in the Office of the Secretary of State on June 12, 2001, the Amended and Restated Bylaws of MTSC, Inc., dated December 12, 2016

7.	The Certificate of Incorporation of MVW of Hawaii, Inc., as filed in the Office of the Secretary of State on February 12, 2015, and the Bylaws of MVW of Hawaii, Inc.

8.	The Certificate of Incorporation of MVW SSC, Inc., as filed in the Office of the Secretary of State on January 30, 2014, and the Amended and Restated Bylaws of MVW SSC, Inc., dated December 12, 2016

9.	The Certificate of Incorporation of MVW US Holdings, Inc., as filed in the Office of the Secretary of State on July 14, 2011, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on October 18, 2011, and the Amended and Restated Bylaws of MVW US Holdings, Inc., dated December 12, 2016

10.	The Certificate of Incorporation of Marriott Resorts Sales Company, Inc., as filed in the Office of the Secretary of State on February 14, 1990, and the Amended and Restated Bylaws of Marriott Resorts Sales Company, Inc., dated December 12, 2016

11.	The Certificate of Incorporation of Marriott Resorts, Travel Company, Inc., as filed in the Office of the Secretary of State on May 17, 1989, and the Amended and Restated Bylaws of Marriott Resorts, Travel Company, Inc., dated December 12, 2016

12.	The Certificate of Incorporation of Marriott Vacation Properties of Florida, Inc., as filed in the Office of the Secretary of State on August 22, 1996, and the Bylaws of Marriott Vacation Properties of Florida, Inc., amended December [undated], 2016

13.	The Certificate of Incorporation of MORI Residences, Inc., as filed in the Office of the Secretary of State on December 3, 1997, and the Amended and Restated Bylaws of MORI Residences, Inc., dated December 12, 2016

14.	The Certificate of Incorporation of Marriott’s Desert Springs Development Corporation, as filed in the Office of the Secretary of State on July 25, 1986, as amended by a Certificate of Amendment, as filed in the Office of the Secretary of State on August 15, 1988, and the Amended and Restated Bylaws of Marriott’s Desert Springs Development Corporation, dated December 13, 2016

Each set of Certificate of Incorporation and bylaws listed above are “Subsidiary Guarantor Organizational Documents”

EXHIBIT D

Subsidiary Guarantor Operating Agreements

1.	The Agreement for Operating Services of e-CRM Central, LLC, made as of November 15, 2000, by and between !hey Inc., a Delaware corporation, and Marriott Ownership Resorts, Inc., a Delaware corporation, as the members

2.	Limited Liability Company Operating Agreement of Kauai Lagoons Holdings LLC, by Kauai Development LLC, as the sole member, as amended and restated by the Amended and Restated Limited Liability Company Operating Agreement of Kauai Lagoons Holdings LLC, by Mori Member (Kauai), LLC, a Delaware limited liability company, as the sole member

3.	The Limited Liability Company Agreement of Marriott Ownership Resorts Procurement, LLC, dated as of July 15, 2000, by Marriott Ownership Resorts, Inc., a Delaware corporation, as the sole member

4.	The Limited Liability Company Agreement of MH Kapalua Venture, LLC, dated and effective as of August 20, 2004 by Marriott Two Flags, LP, a Delaware limited partnership, as the sole member

5.	The Limited Liability Company Operating Agreement of MORI Golf (Kauai), LLC, dated and effective as of June 12, 2007, entered into by MORI Member (Kauai), LLC, a Delaware limited liability company, as the sole member

6.	The Limited Liability Company Operating Agreement of MORI Member (Kauai), LLC, dated and effective as of September 30, 2005, by The Ritz-Carlton Hotel Company, L.L.C., a Delaware limited liability company, as the sole member

7.	The Limited Liability Company Agreement of MORI Waikoloa Holding Company, LLC, dated and effective as of March 7, 2016, by Marriott Ownership Resorts, Inc., a Delaware corporation, as the sole member

8.	The Limited Liability Company Agreement of MVW US Services, LLC, dated as of February 6, 2014, by MVW SSC, Inc., a Delaware corporation, as the sole member

9.	The Limited Liability Company Operating Agreement of RBF, LLC, by The Ritz-Carlton Development Company, Inc., a Delaware corporation, as the sole member, as amended by the Amended and Restated Limited Liability Company Operating Agreement of RBF, LLC, by The Ritz-Carlton Development Company, Inc., a Delaware corporation, as the sole member

10.	The Limited Liability Company Agreement of RCC (GP) Holdings LLC, effective as of June [undated], 2007, by RCC (LP) Holdings L.P., a Delaware limited partnership, as the sole member

11.	The Limited Liability Company Operating Agreement of RCDC 942, L.L.C., by 942 HTC, LLC, a California limited liability company, as the sole member, as amended and restated by the Amended and Restated Limited Liability Company Operating Agreement of RCDC 942, L.L.C., by RCDC Chronicle, LLC, a Delaware limited liability company, as the sole member

12.	The Limited Liability Company Agreement of RCDC Chronicle LLC, dated effective as of June 12, 2007, by RCC (LP) Holdings L.P., a Delaware limited partnership, as the sole member

13.	The Limited Liability Company Agreement of The Cobalt Travel Company, LLC, dated as of May 5, 1999, by The Ritz-Carlton Development Company, Inc., as the sole member, as restated by the Restated and Amended Limited Liability Company of Cobalt Travel Company, LLC, dated as of January 16, 2004, by The Ritz-Carlton Development Company, Inc., a Delaware corporation, as the sole member

14.	The Limited Liability Company Operating Agreement of The Lion & Crown Travel Co., LLC, dated and effective as of October 29, 2008, by The Ritz-Carlton Development Company, Inc., a Delaware corporation, as the sole member

15.	The Limited Liability Company Agreement of The Ritz-Carlton Management Company, L.L.C., dated and effective as of November 3, 2011, by The Ritz-Carlton Development Company, Inc., a Delaware corporation, as the sole member

Each of the above as now or as now and heretofore in effect from time to time, a “Subsidiary Guarantor LLC Agreement”

1.	The Agreement of Limited Partnership of RCC (LP) Holdings L.P., a Delaware limited partnership, as amended by an Amended and Restated Agreement of Limited Partnership of RCC (LP) Holdings L.P., dated March 28, 2005, dated as of April 28, 2008, as restated by the Second Amended and Restated Agreement of Limited Partnership, entered into as of July 31, 2009 by and among RCDC Chronicle LLC, a Delaware limited liability company, as general partner, and Huntbrew (Chronicle Building) L.P., a Delaware limited partnership and The Ritz-Carlton Development Company, Inc., a Delaware corporation, as limited partners

2.

The Agreement of Limited Partnership of R.C. Chronicle Building, L.P., as amended by an Amended and Restated Agreement of Limited Partnership of R.C. Chronicle Building, L.P., dated March 28, 2005, as amended by a first amendment thereto, as restated by the Second Amended and Restated Agreement of Limited Partnership, entered into as of the June 26, 2007 by and between RCC (GP) Holdings LLC, a Delaware limited liability company, as general partner, and RCC (LP) Holdings L.P., a Delaware limited partnership, as limited partner

Each of the above as now and heretofore in effect from time to time, a “Subsidiary Guarantor LP Agreement”

EXHIBIT E

Financing Statements

August 16, 2017

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, OPS 2, Floor 03

Newark, Delaware 19713-2107

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, New York 10179

in its capacity as Administrative Agent (as defined below)

and its successors and assigns

and

to the other Persons listed on Schedule A attached hereto

Re:	Guarantee and Collateral Agreement, dated as of August 16, 2017 (the “Guarantee and Collateral Agreement”), by Marriott Vacations Worldwide Corporation (“Parent”), Marriott Ownership Resorts, Inc. (“Borrower”) and certain of their subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), pursuant to which the Company and the subsidiary guarantors will provide a guarantee and grant a security interest in certain of assets in favor of the Administrative Agent for the ratable benefit of the secured parties name therein

Ladies and Gentlemen:

We have acted as special Florida counsel to Eagle Tree Construction, LLC, a Florida limited-liability company (“Eagle Tree”) and Marriott Resorts Title Company, Inc., a Florida corporation (“MRTC” and together with Eagle Tree, the “Florida Guarantors”), in connection with their execution and delivery of the Guarantee and Collateral Agreement (hereinafter defined) pursuant to the requirements of the Credit Agreement, dated as of August 16, 2017 (the “Credit Agreement”), among Parent, Borrower, the Lenders and the Administrative Agent. This opinion letter is delivered to you pursuant to Section 5.1(i)(i) of the Credit Agreement. Unless otherwise defined herein, (a) capitalized terms used in this opinion letter shall have their respective meanings as specified in the Credit Agreement, and (b) capitalized terms not defined in the Credit Agreement shall have their respective meanings as specified in the Guarantee and Collateral Agreement.

August 16, 2017

In connection with this Opinion Letter, we have reviewed originals (or copies identified to our satisfaction as true copies of the originals) of the following documents:

1.    The Credit Agreement;

2.    The Guarantee and Collateral Agreement;

3.    Secretary’s Certificate issued by each of the Florida Guarantors (the “Secretary’s Certificate”);

4.    A certificate signed by the Secretary of State of the State of Florida as to the formation, existence and active status of each Florida Guarantor under the laws of the State of Florida, dated July 24, 2017 (collectively, the “Certificates of Status”);

5.    The (i) Articles of Incorporation or Organization, as applicable, of each Florida Guarantor and all amendments thereto as filed with and certified by the Department of State of the State of Florida (the “Articles”), and (ii) By-laws or Operating Agreement, as applicable, of each Florida Guarantor (the “By-laws” and together with the Articles, the “Organizational Documents”);

6.    Resolutions of the board of directors or board of managers, as applicable, of each Florida Guarantor (the “Resolutions” and together with the Organizational Documents, the “Authority Documents”); and

7.    An unfiled copy of the UCC-1 financing statement naming each Florida Guarantor as debtor and the Administrative Agent as secured party (collectively, the “Financing Statements”), to be filed with the Secretary of State of the State of Nevada (the “Florida Filing Office”), copies of which are attached hereto as Schedule B.

The documents listed above as items 1 and 2 are collectively referred to herein as the “Guarantee and Collateral Agreement” and the Guarantee and Collateral Agreement, together with the items 3, 4, 5, 6 and 7 are referred to herein as the “Documents”.

For purposes of rendering the opinions contained in this Opinion Letter, we have not reviewed any documents other than the Documents, nor have we reviewed any documents that may be referred to or incorporated by reference into any of the Documents. We are not regular counsel to the Florida Guarantors and are not generally informed as to its business affairs, but we have made such investigations as we have deemed appropriate to render the opinions set forth in this Opinion Letter.

August 16, 2017

Based on the foregoing and subject to the assumptions, qualifications and limitations set forth below, it is our opinion that:

1.    Each Florida Guarantor is a corporation or limited liability company validly existing in the State of Florida and is in good standing under the laws of the State of Florida, with corporate power and authority (corporate or otherwise) to execute, deliver and perform all of its obligations under the Guarantee and Collateral Agreement and to consummate the transactions contemplated thereby.

2.    The Guarantee and Collateral Agreement has been duly authorized, executed and delivered by each Florida Guarantor.

3.    The Guarantee and Collateral Agreement will not (i) result in any violation of the provisions of the Organizational Documents of such Florida Guarantor, or (ii) result in any violation of any laws, rules and regulations of the State of Florida which, in our experience, are normally applicable to transactions of the type contemplated by the Guarantee and Collateral Agreement, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein.

4.    No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority of the State of Florida is required for the execution of the Guarantee and Collateral Agreement.

5.    The Guarantee and Collateral Agreement executed by each of the Florida Guarantors are valid and binding obligations of each of the Florida Guarantors, enforceable against each of the Florida Guarantors in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and equitable principles which may limit the availability of enforcement of certain remedies, provided that the latter reservation will not materially interfere with the practical realization of the benefits intended to be conferred by the Guarantee and Collateral Agreement.

6.    The Financing Statement is in an appropriate form for filing with the Secretary of State (Uniform Commercial Code Section) under the Uniform Commercial Code as enacted and presently in effect in the State of Florida (the “Florida UCC”).

7.    Insofar as Chapter 679 of the Florida UCC is applicable (without regard to conflict of laws principles), upon the filing of the Financing Statement with the Secretary of State, Lender will have a perfected security interest in each Company’s rights in that portion of the Collateral, as such term is defined in the Security Agreement) that may be perfected by the filing of a UCC financing statement with the Secretary of State (collectively, the “Filing Collateral”).

August 16, 2017

In addition to the assumptions below, the opinions expressed in paragraphs 6 and 7 above are subject to the following additional assumptions, qualifications, limitations and exceptions:

(A)    We have assumed that (i) the Guarantee and Collateral Agreement creates in favor of the Secured Party a valid security interest in and to the Filing Collateral, which security interest has attached under the Uniform Commercial Code as in effect in the jurisdiction whose law governs such matters under the Security Agreement (the “Applicable UCC”) and (ii) the Applicable UCC looks to Florida law to govern the perfection of a security interest in the Filing Collateral.

(B)    We express no opinion as to (i) the creation, attachment, effect of perfection or nonperfection or the priority of any security interest of the Secured Party in any portion of the Filing Collateral, (ii) any Filing Collateral until such Filing Collateral is acquired by the applicable Company; (iii) the rights or interests of any of the parties to the Security Agreement or any other person or entity in, or title of any such parties, persons or entities to, any of the Filing Collateral, or as to the value of any such Filing Collateral, (iv) in the case of any Filing Collateral that is secured by other property, the rights or interests of any of the parties to the Security Agreement or any other person or entity in, or title of any such parties, persons or entities to, any of such underlying property, (v) any collateral other than the Filing Collateral, (vi) any Filing Collateral due from any government or any agency or instrumentality thereof, (vii) any Filing Collateral that constitutes fixtures, as extracted collateral or timber to be cut, (viii) any Filing Collateral that constitutes commercial tort claims, (ix) any Filing Collateral that constitutes consumer goods, (x) any Filing Collateral that constitutes goods subject to a negotiable document of title and (xi) transactions excluded from the application of Chapter 679 of the Florida UCC pursuant to the provisions of Section 9-109 thereof.

(C)    To the extent the opinions set forth above relate to proceeds, such opinions are subject to the qualification that the perfection of an interest in proceeds is subject to the limitations and requirements of Section 679.3151 of the Florida UCC.

(D)    We note that the security interest of the Secured Party in certain Filing Collateral may be subject to the rights of account debtors in respect of such Filing Collateral, claims and defenses of such account debtors and terms of agreements with such account debtors.

(E)    We note that further filings under the Florida UCC or other applicable law may be necessary to preserve and maintain (to the extent established and perfected by the filing of the Financing Statement, as described herein) the perfection of the security interests of the Secured Party in such Filing Collateral, including, without limitation, the following:

(i)    appropriate continuation filings to be made within the period of six (6) months prior to the expiration of five (5) year anniversary dates from the date of the original filing of the Financing Statement;

(ii)    filings required within four (4) months of the change of name, identity or structure made by or with respect to any Company, to the extent set forth in Sections 679.5071 and 679.508 of the Florida UCC;

August 16, 2017

(iii)    filings required within four (4) months of a change by any Company of its location to another jurisdiction, to the extent set forth in Sections 679.3011 and 679.3161 of the Florida UCC;

(iv)    filings required within one (1) year after the transfer of collateral to a person or entity that becomes a debtor and is located in another jurisdiction, to the extent set forth in Section 679.3161 of the Florida UCC; and

(v)    filings required if any Company becomes organized under the laws of another jurisdiction in addition to the State of Florida.

(F)    We do not express any opinion as to the perfection of any security interest in any portion of the Filing Collateral that cannot be perfected by the filing of a financing statement with the Secretary of State.

(G)    We call your attention to the fact that under the Florida UCC, actions taken by a secured party (e.g., releasing or assigning the security interest, delivering possession of the collateral to the debtor or another person and voluntarily subordinating a security interest) may affect the validity, perfection or priority of a security interest.

(H)    We assume no responsibility for the filing of the Financing Statement or any amendment, continuation or termination thereof with the Secretary of State or any other governmental office or agency.

The opinions set forth in this Opinion Letter are subject to the following assumptions, qualifications and limitations:

8.    We have assumed with your permission, and without independent investigation: (i) the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to authentic original documents of all documents reviewed by us that are copies; (ii) that the Guarantee and Collateral Agreement have been validly executed and delivered by each of the parties thereto (other than each of the Florida Guarantors); and (iii) that the Guarantee and Collateral Agreement reviewed by us contain the entire agreement of the parties thereto with respect to the transaction contemplated thereby and that there are no other oral or written agreements between the parties that would modify the Guarantee and Collateral Agreement.

9.    As to questions of fact material to our opinions, we have relied upon and assumed the correctness of the factual representations and warranties set forth in the Guarantee and Collateral Agreement.

August 16, 2017

10.    Our opinions expressed in paragraph 1 above are based solely on the Good Standing Certificates.

11.    Please note that we did not physically witness the execution and delivery of the Guarantee and Collateral Agreement, and our opinion herein regarding the execution and delivery of the Guarantee and Collateral Agreement to which each of the Florida Guarantor’s is a party is based solely on our review of copies of executed signature pages for the Guarantee and Collateral Agreement provided to us (electronically or otherwise).

12.    The opinions expressed herein are limited to the laws and regulations that a Florida counsel, exercising customary professional diligence, would reasonably be expected to recognize as being applicable to transactions of the type contemplated in the Guarantee and Collateral Agreement. In addition, without limiting the foregoing, we express no opinion herein with respect to: (a) any federal or state tax laws or regulations; (b) any Federal Reserve Board margin regulations; (c) any pension and employee benefit laws and regulations; (d) any federal or state antitrust and unfair competition laws and regulations; (e) any federal or state laws or regulations concerning filing or notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio); (f) compliance with fiduciary duty requirements; (g) any federal or state environmental laws or regulations; (h) any federal or state racketeering laws or regulations (e.g., RICO); (i) any federal or state health and safety laws or regulations (e.g., OSHA); (j) any federal or state labor laws or regulations; or (k) any federal or state communications laws or regulations.

13.    This Opinion Letter is rendered as of the date hereof, and we express no opinion regarding, nor do we undertake to advise you of, any change in laws, circumstances or events which may occur after the date hereof.

This Opinion Letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond such expressly stated matters.

[Remainder of page intentionally left blank.]

August 16, 2017

We understand that you, and your successors and assigns, and certain rating agencies wish to rely as to matters of Florida law upon this opinion as of its date in connection with the transactions contemplated by the Transaction Documents, and we hereby consent to such reliance. Except as stated above, without our prior written consent, this opinion may not be relied upon for any other purpose or furnished or quoted to, or relied upon by, any other person or entity for any purpose; provided that our prior written consent is not needed to furnish a copy of this opinion letter (with no right of reliance): (a) as may be required by law; (b) in connection with any proceedings relating to the Loan Documents or the enforcement thereof; (c) to accountants and counsel for the Administrative Agent, in all of its capacities set forth in the Loan Documents, and for each Lender; (d) to bank or other governmental regulatory examiners; or (e) pursuant to judicial process or government order or requirement. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to the present facts and our review of the above-referenced documents and the application of Florida law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion for the benefit of any person or entity (including any person or entity granted reliance in this paragraph) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

GREENBERG TRAURIG, P.A.

By:
Paul Berkowitz, Esq.

Schedule A to Opinion Letter of Greenberg Traurig, LLP

Other Addressees

The Lenders party to the Credit Agreement referred to above.

Schedule B to Opinion Letter of Greenberg Traurig, LLP

UCC Financing Statements

See attached.

August 16, 2017

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, OPS 2, Floor 03

Newark, Delaware 19713-2107

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, New York 10179

in its capacity as Administrative Agent (as defined below)

and its successors and assigns

and

to the other Person listed on Schedule A attached hereto

Re:	Guarantee and Collateral Agreement, dated as of August 16, 2017 (the “Guarantee and Collateral Agreement”), by Marriott Vacations Worldwide Corporation (“Parent”), Marriott Ownership Resorts, Inc. (“Borrower”) and certain of their subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), pursuant to which the Company and the subsidiary guarantors will provide a guarantee and grant a security interest in certain of assets in favor of the Administrative Agent for the ratable benefit of the secured parties name therein

Ladies and Gentlemen:

We have acted as special Nevada counsel to Hard Carbon, LLC, a Nevada limited-liability company (“Hard Carbon”), Heavenly Resort Properties, LLC., a Nevada limited-liability company (“Heavenly Resort”) and MVW of Nevada, Inc., a Nevada corporation (“MVWN” and together with Hard Carbon and Heavenly Resort, the “Nevada Guarantors”), in connection with their execution and delivery of the Loan Documents (hereinafter defined) pursuant to the requirements of the Credit Agreement, dated as of August 16, 2017 (the “Credit Agreement”), among Parent, Borrower, the Lenders and the Administrative Agent. This opinion letter is delivered to you pursuant to Section 5.1(i)(i) of the Credit Agreement. Unless otherwise defined herein, (a) capitalized terms used in this opinion letter shall have their respective meanings as specified in the Credit Agreement, and (b) capitalized terms not defined in the Credit Agreement shall have their respective meanings as specified in the Guarantee and Collateral Agreement.

August 16, 2017

REVIEWED DOCUMENTS

In connection with this opinion letter, we have reviewed electronic copies of the following documents all of which are dated as of the date hereof (unless otherwise indicated):

(a)    Credit Agreement;

(b)    Guarantee and Collateral Agreement;

(c)    (i) Articles of Incorporation or Organization, as applicable, of each Nevada Guarantor and all amendments thereto as filed with and certified by the Nevada Secretary of State (collectively, the “Articles”); and (ii) By-Laws or Operating Agreement, as applicable, of each Nevada Guarantor (together with the Articles, the “Organizational Documents”);

(d)    Resolutions of the board of directors or sole member and manager, as applicable, of each Nevada Guarantor (together with the Organizational Documents, the “Authority Documents”);

(e)    A certificate of the Secretary of State of the State of Nevada as to the formation, existence and good standing of each Nevada Guarantor under the laws of the State of Nevada as of August 14, 2017 (collectively, the “Good Standing Certificates”); and

(f)    An unfiled copy of the UCC-1 financing statement naming each Nevada Guarantor as debtor and the Administrative Agent as secured party (collectively, the “Financing Statements”), to be filed with the Secretary of State of the State of Nevada (the “Nevada Filing Office”), copies of which are attached hereto as Schedule B.

(The documents listed in items (a) through (b) above are collectively referred to herein as the “Loan Documents.” The documents listed in items (a) through (f) above are collectively referred to herein as the “Reviewed Documents.”)

In rendering the opinions set forth herein, we have, with your consent, relied only upon examination of the Reviewed Documents and the Financing Statements and have made no independent verification or investigation of the factual matters set forth therein, nor have we undertaken any suit or judgment searches or searches of court dockets in any jurisdiction. For purposes of the opinions in paragraph (1) below, we have relied exclusively upon copies of the Organizational Documents and the Good Standing Certificates, which we assume are accurate and complete.

For purposes of this opinion letter, we have not reviewed any documents other than the Reviewed Documents and the Financing Statements. In particular, we have not reviewed (and do not opine with respect to) any document (other than the Reviewed Documents and the Financing Statements) that is referred to in or incorporated by reference into any of the Loan Documents. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own; as to questions of fact material to our opinion, we have relied solely upon the Reviewed Documents and the Financing Statements, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects as of the date hereof.

In addition, with your permission, we have limited our opinions herein to the laws of the State of Nevada as applicable to business entities generally including, but not limited to, the Nevada UCC, and not to laws, rules and regulations of the State of Nevada that might be implicated by reason of the specific business activities of a Nevada Guarantor or any other party (other than the transactions contemplated by the Loan Documents). With respect to matters concerning the Nevada UCC and the corporation and limited-liability company statutes involved in the opinions set

August 16, 2017

forth herein, we draw your attention to the fact that any such opinions concerning such statutes are based solely upon our review of the statutory language thereof as set forth therein, and not on any legislative history or judicial decisions or any rules, regulations, guidelines, releases or interpretations concerning such statutes.

For purposes of this opinion letter:

1.    ”Article 9 Collateral” means the Collateral described in the Guarantee and Collateral Agreement in which a Nevada Guarantor has rights and in which a valid security interest may be created under Article 9 of the New York UCC.

2.    ”Nevada UCC” means the Uniform Commercial Code in effect on the date hereof in the State of Nevada.

3.    ”New York UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York.

ASSUMPTIONS

In rendering the opinions expressed herein, with your permission we have assumed the following without independent investigation:

A.    Authenticity. The genuineness of the signatures on all documents, certificates and instruments, the authenticity and completeness of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, photostatic, electronic, reproduced or conformed copies, and the accuracy of all statements of fact (including all representations and warranties of fact) contained in, and all schedules and exhibits to, all Reviewed Documents.

B.    Completion of Information. That all information (including addresses, schedules and exhibits) referred to in the Reviewed Documents has been appropriately and properly completed.

C.    Competency. That all natural persons, including all persons acting on behalf of an entity, are legally competent and, other than with respect to the Nevada Guarantors, were duly authorized by their respective entity.

D.    Value. That value has been given within the meaning of Section 104.9203 of the Nevada UCC and that the indebtedness secured by the Guarantee and Collateral Agreement actually exists and is outstanding.

E.    Organization. That, except as expressly provided in opinion paragraphs (1) and (2) below with respect to the Nevada Guarantors, each of the parties to the Loan Documents: (i) is duly organized, validly existing and in good standing or its status is active, as applicable, in its state of incorporation, formation or organization, as applicable, and is duly qualified to transact business in each jurisdiction in which it is required to so qualify, and (ii) has all the legal capacity, power and authority required for it to enter into and deliver the Loan Documents to which it is a party, and to pay or perform its respective obligations thereunder.

August 16, 2017

F.    No Conflict. That, except as expressly provided in opinion paragraphs (2), (3) and (5) below with respect to the Nevada Guarantors, (a) the Loan Documents will not (i) violate the organizational documents or authorization documents of any party to the Reviewed Documents; (ii) conflict with or result in a breach of or constitute a default under or a violation of any license, judgment, decree, mortgage, order, indenture or other agreement, instrument or obligation of any other party or by which such other party or any of such other party’s property is bound; or (iii) violate any federal, state or local law or legal requirement applicable to any other party or the transactions contemplated by the Loan Documents, and (b) all relevant matters have received all trust and trustee and beneficiary, corporate and shareholder, partnership and partner, joint venture, limited liability company and manager and member, government or other authorization required with respect to such other parties by any applicable organizational documents (including any trust agreement, charter, bylaw, partnership agreement, joint venture agreement or operating agreement), law or regulation, and all required consents and approvals have been obtained.

G.    Authorization. The due authorization, execution and delivery of the Reviewed Documents (other than the Loan Documents) by each of the parties thereto and the due authorization, execution and delivery of the Loan Documents by each of the parties thereto (other than the Nevada Guarantors).

H.    Enforceability. That the Loan Documents constitute the legal, valid and binding obligations of the respective parties thereto, and the Loan Documents are enforceable against such parties in accordance with their respective terms.

I.    Good Standing Certificate. Each Good Standing Certificate is accurate, complete and authentic and all official public records (including their proper index and filing) are accurate and complete.

J.    Recordation; Payment of Recording Taxes. The Financing Statements will be properly filed, and any and all required filing fees due thereon shall have been duly paid.

K.    UCC Assumptions. The following assumptions are made with regard to the opinions set forth in opinion paragraph (4) below: (i) the exact legal name of each Nevada Guarantor is as set forth in the Articles of such party; (ii) the Guarantee and Collateral Agreement creates a valid security interest in the Article 9 Collateral described therein under the New York UCC; (iii) without regard to whether the Loan Documents so provide, the choice of laws rules under the New York UCC will be applied to determine the law that governs the perfection by the filing of a financing statement of a security interest in the Article 9 Collateral of each Nevada Guarantor; (iv) under the New York UCC (including the choice of laws provisions thereof), when a debtor is “located” in a jurisdiction, with certain exceptions not relevant to this opinion letter, the local law of that jurisdiction governs perfection of a non-possessory security interest in the Article 9 Collateral; and (v) under the New York UCC (including the choice of laws provisions thereof), the State of Nevada is the “location” of each Nevada Guarantor and, therefore, the internal laws of the State of Nevada, including Article 9 of the Nevada UCC, govern perfection of a non-possessory security interest in the Article 9 Collateral of each Nevada Guarantor so located in the State of Nevada.

L.    That there has been no relevant change or development between the dates as of which the reviewed information was given and the date of this opinion letter.

August 16, 2017

OPINIONS

Based upon and subject to the foregoing assumptions and the qualifications set forth herein, we are of the opinion that:

(1)    Organization. Based solely on the Good Standing Certificates, each Nevada Guarantor is a corporation or limited liability company validly existing and in good standing under the laws of the State of Nevada. Each Nevada Guarantor has all requisite corporate or company power and authority to execute, deliver and perform all of its obligations under the Guarantee and Collateral Agreement and to consummate the transactions contemplated thereby.

(2)    Authorization. The execution and delivery of the Guarantee and Collateral Agreement by each Nevada Guarantor, and the performance of its obligations thereunder, have been authorized by all necessary corporate or limited-liability company action, as applicable, on the part of such Nevada Guarantor.

(3)    Execution and Delivery. The Guarantee and Collateral Agreement has been duly executed and delivered by each Nevada Guarantor.

(4)    Perfection. Each of the Nevada Financing Statements is in proper form for filing with the Nevada Filing Office. Upon the proper filing of each Nevada Financing Statement in the Nevada Filing Office, the Administrative Agent’s security interest for the benefit of the Secured Parties in the Nevada Guarantor’s Article 9 Collateral described in such Nevada Financing Statement will be perfected to the extent that a security interest in such Article 9 Collateral can be perfected under the Uniform Commercial Code as in effect in the State of Nevada by the filing of a financing statement in the Nevada Filing Office.

(5)    No Conflict or Further Approval. The execution and delivery by each Nevada Guarantor of the Guarantee and Collateral Agreement does not, and the performance of its obligations thereunder will not: (i) violate the Organizational Documents of such Nevada Guarantor; or (ii) violate any federal law, statute or governmental rule or regulation or any law, statute or governmental rule or regulation of the State of Nevada applicable to or binding upon such Nevada Guarantor, or (iii) require any consent, approval, authorization or other action by or in respect of, or filing with, any State of Nevada governmental body, agency, or official, other than filing the Financing Statements with the Nevada Filing Office; provided, however, we express no opinion as to any county, township, municipal or other local laws, statutes, rules and regulations relating to the Article 9 Collateral.

QUALIFICATIONS

The opinions expressed herein are further subject to and qualified by the following:

A.    Federal Bankruptcy Code and Similar Laws. The opinions set forth herein are subject to the effect of limitations contained in Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Federal Bankruptcy Code”) and all other applicable receivership, conservatorship, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfers or similar laws affecting the rights of creditors generally. Without limitation of the foregoing qualification, no opinion is offered with respect to any of the following matters: (i) turnover, automatic stay, avoiding power, fraudulent transfer, fraudulent conveyance, substantive

August 16, 2017

consolidation, equitable subordination, preference, discharge, conversion of a non-recourse obligation into a recourse claims, limitations on ipso facto and anti-assignment clauses; and (ii) judicially developed doctrines relating to the Federal Bankruptcy Code or similar state laws, such as substantive consolidation.

B.    Equitable and Other Considerations. The opinions expressed herein are limited by (i) equitable principles, including the availability of equitable remedies (regardless of whether such remedies are considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief; (ii) with respect to any indemnity, contribution, exculpation, waiver and similar provisions contained in the Loan Documents, public policy considerations and equitable principles; (iii) suretyship defenses; and (iv) the effect of any statutory rights of reinstatement. We have assumed that the Administrative Agent is acting in good faith without notice or knowledge of any adverse claim (as defined in the Nevada UCC). We express no opinion as to any rights or remedies (and corresponding duties) prohibited pursuant to Section 104.9602 of the Nevada UCC or any other applicable law from being waived, varied or released.

C.    Certain Provisions. No opinion is expressed herein with respect to (a) any provision of the Loan Documents that purports to: (i) release, exculpate, hold harmless, exempt a party from, require indemnification or contribution from or with respect to its own gross negligence or willful misconduct to the extent such release, exculpation, hold harmless, exemption, indemnity, or contribution is contrary to public policy, (ii) provide the right to exercise remedies upon the occurrence of a nonmaterial breach of any Loan Document (including material breaches of non-material provisions thereof), (iii) define, waive, or set standards for good faith, reasonableness, commercial reasonableness, fair dealing, or diligence, (iv) govern the election of remedies or provide that remedies are cumulative, or (v) require the payment or reimbursement of any fee, cost, or expense that may be deemed to be unreasonable in nature or amount, or (b)(i) compliance with any registration, filing, notification, antifraud, or other provision of any federal or state securities or Blue Sky law, rule, or regulation, (ii) the enforceability of: (A) self-help provisions (including provisions authorizing the use of force or a breach of peace in enforcing rights or remedies), (B) provisions which purport to establish evidentiary standards, (C) provisions relating to waivers of rights or remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations, releases of legal or equitable rights, liquidated damages (including provisions which may operate as a penalty), or (D) provisions which purport to prohibit, restrict, or limit the ability of a person to transfer rights or interests in property, (iii) the enforceability of any provision that purports to preclude amendment or modification of the Loan Documents orally or through conduct, custom or course of performance, action, or dealing, (iv) federal or state antitrust, unfair competition, or similar laws and regulations, (v) the liability for, exemption from, or payment or nonpayment of federal, state, or local taxes, (vi) the validity of or coverage under any insurance policy contemplated by or in connection with any policy of insurance, including title insurance, (vii) federal or state laws, rules or regulations related to environmental, natural resources or land use, real property, taxation, banking and insurance, communications, public utilities, or pension or employee benefit; or (viii) federal or state laws, rules or regulations applicable to the particular nature of any Nevada Guarantor’s business.

D.    Qualification to Transact Business. We express no opinion as to whether any person or entity has qualified or is required to qualify to do business as a foreign limited liability company, limited partnership, corporation, trust or other entity, or to otherwise qualify to transact business, in any state.

August 16, 2017

E.    Ownership of Property and Priority of Liens. We have made no examination of, and offer no opinion with respect to, matters of title to or ownership of the Article 9 Collateral, including any personal property or other property described in the Guarantee and Collateral Agreement or the existence or absence of any liens, charges or encumbrances thereon, or the accuracy of the description of the Article 9 Collateral in the Guarantee and Collateral Agreement or any document delivered in connection therewith. We do not express any opinion as to the priority of any such liens or security interests.

F.    Assumptions. Whenever we have stated that we have assumed any matter, it is intended to indicate that we have assumed such matter without making any factual, legal or other inquiry or investigation and without expressing any opinion or conclusion of any kind concerning such matter. We have undertaken no independent investigation or verification of such matters. As used herein, the term “including” means “including, without limitation.”

G.    No Duty to Supplement or Update Opinion. The opinions expressed herein are based on the facts (as we know, believe or have assumed them to be) and law as in effect on the date of this opinion letter. We do not undertake to supplement or update this opinion if, hereafter, there is a change in law or facts or new facts come to our attention.

H.    Choice of Law. We express no opinion as to any choice of law, forum selection, venue, service of process, consent to jurisdiction (both as to personal jurisdiction and subject matter jurisdiction) or waiver of jury trial provisions in any of the Loan Documents.

I.    Members of Bars. We are members of the bars of the State of Nevada. The opinions expressed herein are limited exclusively to federal law, the internal laws of the State of Nevada without regard to principles of conflicts of laws, and without consideration of any judicial or administrative interpretation thereof. Although certain members of our firm are admitted to the practice of law in certain other states, we have not made any review of the laws of any other state or consulted with members of this firm who are admitted in such other jurisdictions for the purpose of the foregoing opinions. Accordingly, we express no opinion as to any matters governed by federal law, the laws of any other state or any other nation or sovereign entity.

J.    Usury. We express no opinion regarding usury.

K.    UCC Limitations. With respect to the opinions in opinion paragraph (4) above, this opinion letter addresses only the Nevada UCC as enacted in the State of Nevada and therefore covers only perfection methods provided for under Article 9 of the Nevada UCC. Accordingly, we do not address:

(a)    laws of jurisdictions other than the State of Nevada;

(b)    the rights of any Nevada Guarantor to assign any accounts or general intangibles consisting of claims against any government or governmental agency (including, without limitation, the United States of America or any state thereof or any agency or department thereof or of any state), which rights may be limited by the Federal Assignment of Claims Act or similar state or local statute;

(c)    liens that arise under federal law or any other law other than the Nevada UCC;

August 16, 2017

(d)    property or transactions to the extent Article 9 of the Nevada UCC does not apply pursuant to Section 104.9109(3) of the Nevada UCC;

(e)    perfection of a security interest in any Article 9 Collateral as to which the filing of a financing statement under the Nevada UCC is not effective pursuant to Section 104.9311 of the Nevada UCC; or

(f)    a security interest in any copyrights, patents, trademarks, service marks or other intellectual property, or any license or sublicense thereof or the proceeds of any of the foregoing except as set forth in opinion paragraph (4) above to the extent that such security interest can be perfected as a general intangible under the Nevada UCC by the filing of a financing statement in the Nevada Filing Office, and, without limiting the generality of the foregoing, we express no opinion as to the effect of any federal laws relating to copyrights, patents, trademarks, service marks or other intellectual property on the opinions expressed herein.

L.    Security Interests. For purposes of the opinions set forth above, we have made the following additional assumptions, and the opinions set forth herein are subject to the following additional qualifications:

(a)    we have assumed that the correct name and mailing address of the Administrative Agent is as set forth on each Financing Statement;

(b)    we have assumed that each Nevada Guarantor has sufficient “rights” or the “power to transfer rights” (within the meaning of Section 104.9203 of the Nevada UCC) in its Article 9 Collateral for the security interest of Agent to attach thereto;

(c)    we express no opinion as to the accuracy of the description of any Article 9 Collateral in the Guarantee and Collateral Agreement, and we assume that the Article 9 Collateral described therein actually exists as so described;

(d)    we express no opinion as to the nature or extent of the rights or title of a Nevada Guarantor in or to any of the Article 9 Collateral;

(e)    we express no opinion as to perfection of a security interest in proceeds of any Article 9 Collateral except to the extent such proceeds are identifiable cash proceeds within the meaning of the Nevada UCC and we call to your attention that the perfection of any security interest in proceeds of Article 9 Collateral is limited to the extent set forth in Section 9-315 of the Nevada UCC;

(f)    we express no opinion as to the extent to which any restriction on the right of a Nevada Guarantor to transfer or assign its interest in any of the Article 9 Collateral is rendered ineffective under Section 104.9406 or Section 104.9408 of the Nevada UCC or other applicable UCC;

(g)    we express no opinion as to any actions that may be required to be taken periodically or as the result of any change in facts or circumstances after the date hereof, under any applicable law, including without limitation the Nevada UCC, in order for the effectiveness of the Financing Statement, or the validity or perfection of any security interest in any Article 9 Collateral, to be maintained;

August 16, 2017

(h)    we express no opinion as to the perfection of any security interest in any Article 9 Collateral consisting of fixtures, as-extracted collateral, beneficial interests in a trust or a decedent’s estate, commercial tort claims, commodity accounts, commodity contracts, consumer goods, deposit accounts, farm products, letter-of-credit rights, letters of credit, manufactured homes or timber (whether standing or to be cut);

(i)    we note that further filings under the Nevada UCC or other applicable law may be necessary to preserve and maintain (to the extent established and perfected by the filing of the respective Financing Statements as described herein) the perfection of the security interests of the Administrative Agent in the Article 9 Collateral, including, without limitation, the following:

(i)    appropriate continuation filings to be made within the period of six (6) months prior to the expiration of the five (5) year anniversary date from the date of the original filing of each Financing Statement;

(ii)    filings required within four (4) months of the change of name, identity or structure made by or with respect to a Nevada Guarantor, to the extent set forth in Sections 104.9507 and 104.9508 of the Nevada UCC;

(iii)    filings required within four (4) months of a change by a Nevada Guarantor of its location to another jurisdiction, to the extent set forth in Sections 104.9301 and 104.9316 of the Nevada UCC;

(iv)    filings required within one (1) year after the transfer of collateral to a person or entity that becomes a debtor and is located in another jurisdiction, to the extent set forth in Section 104.9316 of the Nevada UCC; and

(v)    filings required if a Nevada Guarantor becomes organized under the laws of another jurisdiction; and

(j)    we call your attention to the fact that under the Nevada UCC, actions taken by a secured party (e.g., releasing or assigning the security interest, delivering possession of the collateral to the debtor or another person or entity and voluntarily subordinating a security interest) may affect the validity, perfection or priority of a security interest.

This opinion letter is intended solely for the benefit of the Administrative Agent, in all of its capacities set forth in the Loan Documents, the Lenders party to the Credit Agreement and their respective permitted successors and assigns, exclusively for use in connection with the transaction contemplated by the Loan Documents, all of whom may rely upon this opinion letter. This opinion letter may not be relied upon by any other person or entity or for any other purpose. No part of this opinion letter may be incorporated, quoted or otherwise referred to in any other document or communication or filed with or otherwise furnished to any governmental authority or any other person or entity without our prior written consent, except that our prior written consent is not needed to furnish a copy of this opinion letter (with no right of reliance): (a) as may be required by law, (b) in connection with any proceedings relating to the Loan Documents or the enforcement thereof; (c) to accountants and counsel for the Administrative Agent, in all of its capacities set forth in the Loan Documents, and for each Lender; (d) to bank or other governmental regulatory examiners; (e) pursuant to judicial process or government order or requirement; and (f) to

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prospective permitted assignees of the Administrative Agent, in all of its capacities set forth in the Loan Documents, or any Lender.

Sincerely,

Greenberg Traurig, LLP

Schedule A to Opinion Letter of Greenberg Traurig, LLP

Other Persons

The Lenders party to the Credit Agreement.

Schedule B to Opinion Letter of Greenberg Traurig, LLP

UCC Financing Statements

See attached.

EXHIBIT F-2

FORM OF LEGAL OPINION OF THE McNAIR LAW FIRM, P.A.

[To be attached.]

August 16, 2017

JPMorgan Chase Bank, N.A.,

  as Administrative Agent

And each of the Lenders party to

  the Credit Agreement (as defined herein)

Re:   Revolving credit facility (the “Loan”) from the Lenders identified as signatories to the Credit Agreement (defined below) to Marriott Ownership Resorts, Inc.

Ladies and Gentlemen:

We have acted as local counsel in the State of South Carolina (sometimes referred to herein as the “State”) to Marriott Ownership Resorts, Inc., a Delaware corporation, as the borrower, and Marriott Resorts Hospitality Corporation, a South Carolina corporation, as a subsidiary guarantor (in such capacity herein referred to as the “Guarantor”), pursuant to that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (in such capacity, the “Borrower”), Bank of America, N.A., and SunTrust Bank, as Co-Syndication Agents and as Co-Documentation Agents, the several lenders from time to time parties thereto (each, a “Lender” and together, the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity herein referred to as the “Administrative Agent”).

In our capacity as such counsel to the Guarantor, we have reviewed (i) the Credit Agreement and (ii) the Guarantee and Collateral Agreement, dated as of the date hereof, made by and among MVWC, the Borrower, and certain of their Subsidiaries, including the Guarantor, in favor of the Administrative Agent (the “Security Agreement”). The Credit Agreement and the Security Agreement are collectively referred to herein as the “Loan Documents.” Terms not otherwise defined herein shall have the meaning set forth in the Loan Documents.

We have also reviewed the UCC-1 Financing Statement (the “Financing Statement”) naming the Guarantor as debtor and the Administrative Agent as secured party to be filed in the South Carolina Secretary of State’s Office (the “State Filing Office”).

In connection with rendering this opinion letter, we have reviewed and relied upon (1) the Articles of Incorporation filed with the South Carolina Secretary of State on January 28, 1981, as amended by Articles of Amendment filed June 13, 1985 (the “Articles”); (2) the Amended and Restated Bylaws certified by the Secretary of the Guarantor December 20, 2016 (together with the Articles, the “Organizational Documents”); (3) the authorizing resolutions adopted by unanimous written consent

McNair Law Firm, P. A 100 Calhoun Street, Suite 400 Charleston, SC 29401 T (843) 723-7831 F (843) 722-3227 Mailing Address Post Office Box 1431 Charleston, SC 29402 mcnair.net

BLUFFTON	CHARLESTON	CHARLOTTE	COLUMBIA	GREENVILLE	HILTON HEAD	MYRTLE BEACH	PAWLEYS ISLAND

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August 16, 2017

of the Board of Directors of the Guarantor; (4) the Secretary’s Certificate dated of even date herewith; and (5) the Certificate of Existence of the Guarantor issued by the South Carolina Secretary of State dated July 25, 2017 (the “Certificate of Existence”).

As to certain matters of fact, we have relied upon statements and representations of the representatives of the Guarantor, which have not been independently established by us. In addition, as to certain matters of fact, we have relied upon the representations and warranties of the Guarantor in the Loan Documents, which have not been independently established by us.

The opinions set forth herein are limited to matters governed by the laws of the State of South Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. We have assumed that the laws of the State govern, notwithstanding any choice of law provision to the contrary. All references to the “UCC” in the Loan Documents and herein shall be to the South Carolina Uniform Commercial Code, notwithstanding any provision of the Loan Documents to the contrary. All references herein to the “Code” shall be to the Code of Laws of South Carolina, 1976, as amended. In rendering this opinion, our examination of matters of law with respect to the UCC has been limited to matters of perfection by filing in the State under Article 9 of the UCC.

With respect to matters involving the organization, power and authority of the Borrower, the validity and enforceability of any documents, and matters relating to the Borrower, the Guarantor and the Loan in general, it is our understanding that you are relying on the opinion of Greenberg Traurig, LLP, lead counsel to the Borrower and Guarantor in this transaction. We express no opinion as to the accuracy of the statements and opinions contained therein and have assumed that all matters contained therein are true and correct.

ASSUMPTIONS

In rendering the opinions set forth herein, we have assumed, without independent verification, among other things:

(i)    Each natural person executing any document is legally competent to do so;

(ii)    All signatures on any of the documents reviewed by us are genuine;

(iii)    All documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original document, and all public records reviewed are accurate and complete;

(iv)    All documents fully state the agreement between the parties with respect thereto and have not been amended, modified or supplemented, and there are no other agreements, understandings or course of dealing by or between the parties that would modify, amend, supplement, terminate or rescind the agreements therein;

(v)    With respect to our opinion paragraph 1, we have relied solely on the Certificate of Existence and have assumed that since the date of the issuance of the Certificate of Existence, the Guarantor’s corporate existence has not been voluntarily or involuntarily revoked or terminated;

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August 16, 2017

(vi)    With respect to each party to the Loan, (a) each entity is validly existing and in good standing under the laws of all applicable jurisdictions; (b) the Loan Documents to which each is a party have been duly authorized, executed and delivered by such entity, are within its corporate power, and are its legal, valid and binding obligations, enforceable against it; and (c) each entity is in compliance with all applicable laws, rules and regulations governing the conduct of its business with respect to its business and with respect to this transaction;

(vii)    All conditions to the closing required by the Administrative Agent and the Lenders have been met to the satisfaction of the Administrative Agent and the Lenders or the time for performance has been extended or otherwise waived by the Administrative Agent and the Lenders;

(viii)    The Loan is made for a commercial or business purpose and is not for any personal, family, household or other consumer purpose or subject to any consumer transaction or consumer protection laws;

(ix)    There is not any fraud, undue influence, duress, mutual mistake of fact or criminal activity (including, without limitation, no unauthorized practice of law in the State) in connection with the execution and delivery of the Loan Documents by any of the parties thereto or in connection with the closing of the transactions contemplated thereby;

(x)    The Loan Documents constitute valid and binding obligations of the parties thereto, enforceable against the parties in accordance with their terms;

(xi)    The Security Agreement creates a valid security interest in the Collateral described therein;

(xii)    The Guarantor has sufficient rights (as described in Section 9-203 of the UCC) in each item of personal property comprising the Collateral in which a security interest is purported to be granted under the Security Agreement;

(xiii)    The Administrative Agent and Lenders have given “value” (as defined in Section 1-204 of the UCC);

(xiv)    The names of the parties are complete and correct, the addresses of all parties are complete and accurate, and the description of the property is accurate; and

(xv)    The Financing Statement has been duly filed and indexed by the State Filing Office.

OPINION

Based on and subject to the foregoing and such other qualifications, exceptions, limitations and assumptions set forth herein, it is our opinion that:

1.    Based solely on the Certificate of Existence, the Guarantor is validly existing as a corporation under the laws of the State as of the date of the Certificate of Existence.

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August 16, 2017

2.    The Guarantor has the corporate power to execute and deliver the Loan Documents to which it is a party, to perform its obligations under the Loan Documents to which it is a party, to grant the security interests to be granted by it pursuant to the Security Agreement and to consummate the transactions contemplated by the Loan Documents to which it is a party.

3.     The execution and delivery by the Guarantor of the Loan Documents to which it is a party, the granting by the Guarantor of the security interests to be granted by it pursuant to the Security Agreement, the performance by the Guarantor of its obligations under the Loan Documents to which it is a party and the consummation by the Guarantor of the transactions contemplated thereby have been duly authorized by the Guarantor.

4.    To the extent governed by State law, the Loan Documents to which the Guarantor is a party have been duly executed and delivered by the Guarantor.

5.    The execution and delivery by the Guarantor of the Loan Documents to which it is a party, the performance of its obligations thereunder, the granting of the security interests to be granted by it pursuant to the Security Agreement and consummation by the Guarantor of the transactions contemplated by the Loan Documents to which it is a party do not (a) violate the Guarantor’s Organizational Documents or (b) violate any statutory law or regulations of the State applicable to the Guarantor in connection with the transaction.

6.    Except for filing the Financing Statement with the State Filing Office, no consent, approval or authorization by, or filing or registration with, any governmental authority or regulatory body of the State, or court order, is required by or on behalf of the Guarantor as a condition precedent to execution and delivery by the Guarantor of the Loan Documents to which it is a party, other than those consents, approvals, authorizations, filings and registrations as to which the requisite consents, approvals or authorizations have been obtained, and the requisite filings and registrations have been accomplished.

7.    The Financing Statement is in proper form for filing with the State Filing Office. Upon the filing of the Financing Statement in the State Filing Office, the security interests created by the Security Agreement will be perfected in the Collateral described in the Security Agreement to the extent that (a) a security interest in such Collateral may be created under Article 9 of the UCC, and (b) a security interest in such Collateral can be perfected by filing a financing statement in the State under the UCC (the “UCC Filing Collateral”).

QUALIFICATIONS

The foregoing opinions are further limited by the following assumptions, limitations and qualifications:

A.    The rights of the parties may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, equitable subordination, reorganization, moratorium or other laws or governmental authority relating to or affecting creditor’s rights or the collection of debtor’s obligations generally; and (ii) general principles of equity, including, without limitation, concepts of materiality,

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August 16, 2017

reasonableness, good faith, fair dealing, the availability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or law. Enforcement may also be subject to the discretion of the court before which any proceeding may be brought.

B.    We express no opinion as to any real estate, environmental, tax, insolvency, consumer, privacy, labor and employment, pension and employee benefit, anti-terrorism, criminal, anti-trust, anti-tying, unfair trade practices and competition, intellectual property, letter of credit, licensing, brokerage, securities or “blue sky” laws, rules or regulations of any jurisdiction or laws, rules or regulations governing and regulating financial or lending institutions. We express no opinion as to compliance by any parties to the transaction with respect to any regulatory requirements applicable to the subject transactions because of the nature of their business.

C.    We express no opinion regarding title to, the location of, or the priority of any security interest or lien in, on or against any property (whether real or personal, tangible or intangible).

D.    We express no opinion as to the perfection of any security interest in or against any property, except as specifically set forth above with respect to perfection of the UCC Filing Collateral by filing the Financing Statement in the State Filing Office. Without limiting the foregoing, we express no opinion as to any security interest in any collateral (a) that is perfected upon attachment pursuant to Section 9-309 of the UCC; (b) that is perfected by possession or delivery under Section 9-313 of the UCC; (c) that is perfected by control under Section 9-314 of the UCC; (d) that requires filing in the jurisdiction of the location of the goods as provided in Section 9-301 of the UCC for perfection; or (e) that is not subject to Article 9 of the UCC. Without limiting the foregoing, we express no opinion as to the perfection or creation of any security interest in collateral consisting of: (i) patents (as to third party purchasers), registered copyrights and any other intellectual property rights to the extent federal law preempts the UCC in such cases; (ii) timber, oil, gas, minerals or other natural resources; (iii) consumer goods; (iv) vehicles, airplanes, boats, vessels, or goods that are subject to a certificate of title; (v) money, cash or cash equivalents; (vi) tax refunds; (vii) insurance or condemnation proceeds; (viii) commodity accounts and contracts, securities (certificated or uncertificated), securities accounts or security entitlements; (ix) commercial tort claims; (x) deposit accounts; (xi) goods in possession of a bailee; or (xii) proceeds to the extent that under certain circumstances described in Sections 9-315 and 9-322 of the UCC, the rights of a secured party to enforce a perfected security interest in proceeds of collateral may be limited. A security interest may be subject to competing interests of others, and under certain circumstances interests of others may take free of a security interest pursuant to the UCC.

E.    With respect to the Financing Statement, we note that: (i) the effectiveness of a financing statement under the UCC terminates five years after the filing unless a continuation statement is filed prior to such termination in accordance with Section 9-515 of the UCC, and (ii) Sections 9-507(c) and 9-508(b) of the UCC provide that if the debtor so changes its name, identity or corporate structure or a new debtor’s name is so different that a filed financing statement becomes seriously misleading under Section 9-506 of the UCC, the filing is not effective to perfect a security interest in collateral acquired by the debtor more than four months after the change unless an appropriate amendment under Section 9-507(c)(2) of the UCC or a new initial financing statement under Section 9-508(b)(2) of the UCC, as the case may be, is filed before the expiration of that

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period. For purposes of this opinion, we have assumed that the Guarantor will remain the debtor and will not change its name, identity, jurisdiction of business organization or corporate structure during the term of the Loan and that the collateral will remain subject to the jurisdiction of the State.

The legal opinions expressed herein are an expression of professional judgment and not a guaranty of any result.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Business Lawyer 831 (May 1998).

This opinion letter is being delivered to you in connection with the above-described transaction and may not be relied upon by any other person or entity or for any other purpose, except that it may be relied upon by your successors and assigns permitted in accordance with the Credit Agreement on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of reliance, including any changes in law, facts or any other developments known to or reasonably knowable by the Lender and the assignee at such time. This opinion is given as of the date hereof based upon existing facts and law and is subject to changes therein. We are under no obligation, and do not undertake any obligation to update or revise the opinions set forth herein for any reason including, without limitation, facts or laws subsequently becoming known to us which cause such opinions to be inaccurate or incomplete.

Sincerely,

McNAIR LAW FIRM, P.A.

EXHIBIT G-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [●], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT G-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [●], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20

EXHIBIT G-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [●], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT G-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [●], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT H-1

FORM OF INCREASED FACILITY ACTIVATION NOTICE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

        under the Credit Agreement referred to below

Reference is made to the Credit Agreement, dated as of [●], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This notice is an Increased Facility Activation Notice referred to in Section 2.19(a) of the Credit Agreement, and the Borrower and each of the Lenders party to this Increased Facility Activation Notice notify the Administrative Agent of the following pursuant to Section 2.19(a) of the Credit Agreement:

1.	Each Lender party hereto agrees to make an increased or new commitment, as the case may be, as set forth opposite such Lender’s name on the signature pages hereof and subject to the terms and conditions of the Credit Agreement.

2.	The Increased Facility Closing Date is .

3.	The aggregate principal amount of incremental Commitments contemplated hereby is $ .

The agreement of each Lender party hereto to make the Incremental Term Loans is subject to the satisfaction, prior to or concurrently with the making of such commitment or extension of credit on the Increased Facility Closing Date, of the following conditions precedent:

(a) The Administrative Agent shall have received this notice, executed and delivered by the Borrower and each Lender party hereto.

(b) On the Increased Facility Closing Date, before and after giving effect to the incremental Commitments and the Loans (if any) to be made on such date, (i) No Default or Event of Default shall exist and (ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the Increased Facility Closing Date as if made on and as of the Increased Facility Closing Date (or to the extent such representations and warranties expressly stated to relate to an earlier date, as of such earlier date).

[(c)                    ]4

[4]	Note: Insert any additional conditions required by the Lenders providing the incremental Commitments.

MARRIOTT OWNERSHIP RESORTS, INC.

By:
Name:
Title:
Incremental Commitment Amount:

$	[NAME OF LENDER]

By:
Name:
Title:

$	[NAME OF LENDER]

By:
Name:
Title:

CONSENTED TO: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT H-2

FORM OF NEW LENDER SUPPLEMENT

NEW LENDER SUPPLEMENT, dated as of              , 20      (this “New Lender Supplement”), delivered pursuant to Section 2.19(b) of the Credit Agreement, dated as of [●], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.19(a) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this New Lender Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.    The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this New Lender Supplement is accepted by the Borrower and the Administrative Agent (or on such other date as may be agreed upon among the undersigned, the Borrower and the Administrative Agent), become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment of $        .

2.    The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this New Lender Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1(a) or (b) thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to this New Lender Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3.    The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

(Address)

(Attention)

(Telecopy)

(Telephone)

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NEW LENDER]

By:
Name:
Title:

MARRIOTT OWNERSHIP RESORTS, INC., as Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT I

MARRIOTT COMFORT LETTER

[See attached.]

November 21, 2011

JPMorgan Chase Bank, N.A., as Administrative Agent

Loan and Agency Services Group

1111 Fannin Street, Floor 10

Houston, Texas 77002

Attn: Michael Maldonado

Re:	Marriott Vacations Worldwide Corporation

Dear Lender:

Marriott International, Inc. and Marriott Worldwide Corporation (collectively, “Licensor”) have entered into a License, Services and Development Agreement (the “License Agreement”) dated November 19, 2011 with Marriott Vacations Worldwide Corporation (“Licensee”). The License Agreement permits Licensee to operate the Licensed Business (as defined in the License Agreement). As of this date, (i) the License Agreement is in full force and effect, (ii) Licensor has issued no notice pursuant to which the License Agreement or any Project, Sales Facility or Member Service Center is currently, or with the giving of such notice or the passage of time or both would be, in default under Section 18 thereof and (iii) Licensor is not aware of any fact or circumstance that would permit the Licensor to issue a notice referred to in clause (ii) above (the “No-Defaults Representation”). Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the License Agreement.

Reference is made to the Credit Agreement, dated as of October 19, 2011 (as the same may from time to time be amended, supplemented or otherwise modified and including any extension or refinancing thereof (regardless of amount) or successor facility, the “Credit Agreement”), among Licensee, Marriott Ownership Resorts, Inc. as borrower (“Borrower”), the institutions that from time to time are parties thereto as lenders and their successors and assigns (in such capacity, “Lenders’”) and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (in such capacity, “Administrative Agent”). It is a condition of the Lenders’ obligation to extend credit to the Borrower and its affiliates (collectively, “Loan Parties”) pursuant to the Credit Agreement that Licensor enter into this comfort letter.

In consideration of the forgoing the undersigned agree as follows:

1.	Consent to Grant of Security Interest. Notwithstanding anything to the contrary contained in the License Agreement, Licensor hereby consents to the grant by the Loan Parties of a security interest in all right, title and interest of such Loan Party in, to and under the License Agreement to secure its obligations (present and future) under the Credit Agreement. It is agreed that, as between Licensor and the Lenders, the exercise of the rights and remedies of the Lenders as secured parties with respect to the License Agreement shall be subject to the provisions of this Comfort Letter, notwithstanding anything to the contrary contained in the relevant security agreements or the uniform commercial code.

2.

Licensee Default. Licensor will copy Administrative Agent on any notice of breach that identifies itself as a notice of breach, default, suspension, termination issued to Licensee under, or any exercise by Licensor of any other remedy under Section 18 of, the License Agreement. Administrative Agent shall have the right, but not the obligation, upon notice to Licensor, to cure

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

any of the foregoing on behalf of Licensee during the time period for cure established in the default notice (provided that the commencement date for purposes of calculating any such cure period shall be the date on which the Administrative Agent receives the relevant notice from the Licensor). Licensor shall extend Administrative Agent’s right to cure for such reasonable period of time beyond the above cure period if: (i) the default is not a material default related to health or safety; (ii) the default is susceptible to cure; (iii) Administrative Agent notifies Licensor of Administrative Agent’s intention to cure the default as soon as reasonably practicable, but by no later than two (2) days prior to expiration of the cure period established in the default notice; (iv) all royalties, fees, charges, and other amounts due to Licensor or any of its affiliates under the License Agreement are kept current (other than those that are the subject of any good faith dispute); and (v) cure of the default is diligently pursued. The foregoing procedures shall apply separately each purported breach or default of the License Agreement.

3.	Lender Control.

A. If the Lenders acquire control (whether directly or indirectly) of assets that are used in the operation of the Licensed Business (or any portion thereof) (such assets, “Collateral”) through foreclosure, a deed in lieu of foreclosure or otherwise as a consequence of having a security interest therein, and Lenders desire to continue to use the Collateral to operate the Licensed Business, the Licensor agrees that the Administrative Agent, on behalf of the Lenders, shall have the option to elect to do either of the following in subsections (i) and (ii) below, subject, in either case, to Paragraph 3.C, and Licensee’s compliance with Paragraph 3.B.:

(i)	enter into a management agreement for Licensee and/or its Affiliates to manage the Licensed Business and operate the Projects, Sales Facilities and Member Service Centers on Lender’s behalf on terms requiring compliance with the License Agreement and any other relevant agreements with Licensor; or

(ii)	request Licensor to approve substitute qualified management for the Licensed Business pursuant to Paragraph 5 and to enter into a management agreement for such substitute qualified management company to manage the Licensed Business and operate the Projects, Sales Facilities and Member Service Centers on Lenders’ behalf on terms requiring compliance with the License Agreement and any other relevant agreements with Licensor, and in case of either (i) or (ii).

B. Licensor’s obligations under Paragraph 3.A. are subject to receipt by Licensor of the following:

(i)	as soon as practicable but in no event later than ninety (90) days after Lenders’ acquisition of control of the Collateral, notice from the Administrative Agent of the Lenders’ election pursuant to Paragraph 3.A.

(ii)	as soon as practicable but in no event later than ninety (90) days after Lender’s acquisition of control of the Collateral, provide executed copies of the documents required in Paragraph 3.A or a License Agreement, executed by the Licensee, its Affiliate or an approved management company under Paragraph 5 of this Comfort Letter, as applicable. Such new License Agreement shall be for a term equal to Licensee’s then remaining term and shall be substantially identical to the License Agreement subject to any normal changes in the business. Any material quality, service or other deficiency in Licensee’s prior performance of obligations under the License Agreement for which Licensor has previously notified Licensee, however, shall be required to be cured, subject to the provisions of Section 2 herein.

(iii)

evidence, reasonably satisfactory to Licensor, that any party with whom Licensor enters into a management agreement or License Agreement pursuant to Paragraph 3.A. and any of its Affiliates is not any of the following (collectively, an “Ineligible Person”): (i) a Lodging Competitor or an Affiliate of a Lodging Competitor

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

(as defined in the License Agreement); (ii) a Specially Designated National or Blocked Person (as defined in the License Agreement); or (iii) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government or acting on behalf of a government of any country that is subject to such an embargo.

C. Notwithstanding anything in the License Agreement to the contrary, Licensor shall not be allowed to terminate the License Agreement solely as a consequence of the actions taken by the Lenders pursuant to Paragraph 3.A and shall continue to honor the License Agreement in its current form with Licensee, an Affiliate of Licensee or the above substitute qualified management company as its counterparty, as applicable, (unless and until a new License Agreement becomes effective pursuant to clause (ii) of Paragraph 3.B) and shall permit Licensee (with notice to Licensor) to assign the License Agreement to any of its Affiliates or such management company in connection therewith provided that any such assignment shall not constitute a novation and, in the reasonable judgment of the Licensor, the assignee shall be (or it obligations under the License Agreement shall be guaranteed by) an entity that is of equal or superior creditworthiness to the Licensee.

D. If Lenders acquire the Collateral (whether directly or indirectly) through foreclosure, deed in lieu thereof, or otherwise as a consequence of having a security interest therein, and Lenders no longer desire that the Destination Club Business and Whole Ownership Residential Business be operated under the Proprietary Marks and the System as a Licensed Business, the Administrative Agent agrees to notify Licensor within ninety (90) days of Lenders’ acquisition of same, to cooperate with Licensor to cease using the Proprietary Marks and the System in connection with the Destination Club Business and Whole Ownership Residential Business, and to promptly comply with Paragraph 12 hereof.

4.	Receivership. If a receiver is appointed for the Collateral during a foreclosure proceeding, Lenders shall have the right to have the Licensed Business operated by Licensee or a management company approved by Licensor pursuant to Paragraph 5 if, with respect to the Licensed Business: (i) Licensor and the Administrative Agent have reached agreement concerning the cure of any deficiencies in Licensee’s prior performance obligations under the License Agreement, such agreement not to be unreasonably withheld or delayed by either party, and (ii) the order of the court appointing the receiver specifically authorizes either (A) Licensee to retain possession and control of the Collateral and the Licensed Business and to continue to operate the Licensed Business under the License Agreement, subject to oversight by such receiver or (B) Lender (or an entity controlled by the Lenders) or the receiver to enter into a new License Agreement and management agreement as contemplated under Section 3 above as if Lenders had acquired the Collateral; and in each case under this clause (ii), such order further requires the Licensed Business and the Projects, Sales Facilities and Member Service Centers to be operated in accordance with state, local and federal laws.

5.	Substitute Manager. Lenders’ right to propose a substitute manager for the Licensed Business under this comfort letter shall be on the terms and conditions of this Paragraph 5. Lender may propose a substitute manager for consideration by Licensor and shall provide such information related to such proposed substitute manager as Licensor may reasonably request. Licensor will approve any management company to operate the Licensed Business that, in Licensor’s reasonable commercial judgment, is experienced and qualified in operating a Destination Club Business and Whole Ownership Residential Business at a level consistent with the brand image and quality level and is otherwise able to adhere fully to the obligations and requirements of the License Agreement. Notwithstanding anything to the contrary in this comfort letter, if the Licensed Business is operated by a management company not approved by Licensor, Licensor shall have the right immediately upon notice and without further action to terminate the License Agreement, this comfort letter and the relationship of the Destination Club Business and Whole Ownership Residential Business contemplated under the License Agreement with the Proprietary Marks and the System.

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

6.	Notification of Licensor. The Administrative Agent shall give Licensor prior notice of any action to: (i) commence foreclosure proceedings regarding the Collateral, the Licensed Business or the Projects, Sales Facilities and Member Service Centers or to have a receiver appointed for the any of the foregoing; or (ii) accept a deed for the Collateral in lieu of foreclosure. Such notice will identify the court in which any such action referred to in subsection (i) is to be filed. Licensor agrees that any such notice shall be treated as confidential information by Licensor and shall be used solely to protect its rights and interests in the License Agreement and, in any event, will not be disclosed to Licensee.

7.	Restrictions on Transfers of License Agreement and Comfort Letter.

A. Licensee represents, warrants and covenants to Licensor that Licensee has not and will not collaterally assign, pledge, grant a security interest, or otherwise transfer any interest in the License Agreement except as expressly permitted hereunder.

B. Notwithstanding anything to the contrary contained in the License Agreement, Licensor agrees as follows:

(i) The License Agreement may be assumed by a trustee or by Licensee as debtor in possession in a bankruptcy proceeding; provided that Licensee agrees to cure or cause the cure of all defaults under the License Agreement that existed as of the commencement of such proceeding and agrees to assume all of the obligations under the License Agreement.

(ii) Administrative Agent on behalf of Lenders may assign, upon notice to Licensor, the rights of Lenders under this comfort letter to any entity that in the reasonable commercial judgment of Licensor is creditworthy to run the Licensed Business (other than an Ineligible Person) that succeeds to the rights of Lenders under the Credit Agreement or, if Lenders have acquired direct or indirect control of the Collateral, at such time or at any time thereafter to any such entity that is a purchaser, directly or indirectly, of such Collateral (or Lenders’ interests therein). The provisions of this Paragraph 7.B.(ii) shall survive the termination of this comfort letter.

C. Except as expressly permitted hereby this comfort letter is not assignable without the consent of Licensor.

8.	Transition of Control of the Licensed Business. The Administrative Agent, Licensor and Licensee shall cooperate so that any change in control of the Licensed Business pursuant to this comfort letter shall be conducted efficiently without inconvenience to the guests and employees of the Licensed Business and in accordance with applicable law, including, but not limited to, the WARN Act (29 U.S.C. §§ 2101et seq.).

9.

No Claims. Licensor may discuss with Administrative Agent or its designee the status of the Licensed Business, the License Agreement, or the terms of any agreement contemplated by this comfort letter or any of the matters to which Administrative Agent is entitled to notice. Licensee hereby agrees that Licensor and its respective owners, affiliates, agents, employees, officers, directors, successors, assigns and representatives (“Related Persons”) shall not be liable to any person for taking any action, failing to take any action or providing any information required or contemplated by this comfort letter (“Comfort Letter Acts”) and Licensee, on behalf of itself and

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

its Related Persons, hereby releases Licensor’s Related Persons of and from any and all actions, causes of action, suits, claims, demands, contingencies, debts, accounts and judgments whatsoever, at law or in equity, for any Comfort Letter Acts. Licensor hereby agrees that Lenders and their Related Persons shall not be liable to any person for Comfort Letter Acts, or for omitting to take any Comfort Letter Act. Licensor, on behalf of itself and its Related Persons, hereby releases Lenders and their Related Persons of and from any and all actions, causes of action, suits, claims, demands, contingencies, debts, accounts and judgments whatsoever, at law or in equity, for any Comfort Letter Acts.

10.	Notices. All notices required under this comfort letter shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered, or three business days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received and addressed as set forth below or to such other address as may be hereafter notified by the respective parties hereto:

If to Administrative Agent, to:

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

111 Fannin Street, Floor 10

Houston, Texas 77002

Attention: Michael Maldonado

Telephone: (713) 750-2932

With copies to:

JPMorgan Chase Bank, N.A.

383 Madison Ave., Floor 24

New York, New York 10179

Attention: Nadeige Charles

Telecopy: (646) 861-6193

Telephone: (212) 622-4522

If to Licensor, to:

Marriott International, Inc. and Marriott Worldwide Corporation

10400 Fernwood Road

Department 52/923

Bethesda, Maryland 20817

Attention: General Counsel Office

Telephone: (301) 380-9555

11.	No Representations or Warranties. In no event shall this comfort letter or any other circumstances surrounding the provision of financing by Lenders be construed to constitute: (i) any representation by Licensor that it endorses, approves, recommends or otherwise concurs in the financing; (ii) any guarantee or assurance by Licensor that Licensee or any other Loan Party will be able to repay the obligations under the Credit Agreement in accordance with their terms; (iii) any endorsement, approval, recommendation or concurrence in any financial projections submitted to Lenders in connection with the Credit Agreement; or (iv) any endorsement, approval or recommendation of Licensee’s character or reputation. Because the No-Defaults Representation only covers the status of the License Agreement as of the date of this comfort letter, a Lender shall not rely on its belief, whether or not correct, that Licensor has not given any notice under this comfort letter when Lender is making any decision or representation or warranty in connection with any material modification, securitization, or sale of the obligations under the Credit Agreement. Licensor agrees that upon the written request of the Administrative Agent, Licensor will represent to Lenders whether, as of the date of such request, the No-Defaults Representation is true.

12.	Possession of the Licensed Business. If Lenders control (whether directly or indirectly) the Licensed Business or any of the Projects, Sales Facilities and Member Service Centers after termination of the License Agreement (other than as contemplated Paragraph 3 above), Administrative Agent shall, upon Licensor’s request, promptly comply with the requirements of Article 19 of the License Agreement with respect to de-identifying the Projects, Sales Facilities and Member Service Centers as part of the Licensed Business. Lenders’ obligations under this Paragraph 12 shall survive termination of this comfort letter, and nothing in the comfort letter shall limit Licensor’s rights, if any, to seek legal redress for any unauthorized use of Licensor’s trademarks, service marks, or systems.

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

13.	Termination. This comfort letter shall terminate and the Administrative Agent and the Lenders shall have no rights or obligations hereunder (except in respect of provisions that are expressly stated to survive such termination) if the License Agreement has expired or terminated, unless such occurrence is the result of the timely exercise of Lenders’ rights pursuant to Paragraphs 3, 4 or 5 of this comfort letter, in which case this comfort letter shall terminate upon the exercise or expiration of such rights, which in any event shall expire no more than forty-five (45) days after the expiration or termination of the License Agreement.

14.	Effectiveness. Licensor shall have no obligations hereunder unless Lender and Licensee have evidenced their agreement with the provisions herein by the execution of a copy of this comfort letter, which may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute, collectively, one and the same comfort letter. Notwithstanding the requirements of Section 24.4 of the License Agreement, delivery of an executed signature page to this comfort letter by facsimile transmission shall be effective as delivery of a manually signed counterpart of this comfort letter. None of the terms or provisions of this comfort letter may be waived, amended, supplemented or otherwise modified except by a writing signed by Administrative Agent and Licensor shall also require the written consent of Licensee. To the extent any of the provisions of this comfort letter are inconsistent with those of the License Agreement, this comfort letter shall be deemed an amendment thereto, pursuant to Section 24.4 thereof.

15.	Authority of Administrative Agent. Licensor acknowledges that the rights and responsibilities of Administrative Agent under this comfort letter with respect to any action taken by Administrative Agent or the exercise or non-exercise by Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this comfort letter shall, as between Administrative Agent and Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and Licensor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and Licensor shall not be under any obligation to, nor be entitled to, make any inquiry respecting such authority. References to Lenders herein shall be deemed to include any entity (other than an Ineligible Person) to whom Lenders have delegated or assigned any rights, responsibilities or obligations under this comfort letter.

16.	Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS COMFORT LETTER AND FOR ANY COUNTERCLAIM THEREIN.

17.

Jurisdiction. Each party hereto hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this comfort letter, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Paragraph 10; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Paragraph 18 any special, exemplary, punitive or consequential damages.

Very truly yours,

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Kevin M. Kimball
Name: Kevin M. Kimball
Title: Vice President

MARRIOTT WORLDWIDE CORPORATION

By:	/s/ Kevin Kimball
Name: Kevin Kimball
Title: Vice President

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Ralph Lee Cunningham
Name:	Ralph Lee Cunningham
Title:	Vice President

JPMorgan Chase Bank, N.A., as Administrative Agent

By:	/s/ Marc E. Costantino
Its:	Executive Director

EXHIBIT J

RITZ-CARLTON COMFORT LETTER

[See attached.]

November 21, 2011

JPMorgan Chase Bank, N.A., as Administrative Agent

Loan and Agency Services Group

1111 Fannin Street, Floor 10

Houston, Texas 77002

Attn: Michael Maldonado

Re:	Marriott Vacations Worldwide Corporation

Dear Lender:

The Ritz-Carlton Hotel Company, L.L.C. (“Licensor”) has entered into a License, Services and Development Agreement (the “License Agreement”) dated November 19, 2011 with Marriott Vacations Worldwide Corporation (“Licensee”). The License Agreement permits Licensee to operate the MVW Ritz-Carlton Business (as defined in the License Agreement). As of this date, (i) the License Agreement is in full force and effect, (ii) Licensor has issued no notice pursuant to which the License Agreement or any Project, Sales Facility or Member Service Center is currently, or with the giving of such notice or the passage of time or both would be, in default under Section 18 thereof and (iii) Licensor is not aware of any fact or circumstance that would permit the Licensor to issue a notice referred to in clause (ii) above (the “No-Defaults Representation”). Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the License Agreement.

Reference is made to the Credit Agreement, dated as of October 19, 2011 (as the same may from time to time be amended, supplemented or otherwise modified and including any extension or refinancing thereof (regardless of amount) or successor facility, the “Credit Agreement”), among Licensee, Marriott Ownership Resorts, Inc. as borrower (“Borrower”), the institutions that from time to time are parties thereto as lenders and their successors and assigns (in such capacity, “Lenders’”) and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (in such capacity, “Administrative Agent”). It is a condition of the Lenders’ obligation to extend credit to the Borrower and its affiliates (collectively, “Loan Parties”) pursuant to the Credit Agreement that Licensor enter into this comfort letter.

In consideration of the forgoing the undersigned agree as follows:

1.	Consent to Grant of Security Interest. Notwithstanding anything to the contrary contained in the License Agreement, Licensor hereby consents to the grant by the Loan Parties of a security interest in all right, title and interest of such Loan Party in, to and under the License Agreement to secure its obligations (present and future) under the Credit Agreement. It is agreed that, as between Licensor and the Lenders, the exercise of the rights and remedies of the Lenders as secured parties with respect to the License Agreement shall be subject to the provisions of this Comfort Letter, notwithstanding anything to the contrary contained in the relevant security agreements or the uniform commercial code.

2.

Licensee Default. Licensor will copy Administrative Agent on any notice of breach that identifies itself as a notice of breach, default, suspension, termination issued to Licensee under, or any exercise by Licensor of any other remedy under Section 18 of, the License Agreement. Administrative Agent shall have the right, but not the obligation, upon notice to Licensor, to cure any of the foregoing on behalf of Licensee during the time period for cure established in the default notice (provided that the commencement date for purposes of calculating any such cure

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

period shall be the date on which the Administrative Agent receives the relevant notice from the Licensor). Licensor shall extend Administrative Agent’s right to cure for such reasonable period of time beyond the above cure period if: (i) the default is not a material default related to health or safety; (ii) the default is susceptible to cure; (iii) Administrative Agent notifies Licensor of Administrative Agent’s intention to cure the default as soon as reasonably practicable, but by no later than two (2) days prior to expiration of the cure period established in the default notice; (iv) all royalties, fees, charges, and other amounts due to Licensor or any of its affiliates under the License Agreement are kept current (other than those that are the subject of any good faith dispute); and (v) cure of the default is diligently pursued. The foregoing procedures shall apply separately each purported breach or default of the License Agreement.

3.	Lender Control.

A. If the Lenders acquire control (whether directly or indirectly) of assets that are used in the operation of the MVW Ritz-Carlton Business (or any portion thereof) (such assets, “Collateral”) through foreclosure, a deed in lieu of foreclosure or otherwise as a consequence of having a security interest therein, and Lenders desire to continue to use the Collateral to operate the MVW Ritz-Carlton Business, the Licensor agrees that the Administrative Agent, on behalf of the Lenders, shall have the option to elect to do either of the following in subsections (i) and (ii) below, subject, in either case, to Paragraph 3.C, and Licensee’s compliance with Paragraph 3.B:

(i)	enter into a management agreement for Licensee and/or its Affiliates to manage the MVW Ritz-Carlton Business and operate the Projects, Sales Facilities and Member Service Centers on Lender’s behalf on terms requiring compliance with the License Agreement and any other relevant agreements with Licensor; or

(ii)	request Licensor to approve substitute qualified management for the MVW Ritz-Carlton Business pursuant to Paragraph 5 and to enter into a management agreement for such substitute qualified management company to manage the MVW Ritz-Carlton Business and operate the Projects, Sales Facilities and Member Service Centers on Lenders’ behalf on terms requiring compliance with the License Agreement and any other relevant agreements with Licensor, and in case of either (i) or (ii).

B. Licensor’s obligations under Paragraph 3.A. are subject to receipt by Licensor of the following:

(i)	as soon as practicable but in no event later than ninety (90) days after Lenders’ acquisition of control of the Collateral, notice from the Administrative Agent of the Lenders’ election pursuant to Paragraph 3.A.

(ii)	as soon as practicable but in no event later than ninety (90) days after Lenders’ acquisition of control of the Collateral, provide executed copies of the documents required in Paragraph 3.A or a License Agreement, executed by the Licensee, its Affiliate or an approved management company under Paragraph 5 of this Comfort Letter, as applicable. Such new License Agreement shall be for a term equal to Licensee’s then remaining term and shall be substantially identical to the License Agreement subject to any normal changes in the business. Any material quality, service or other deficiency in Licensee’s prior performance of obligations under the License Agreement for which Licensor has previously notified Licensee, however, shall be required to be cured, subject to the provisions of Section 2 herein.

(iii)

evidence, reasonably satisfactory to Licensor, that any party with whom Licensor enters into a management agreement or License Agreement pursuant to Paragraph 3.A and any of its Affiliates is not any of the following (collectively, an “Ineligible Person”): (i) a Lodging Competitor or an Affiliate of a Lodging Competitor (as defined in the License Agreement); (ii) a Specially Designated National or Blocked Person (as defined in the License Agreement); or (iii) directly or indirectly

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

owned or controlled by the government of any country that is subject to an embargo by the United States government or acting on behalf of a government of any country that is subject to such an embargo.

C. Notwithstanding anything in the License Agreement to the contrary, Licensor shall not be allowed to terminate the License Agreement solely as a consequence of the actions taken by the Lenders pursuant to Paragraph 3.A and shall continue to honor the License Agreement in its current form with Licensee, an Affiliate of Licensee or the above substitute qualified management company as its counterparty, as applicable, (unless and until a new License Agreement becomes effective pursuant to clause (ii) of Paragraph 3.B) and shall permit Licensee (with notice to Licensor) to assign the License Agreement to any of its Affiliates or such management company in connection therewith provided that any such assignment shall not constitute a novation and, in the reasonable judgment of the Licensor, the assignee shall be (or it obligations under the License Agreement shall be guaranteed by) an entity that is of equal or superior creditworthiness to the Licensee.

D. If Lenders acquire the Collateral (whether directly or indirectly) through foreclosure, deed in lieu thereof, or otherwise as a consequence of having a security interest therein, and Lenders no longer desire that the Destination Club Business and Whole Ownership Residential Business be operated under the Proprietary Marks and the System as the MVW Ritz-Carlton Business, the Administrative Agent agrees to notify Licensor within ninety (90) days of Lenders’ acquisition of same, to cooperate with Licensor to cease using the Proprietary Marks and the System in connection with the Destination Club Business and Whole Ownership Residential Business, and to promptly comply with Paragraph 12 hereof.

4.	Receivership. If a receiver is appointed for the Collateral during a foreclosure proceeding, Lenders shall have the right to have the MVW Ritz-Carlton Business operated by Licensee or a management company approved by Licensor pursuant to Paragraph 5 if, with respect to the MVW Ritz-Carlton Business: (i) Licensor and the Administrative Agent have reached agreement concerning the cure of any deficiencies in Licensee’s prior performance obligations under the License Agreement, such agreement not to be unreasonably withheld or delayed by either party, and (ii) the order of the court appointing the receiver specifically authorizes either (A) Licensee to retain possession and control of the Collateral and the MVW Ritz-Carlton Business and to continue to operate the MVW Ritz-Carlton Business under the License Agreement, subject to oversight by such receiver or (B) Lender (or an entity controlled by the Lenders) or the receiver to enter into a new License Agreement and management agreement as contemplated under Section 3 above as if Lenders had acquired the Collateral; and in each case under this clause (ii), such order further requires the MVW Ritz-Carlton Business and the Projects, Sales Facilities and Member Service Centers to be operated in accordance with state, local and federal laws.

5.	Substitute Manager. Lenders’ right to propose a substitute manager for the MVW Ritz-Carlton Business under this comfort letter shall be on the terms and conditions of this Paragraph 5. Lender may propose a substitute manager for consideration by Licensor and shall provide such information related to such proposed substitute manager as Licensor may reasonably request. Licensor will approve any management company to operate the MVW Ritz-Carlton Business that, in Licensor’s reasonable commercial judgment, is experienced and qualified in operating a Destination Club Business and Whole Ownership Residential Business at a level consistent with the brand image and quality level and is otherwise able to adhere fully to the obligations and requirements of the License Agreement. Notwithstanding anything to the contrary in this comfort letter, if the MVW Ritz-Carlton Business is operated by a management company not approved by Licensor, Licensor shall have the right immediately upon notice and without further action to terminate the License Agreement, this comfort letter and the relationship of the Destination Club Business and Whole Ownership Residential Business contemplated under the License Agreement with the Proprietary Marks and the System.

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

6.	Notification of Licensor. The Administrative Agent shall give Licensor prior notice of any action to: (i) commence foreclosure proceedings regarding the Collateral, the MVW Ritz-Carlton Business or the Projects, Sales Facilities and Member Service Centers or to have a receiver appointed for the any of the foregoing; or (ii) accept a deed for the Collateral in lieu of foreclosure. Such notice will identify the court in which any such action referred to in subsection (i) is to be filed. Licensor agrees that any such notice shall be treated as confidential information by Licensor and shall be used solely to protect its rights and interests in the License Agreement and, in any event, will not be disclosed to Licensee.

7.	Restrictions on Transfers of License Agreement and Comfort Letter.

A. Licensee represents, warrants and covenants to Licensor that Licensee has not and will not collaterally assign, pledge, grant a security interest, or otherwise transfer any interest in the License Agreement except as expressly permitted hereunder.

B. Notwithstanding anything to the contrary contained in the License Agreement, Licensor agrees as follows:

(i) The License Agreement may be assumed by a trustee or by Licensee as debtor in possession in a bankruptcy proceeding; provided that Licensee agrees to cure or cause the cure of all defaults under the License Agreement that existed as of the commencement of such proceeding and agrees to assume all of the obligations under the License Agreement.

(ii) Administrative Agent on behalf of Lenders may assign, upon notice to Licensor, the rights of Lenders under this comfort letter to any entity that in the reasonable commercial judgment of Licensor is creditworthy to run the MVW Ritz-Carlton Business (other than an Ineligible Person) that succeeds to the rights of Lenders under the Credit Agreement or, if Lenders have acquired direct or indirect control of the Collateral, at such time or at any time thereafter to any such entity that is a purchaser, directly or indirectly, of such Collateral (or Lenders’ interests therein). The provisions of this Paragraph 7.B.(ii) shall survive the termination of this comfort letter.

C. Except as expressly permitted hereby this comfort letter is not assignable without the consent of Licensor.

8.	Transition of Control of the MVW Ritz-Carlton Business. The Administrative Agent, Licensor and Licensee shall cooperate so that any change in control of the MVW Ritz-Carlton Business pursuant to this comfort letter shall be conducted efficiently without inconvenience to the guests and employees of the MVW Ritz-Carlton Business and in accordance with applicable law, including, but not limited to, the WARN Act (29 U.S.C. §§ 2101et seq.).

9.

No Claims. Licensor may discuss with Administrative Agent or its designee the status of the MVW Ritz-Carlton Business, the License Agreement, or the terms of any agreement contemplated by this comfort letter or any of the matters to which Administrative Agent is entitled to notice. Licensee hereby agrees that Licensor and its respective owners, affiliates, agents, employees, officers, directors, successors, assigns and representatives (“Related Persons”) shall not be liable to any person for taking any action, failing to take any action or providing any information required or contemplated by this comfort letter (“Comfort Letter Acts”) and

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

Licensee, on behalf of itself and its Related Persons, hereby releases Licensor’s Related Persons of and from any and all actions, causes of action, suits, claims, demands, contingencies, debts, accounts and judgments whatsoever, at law or in equity, for any Comfort Letter Acts. Licensor hereby agrees that Lenders and their Related Persons shall not be liable to any person for Comfort Letter Acts, or for omitting to take any Comfort Letter Act. Licensor, on behalf of itself and its Related Persons, hereby releases Lenders and their Related Persons of and from any and all actions, causes of action, suits, claims, demands, contingencies, debts, accounts and judgments whatsoever, at law or in equity, for any Comfort Letter Acts.

10.	Notices. All notices required under this comfort letter shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered, or three business days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received and addressed as set forth below or to such other address as may be hereafter notified by the respective parties hereto:

If to Administrative Agent, to:

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

111 Fannin Street, Floor 10

Houston, Texas 77002

Attention: Michael Maldonado

Telephone: (713) 750-2932

With copies to:

JPMorgan Chase Bank, N.A.

383 Madison Ave., Floor 24

New York, New York 10179

Attention: Nadeige Charles

Telecopy: (646) 861-6193

Telephone: (212) 622-4522

If to Licensor, to:

The Ritz-Carlton Hotel Company, L.L.C.

4445 Willard Avenue, Suite 800

Chevy Chase, MD 20815

United States of America

Attention: General Counsel’s Office

Telephone: 301-547-4700

11.	No Representations or Warranties. In no event shall this comfort letter or any other circumstances surrounding the provision of financing by Lenders be construed to constitute: (i) any representation by Licensor that it endorses, approves, recommends or otherwise concurs in the financing; (ii) any guarantee or assurance by Licensor that Licensee or any other Loan Party will be able to repay the obligations under the Credit Agreement in accordance with their terms; (iii) any endorsement, approval, recommendation or concurrence in any financial projections submitted to Lenders in connection with the Credit Agreement; or (iv) any endorsement, approval or recommendation of Licensee’s character or reputation. Because the No-Defaults Representation only covers the status of the License Agreement as of the date of this comfort letter, a Lender shall not rely on its belief, whether or not correct, that Licensor has not given any notice under this comfort letter when Lender is making any decision or representation or warranty in connection with any material modification, securitization, or sale of the obligations under the Credit Agreement. Licensor agrees that upon the written request of the Administrative Agent, Licensor will represent to Lenders whether, as of the date of such request, the No-Defaults Representation is true.

12.	Possession of the MVW Ritz-Carlton Business. If Lenders control (whether directly or indirectly) the MVW Ritz-Carlton Business or any of the Projects, Sales Facilities and Member Service Centers after termination of the License Agreement (other than as contemplated Paragraph 3 above), Administrative Agent shall, upon Licensor’s request, promptly comply with the requirements of Article 19 of the License Agreement with respect to de-identifying the Projects, Sales Facilities and Member Service Centers as part of the MVW Ritz-Carlton Business. Lenders’ obligations under this Paragraph 12 shall survive termination of this comfort letter, and nothing in the comfort letter shall limit Licensor’s rights, if any, to seek legal redress for any unauthorized use of Licensor’s trademarks, service marks, or systems.

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

13.	Termination. This comfort letter shall terminate and the Administrative Agent and the Lenders shall have no rights or obligations hereunder (except in respect of provisions that are expressly stated to survive such termination) if the License Agreement has expired or terminated, unless such occurrence is the result of the timely exercise of Lenders’ rights pursuant to Paragraphs 3, 4 or 5 of this comfort letter, in which case this comfort letter shall terminate upon the exercise or expiration of such rights, which in any event shall expire no more than forty-five (45) days after the expiration or termination of the License Agreement.

14.	Effectiveness. Licensor shall have no obligations hereunder unless Lender and Licensee have evidenced their agreement with the provisions herein by the execution of a copy of this comfort letter, which may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute, collectively, one and the same comfort letter. Notwithstanding the requirements of Section 24.4 of the License Agreement, delivery of an executed signature page to this comfort letter by facsimile transmission shall be effective as delivery of a manually signed counterpart of this comfort letter. None of the terms or provisions of this comfort letter may be waived, amended, supplemented or otherwise modified except by a writing signed by Administrative Agent and Licensor shall also require the written consent of Licensee. To the extent any of the provisions of this comfort letter are inconsistent with those of the License Agreement, this comfort letter shall be deemed an amendment thereto, pursuant to Section 24.4 thereof.

15.	Authority of Administrative Agent. Licensor acknowledges that the rights and responsibilities of Administrative Agent under this comfort letter with respect to any action taken by Administrative Agent or the exercise or non-exercise by Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this comfort letter shall, as between Administrative Agent and Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and Licensor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and Licensor shall not be under any obligation to, nor be entitled to, make any inquiry respecting such authority. References to Lenders herein shall be deemed to include any entity (other than an Ineligible Person) to whom Lenders have delegated or assigned any rights, responsibilities or obligations under this comfort letter.

16.	Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS COMFORT LETTER AND FOR ANY COUNTERCLAIM THEREIN.

17.

Jurisdiction. Each party hereto hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this comfort letter, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or

JPMorgan Chase Bank, N.A., as Administrative Agent

November 21, 2011

proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Paragraph 10; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Paragraph 18 any special, exemplary, punitive or consequential damages.

Very truly yours,

THE RITZ-CARLTON HOTEL COMPANY, L.L.C.

By:	/s/ Kevin M. Kimball
Name: Kevin M. Kimball
Title: Vice President

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Stephen P. Weisz
Name:	Stephen P. Weisz
Title:	President

JPMorgan Chase Bank, N.A., as Administrative Agent

By:	/s/ Marc E. Costantino
Its:	Executive Director

EXHIBIT K

FORM OF NOTICE OF BORROWING

JPMORGAN CHASE BANK, N.A.

      as Administrative Agent under the

      Credit Agreement referred to below

             , 20

Attention:

Re:	Notice of Borrowing - Marriott Ownership Resorts, Inc.

Reference is made to the Credit Agreement, dated as of [●], 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.2 of the Credit Agreement of its request of a borrowing of [Dollar Loans][Foreign Currency Loans denominated in [Australian Dollars/Euros/Japanese Yen/Pounds Sterling/Singapore Dollars]] (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

A.    The date of the Proposed Borrowing is         ,      (the “Funding Date”).

B.    [The aggregate principal amount of the Proposed Borrowing of Dollar Loans is $        , of which $         consists of ABR Loans and $         consists of Eurocurrency Loans having an initial Interest Period of              months.]5 [The aggregate principal amount of the Proposed Borrowing of Foreign Currency Loans is6                     , all of which consists of Eurocurrency Loans having an initial Interest Period of              months.]

C.    Location and number of Borrower’s account to which proceeds of the Proposed Borrowing are to be disbursed:

The Borrower hereby certifies that the following statements are true on the date hereof, both before and after giving effect to the Proposed Borrowing and any other Loan to be made or Letter of Credit to be issued on or before the Funding Date:

(i)    each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects (and in all respects if qualified by materiality) on and as of such Funding Date (or to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date); and

[5]	For a borrowing of Dollar Loans. Borrowings must comply with minimum amounts set forth in Section 2.2(a) of the Credit Agreement.
[6]	For a borrowing of Foreign Currency Loans. Borrowings must comply with minimum amounts set forth in Section 2.2(b) of the Credit Agreement.

(ii)    no Default or Event of Default has occurred and is continuing on the Funding Date after giving effect to the Proposed Borrowing.

MARRIOTT OWNERSHIP RESORTS, INC.

By:
Name:
Title:

EXHIBIT L

FORM OF GLOBAL INTERCOMPANY NOTE

[See Attached]

GLOBAL INTERCOMPANY NOTE

August 16, 2017

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on a signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to such other entity (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances constituting Indebtedness made by such Payee to such Payor, to the extent such intercompany loans or advances are required to be pledged or subordinated pursuant to the Credit Agreement (as defined below). Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to (i) that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Marriott Vacations Worldwide Corporation (“MVWC”), Marriott Ownership Resorts, Inc., as Borrower (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”) and the Lenders and other parties from time to time party thereto. Capitalized terms used in this Global Intercompany Note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the Credit Agreement. This Note is the Global Intercompany Note referred to in the Credit Agreement.

This Note shall be pledged by each Payee that is a Loan Party to the Agent, for the benefit of the Secured Parties (such term used herein as defined in the Guarantee and Collateral Agreement), pursuant to the Loan Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Obligations (such term used herein as defined in the Guarantee and Collateral Agreement) only to the extent required pursuant to the terms of the Credit Agreement and the other Loan Documents. Each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default under and as defined in the Credit Agreement and after notice from the Agent to such Payee (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8(g) of the Credit Agreement), the Agent may exercise all rights and remedies provided pursuant to the Loan Documents and exercise all rights of the Payees that are Loan Parties with respect to this Note.

Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor to the Secured Parties; provided that each Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in the Credit Agreement shall have occurred and be continuing (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor that is a Loan Party (each such Payor, an “Affected Payor”) or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such

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Affected Payor (except as expressly permitted by the Loan Documents), whether or not involving insolvency or bankruptcy, if an Event of Default (as defined in the Credit Agreement) has occurred and is continuing (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than obligations under or in respect of Specified Cash Management Agreements and Specified Swap Agreements and contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and no Letter of Credit shall remain outstanding (unless such Letter of Credit is Collateralized) before any Payee that is not a Loan Party (each such Payee, an “Affected Payee”) is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than obligations under or in respect of Specified Cash Management Agreements and Specified Swap Agreements and contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and no Letter of Credit shall remain outstanding (unless such Letter of Credit is Collateralized), any payment or distribution to which such Affected Payee would otherwise be entitled (other than equity or debt securities of such Affected Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Securities”)) in respect of this Note shall be made to the holders of Senior Indebtedness;

(ii)(x) if any Event of Default under Sections 8(a) or 8(g) of the Credit Agreement occurs and is continuing with respect to any Senior Indebtedness and (y) the Agent delivers notice to the Borrower instructing the Borrower that the Agent is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8(g) of the Credit Agreement), then, unless otherwise agreed in writing by the Agent in its reasonable discretion, no payment or distribution of any kind or character shall be made by or on behalf of any Affected Payor or any other Person on its behalf, and no payment or distribution of any kind or character shall be received by or on behalf of any Affected Payee or any other Person on its behalf, with respect to this Note until (x) the applicable Senior Indebtedness shall have been paid in full in cash (other than obligations under or in respect of Specified Cash Management Agreements and Specified Swap Agreements and contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and no Letter of Credit shall remain outstanding (unless such Letter of Credit is Collateralized) or (y) such Event of Default shall have been cured or waived; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Securities), in respect of this Note shall (despite these subordination provisions) be received by any Affected Payee in violation of the foregoing clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of the Agent, on behalf of the Secured Parties, and shall be paid over or delivered in accordance with the Security Documents.

Except as otherwise set forth in clauses (i) and (ii) of the immediately preceding paragraph, any Payor is permitted to pay, and any Payee is entitled to receive, any payment or prepayment of principal and interest on the Indebtedness evidenced by this Note.

To the fullest extent permitted by applicable law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or Affected Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agrees that the subordination of this Note is for the benefit of the Agent and the other Secured Parties. The Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Agent may, on behalf of itself and the Secured Parties, proceed to enforce the subordination provisions herein.

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The Indebtedness evidenced by this Note owed by any Payor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized (but not required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note shall not in any way replace, or affect the principal amount of, any intercompany loan outstanding between any Payor and any Payee prior to the execution hereof, and to the extent permitted by applicable law, from and after the date hereof, each such intercompany loan shall be deemed to incorporate the terms set forth in this Note to the extent applicable and shall be deemed to be evidenced by this Note together with any documents and instruments executed prior to the date hereof in connection with such intercompany Indebtedness.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall evidence only Indebtedness and not amounts owing in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, additional Subsidiaries of MVWC may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall be automatically incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Payor or its designee (which shall, at the Agent’s request, be the Agent, acting solely for these purposes as agent of the Payor) shall record the transfer of the right to payments of principal and interest on the Indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.

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THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

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[NAME OF COMPANY]

By:
Name:
Title:

[NAME OF COMPANY]

By:
Name:
Title:

[NAME OF COMPANY]

By:
Name:
Title:

[NAME OF COMPANY]

By:
Name:
Title:

[NAME OF COMPANY]

By:
Name:
Title:

[Global Intercompany Note]